PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR	DECEMBER [__], 2021, SUBJECT TO
COMPLETION

30,000,000 Shares

Representing Limited Liability Company Interests

This Offering Circular relates to the offering and sale of up to 30,000,000 unit-denominated common limited liability company interests, which we refer to as shares, in LunaDNA, LLC, which we refer to as LunaDNA, our Company, we, us or our, for an aggregate, maximum gross dollar offering of $2,100,000. The shares will not be offered for cash but in exchange for self-reported genomic, phenotypic, medical, health and related data satisfying our requirements, which we refer to as Member Data, as shown in the table below. The aggregate offering price or aggregate sales for our shares is based on the fair value of Member Data as established by an accepted standard. See “Securities Being Offered – Value of Consideration beginning on page 51.

Member Data Provided	Shares Issued	Estimated Fair Market Value
DNA Targeted Genes	10	$0.70
Genotyping by DNA Genome-wide Microarray or Sequencing	50	$3.50
DNA Exome	150	$10.50
DNA Whole Genome	300	$21.00
DNA Tumor Targeted Genes	10	$0.70
DNA Tumor Genome-wide Genotyping	50	$3.50
DNA Tumor Exome	150	$10.50
DNA Tumor Whole Genome	300	$21.00
DNA Targeted Methylation, including supporting collection information	10	$0.70
DNA Whole Genome Methylation, including supporting collection information	20	$1.40
RNA Genome-wide Expression, including supporting collection information	10	$0.70
RNA Targeted Gene Expression, including supporting collection information	20	$1.40
RNA Whole Transcriptome, including supporting collection information	40	$2.80
RNA Tumor Genome-wide Expression	10	$0.70
RNA Tumor Targeted Gene Expression	20	$1.40
RNA Tumor Whole Transcriptome	40	$2.80
Targeted Microbiome, including supporting collection information	20	$1.40
Whole Microbiome, including supporting collection information	50	$3.50
Health Records—Clinical Data	1	$0.07
Health Records—Prescription Reports, including supporting collection information	4	$0.28
PDF of Historical Health Record (per year of reports)	2	$0.14
Electronic Survey (per each 5 whole minutes it takes on average to complete)	1	$0.07
Personal Fitness Monitor (per 20 days of data)	2	$0.14
Clinically Certified Device (per 20 days of data)	10	$0.70
Nutrition Tracker (per 20 days of data)	2	$0.14

Based on these valuations, each share is deemed to have an offering price of approximately $0.07 per share, which we refer to as the Purchase Price.

See “Securities Being Offered—Consideration” and “—Value of Consideration” for information on the data required to be provided to the Company for each type of Member Data and our valuation of the types of Member Data, beginning on page 51.

This Offering is being made pursuant to Tier 2 of Regulation A, promulgated under the Securities Act of 1933, as amended.

This Offering will begin within two (2) calendar days after this Offering Circular has been qualified by the Securities and Exchange Commission, or the SEC. This Offering will continue until the earliest of the sale of all shares offered hereby, thirty-six months from the qualification of this Offering (or such later date as permitted by Rule 251(d)(3)(i)(F) of Regulation A), and the decision by our Manager to terminate the Offering. We are offering the shares directly to the public and no minimum number of shares are required to be sold. No underwriter, broker or dealer is involved in this offering and no underwriting, brokerage or dealer commissions will be paid in connection with this Offering. This Offering Circular, once qualified, will supersede the Company’s prior Offering Circular with respect to the shares, which Offering Circular was originally qualified on December 3, 2018 (the “Prior Offering Circular”). In accordance with Rule 251(d)(3)(i)(F) of Regulation A, the offering in the Prior Offering Circular will continue until the earlier of the qualification date of this Offering Circular or one hundred eighty (180) calendar days after the third anniversary of the initial qualification date of the Prior Offering Circular. This Offering Circular includes qualified and unsold securities covered by the Prior Offering Circular.

We are governed by the terms of our Limited Liability Company Operating Agreement, or our Operating Agreement, and are managed by LunaPBC, Inc., a Delaware public benefit corporation, which we refer to as our Manager, under the terms of a Management Agreement, which we refer to as our Management Agreement. See “Our Management Agreement” beginning on page 64. With limited exceptions, our Manager has the unilateral right to modify the Operating Agreement and Management Agreement, without the consent of any of our members. See “Our Limited Liability Company Operating Agreement—Unilateral Modification” beginning on page 60 and “Our Management Agreement— Amendment, Modification, or Waiver” beginning on page 64.

Our and our Manager’s principal executive office is located at 10070 Mesa Rim Road, San Diego, California, 92121, our phone number is (858) 299-4669, and our website is located at www.lunadna.com.

Our shares will not have any voting, consent or management rights relating to the management and operation of the Company, except to appoint a liquidator upon the dissolution of the Company if we do not have a manager at that time. Holders of shares will not be legally entitled to any profits we or our Manager derive from our database or our respective businesses, and will only be entitled to receive dividends and distributions as and when determined by our Manager, as our Manager, through its unilateral right to modify the distribution provisions of our Operating Agreement, has effective discretion not to pay dividends or distributions even if profits are otherwise available for distribution to our members pursuant to our Operating Agreement.. See “Securities Being Offered—Dividends and Distributions” beginning on page 48, “Our Limited Liability Company Agreement – Distributions and Dividends” beginning on page 56, and “Risks Related to our Securities—The declaration of distributions is at the discretion of our Manager” on page 18. Our shares are transferable only under limited circumstances. Due to the foregoing and our governance provisions, including the elimination of our Manager’s fiduciary duties, our members have extremely limited rights and remedies, which primarily consists of a member’s right to terminate his or her Purchaser Consent and have all of his or her Member Data purged, i.e., to withdraw his or her data from our database and resign as a member of our Company, or to have us purge selected Member Data. See “Our Limited Liability Company Operating Agreement” beginning on page 56.

Our shares are non-transferable, except in certain circumstances upon the death of a member or as may be required by law (for example, in the case of an individual’s bankruptcy or pursuant to a court order), and may be subject to automatic or elective redemption in the event of an unauthorized transfer, whether voluntary or by operation of law. See “Our Limited Liability Company Operating Agreement—Redemption Rights” beginning on page 57. No public market currently exists for our shares, and a public market for our shares will not develop, whether on a securities exchange, automated quotation system or otherwise.

Financial returns from the shares is highly speculative and you should not participate in this Offering if you expect a financial return. See “Risk Factors” beginning on page 10.

Generally, no sale may be made to you in this Offering if the aggregate Purchase Price you are deemed to have paid for shares in the form of contributions of Member Data is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. We deem this limitation to not apply to non-cash consideration, and therefore we deem this limitation to not limit the number of shares that you may purchase in this offering.

THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION. THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE.

THE SECURITIES OFFERED HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE REGULATORY AUTHORITY NOR HAS ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

	Number of Shares	Purchase Price	Underwriting discount and commissions (1)	Proceeds to issuer (2)(3)
Per share	1	$0.07	N/A	$2,100,000
Maximum Offering	30,000,000	$2,100,000	N/A	$2,100,000

(1)	No underwriter, broker or dealer is involved in this Offering and there will be no underwriting, brokerage or dealer commissions paid in connection with this Offering.
(2)

The amounts shown are deemed proceeds before deducting our offering expenses which may include legal, accounting, printing, due diligence, marketing, consulting, finder’s fees, selling and other costs incurred in this Offering.

(3)

We will receive Member Data instead of cash as consideration for the sale of shares. We have set the Purchase Price of shares for Member Data based on our management’s evaluation of the fair value of each type of Member Data.

The date of this Offering Circular is [__], 202[ ]

THIS OFFERING CIRCULAR CONTAINS FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, OUR COMPANY, OUR BUSINESS PLAN AND STRATEGY, AND OUR INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO OUR MANAGER. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT OUR MANAGER’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE OUR COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

SUMMARY OF INFORMATION IN OFFERING CIRCULAR

As used in this Offering Circular, references to our “Company,” “LunaDNA” “we,” “our”, or “us” refer to LunaDNA, LLC, a Delaware limited liability company, unless the context otherwise indicated.

You should carefully read all information in this Offering Circular, including the financial statements and their explanatory notes, prior to making an investment decision.

The Company

Organization:	We were organized under the laws of the State of Delaware on April 23, 2018. Our principal executive office is located at 10070 Mesa Rim Road, San Diego, California 92121.

Capitalization:	Our Limited Liability Company Operating Agreement, which we refer to as our Operating Agreement, does not restrict the number of common limited liability company interests, which we refer to as our shares, that we may issue. As of the date of this Offering Circular [__] shares are issued and outstanding. Our Operating Agreement authorizes our Manager to designate and issue preferred limited liability company interests and other classes and series of equity securities.

Management:

We are managed by LunaPBC, Inc., a Delaware public benefit corporation, which we refer to as our Manager, under the terms of a Management Agreement, which we refer to as our Management Agreement. Our Manager’s principal executive office is located at 10070 Mesa Rim Road, San Diego, California 92121.

Our Manager may modify the terms of our Operating Agreement and our Management Agreement, including the compensation paid to the Manager, unilaterally. Such modifications generally, but not always, require advance notice to members. See “Unilateral Modification of Rights” below.

Prior Offering:	The Company commenced a prior offering of shares under Regulation A (the “Prior Offering”) pursuant to the Prior Offering Circular. In accordance with Rule 251(d)(3)(i)(F) of Regulation A, the Prior Offering will continue until the earlier of the qualification date of this Offering Circular or one hundred eighty (180) calendar days after the third anniversary of the initial qualification date of the Prior Offering Circular, which was December 3, 2018. As of November 30, 2021, 368,392 shares have been issued and an additional 454,258 have been earned but not yet issued as part of the Prior Offering.

Our Business

Description of Business:	We have built the world’s first and largest human health database of Member Data owned (as described in this Offering Circular) by a community comprised of its members, which we refer to as our Database. Our Database is comprised of various types of genomic and phenotypic data, such as medical, health and health-related data, as described under “Description of Business – Our Solution” beginning on page 32. Through community participation, are creating a dynamic, secure, and longitudinal database along with a supporting ecosystem geared towards the improvement of human health. By making the Database available to researchers for discovery, with our members’ consent, we are facilitating innovations which lead to new treatments, increased actionability, and greater predictive power of genomic information for disease and wellness applications. The personal health impact, societal health benefits, and economic value that can be created through clearer associations between genomics and health outcomes can be realized in myriad ways, including accelerating toward an era of precision medicine and preventative healthcare.

The Offering

Class of Securities Offered:	Unit-denominated common limited liability company interests in LunaDNA, LLC, which we refer to as shares.

Number of Shares Offered:	Up to 30,000,000 shares.

Purchase Price:	Each share will be offered in exchange for specific types of genomic, phenotypic, medical, health and related data which meets our requirements, which we refer to as Member Data, as described under “Securities Being Offered—Consideration” beginning on page 49. We have allocated the number of shares offered for each type and amount of Member Data based on our Manager’s determination of the fair value of the various types of Member Data to equal $0.07 per share, which we refer to as the Purchase Price.

Use of Proceeds:	We will not receive cash proceeds from the sale of shares in this Offering. The Member Data will be used to build our Database. See “Use of Proceeds” beginning on page 24 and “Description of Business – Our Solution” beginning on page 32.

Shares Outstanding:	As of November 30, 2021, we have issued 368,392 shares, with an additional 454,258 shares earned but not yet issued.

Number of shares after the Offering:	If the Company is successful in selling all 30,000,000 shares offered hereby, then after the completion of this Offering there will be 30,368,392 shares issued and outstanding.

Termination of the Offering:	This Offering will continue until earliest of the sale of all of the shares offered hereby, thirty-six months from the qualification of this Offering (or such later date as permitted by Rule 251(d)(3)(F) of Regulation A), or the decision by our Manager to terminate this Offering.

Market for our shares:	Our shares are non-transferable, except in certain circumstances upon the death of a member or as may be required by law (for example, in the case of an individual’s bankruptcy or pursuant to a court order), and will not be listed for trading on any exchange or automated quotation system.

Company Offering:	We are offering the shares directly to the public and no minimum number of shares are required to be sold. No underwriter, broker or dealer is involved in this Offering and there will be no underwriting, brokerage or dealer commissions paid in connection with this Offering.

Risk Factors:	Our services will involve the storage and transmission of Member Data, and theft and security breaches expose us to a risk of loss of this information, improper use and disclosure of such information, litigation, and potential liability. If your Member Data is somehow made public or made available through a security breach, it may be used to identify you and identify relatives, among other consequences. Because we are not a “covered entity”, the privacy and other protections afforded to patients by the Health Insurance Portability and Accountability Act of 1996, as amended (HIPPA), do not apply to us. See “Risk Factors” beginning on page 10 for an expanded discussion of these and other risks, which should be considered carefully before deciding to purchase shares.

The Shares

Unilateral Modification of Rights:

Our Manager has the right to modify our Operating Agreement (subject to limited exceptions) and the Management Agreement, including the payment and distribution provisions, the compensation paid to our Manager, and our license to the Database IP, unilaterally (i.e., without the consent of any of our members). Our Manager may not, however, modify either the limitation of liability of our members for the debts, obligations or liabilities of our Company, or the basic right of a member to withdraw his or her Member Data from our Database by electing to terminate his or her Purchaser Consent with regard to all of his or her Member Data or to have us purge selected Member Data.

All descriptions of the terms of our Operating Agreement, the Management Agreement, the license to Database IP, the terms of the shares and the rights of our members made in this Offering Statement should be read subject to both the Manager’s unilateral modification right and your basic right to terminate your Purchaser Consent and to have us purge selected Member Data.

If our Manager believes that the modification may reasonably have an adverse effect on the rights or obligations of any member (in the case of the Operating Agreement) or our Company (in the case of the Management Agreement), we will provide our members not less than 30 days advance notice of the modification, thereby giving members the opportunity to have us purge all or some of their Member Data from our Database before the effective date of the changes. If our Manager reasonably believes that a modification will not have an adverse effect on the rights or obligations of any member or the company, we are not required to give advance notice of the modification to members.

See “Our Limited Liability Company Operating Agreement—Unilateral Modification” beginning on page 60 and “Our Management Agreement— Amendment, Modification, or Waiver” beginning on page 64.

Purchaser Consent:	By purchasing any shares in this Offering, the purchaser is granting us certain rights to his or her Member Data used to purchase those shares pursuant to the LunaDNA Consent, which we refer to as the Purchaser Consent. See “Purchaser Consent” beginning on page 66 and “Securities Being Offered—Purchaser Consent” beginning on page 55.

Voting Rights:	Our members will not have any voting, consent or management rights relating to the management and operation of our Company, except to appoint a liquidator upon the dissolution of our Company if we do not have a Manager at that time. See “Securities Being Offered—Voting Rights” beginning on page 55.

Dividends and Distributions:	We are required under our Operating Agreement to effect a distribution of accumulated net earnings at least once annually, subject to the availability of sufficient funds for such purpose. Our Manager may elect not to make an annual distribution if, after payment of all estimated costs to be incurred in effecting the distribution, the distribution would be less than $0.02 per share. See “Securities Being Offered—Dividends and Distributions” beginning on page 48 and “Risks Related to our Securities—The declaration of distributions is at the discretion of our Manager” on page 18. Distributions may never be declared and our Manager has the unilateral right to modify the terms of our Operating Agreement relating to distributions, generally, but not always, with advance notice to members. See “Unilateral Modification of Rights” above. While our Manager currently does not intend to modify the distribution provisions of our Operating Agreement to reduce or eliminate the frequency or amount of distributions to our members, as noted, our Manager has the unilateral right to do so. Examples of possible modifications include increasing the minimum distribution amount if our distribution costs increase, providing for non-cash distributions to our members (such as non-cash payments received from researchers), or reflecting the creation and issuance of a new class of limited liability company interests.

Redemption Rights:

A member may elect at any time to terminate his or her Purchaser Consent for us to use his or her Member Data or to purge (i.e., delete) selected (or all) of his or her Member Data, which will have the effect of revoking his or her Purchaser Consent as it relates to such Member Data (but not any other Member Data not purged). Such an election will result in the redemption of all of the member’s shares (in the event of termination of his or her Purchaser Consent) or of all of the shares purchased with the affected Member Data (in the case of purging Member Data). No consideration will be paid to members if their shares are redeemed. Upon certain other events, such as a fraudulent data submission or an invalid data submission, or an attempted or involuntary transfer of shares, we will either automatically redeem the affected shares, or have the option to redeem them. Upon the death of a member, we will redeem the member’s shares unless the member has designated a beneficiary for such shares upon becoming of aware of the death of that member. Subject to certain exceptions at the election of a member, including the affirmative election by a member to donate the Member Data to us, if any shares are effectively redeemed, either by a member or by us, our right to use the associated Member Data will be cancelled and the data may be purged from our Database or archived. See “Our Limited Liability Company Operating Agreement—Redemption Rights” beginning on page 57.

Our Manager has the right to modify these provisions of the Operating Agreement as described under “Unilateral Modification of Rights” above; however, the Operating Agreement may not be amended without the affected member’s consent to remove the basic right of the member at any time to terminate his or her Purchaser Consent or to have us purge any selected portion of his or her Member Data. See “Our Limited Liability Company Operating Agreement—Unilateral Modification.”

Transfer of shares:	The shares are non-transferable, except in certain circumstances upon death of a member or as may be required by law (for example, in the case of an individual’s bankruptcy or pursuant to a court order) or with our Manager’s consent (which our Manager does not currently anticipate granting). See “Our Limited Liability Company Operating Agreement—Transfer of Shares” and “—Redemption Rights” beginning on page 57.

RISK FACTORS

In evaluating the Company and an investment in any shares, careful consideration should be given to the following risk factors, in addition to the other information included in this Offering Circular. Each of these risk factors could materially adversely affect the Company’s business, operating results or financial condition, as well as adversely affect the distributions available for our shares and their value. The following is a summary of the most significant factors that make the future availability of distributions on the shares, and hence their value, highly speculative. The Company is also subject to many risks to which other companies in its industry, and companies in the United States generally, are exposed, which risks are not described below. These include risks relating to economic downturns, political and economic events, and technological developments. Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company

If our efforts to attract and retain members are not successful, our number of members and the amount of Member Data in our Database could fail to grow or decline and our potential to earn revenues may be materially affected.

We are dependent on medical or research organizations to pay us for data discovery activities involving the Database. We must attract members to grow the Database and make it attractive to these third parties. If the public does not perceive our mission or our services to be reliable, valuable or of high quality, we may not be able to attract or retain members and create a viable Database, and our ability to earn revenues could be materially adversely affected.

Privacy concerns relating to our Database could damage our reputation and deter current and potential members from contributing additional Member Data to the Database. If our security measures are breached resulting in the improper use and disclosure of Member Data, our Database may be perceived as not being secure, users and customers may curtail or stop using the Database, and we may incur significant legal and financial exposure.

Concerns about our practices with regard to the collection, use, disclosure, or security of Member Data or other privacy related matters, even if unfounded, could damage our reputation and adversely affect our operating results.

Our services will involve the storage and transmission of Member Data, and theft and security breaches expose us to a risk of loss of this information, improper use and disclosure of such information, litigation, and potential liability. Any systems failure or compromise of our security that results in the release of Member Data, or in our or our users’ ability to access such data, could seriously harm our reputation and brand and, therefore, our business, and impair our ability to attract and retain members. Additionally, if your Member Data is somehow made public or made available through a security breach, it may be used to identify you and identify relatives. We will use technical, physical, and administrative controls to protect member personal information and Member Data from unauthorized access or disclosure and to ensure the appropriate use of this information. We also will require any partners that we work with to have similar controls. Further, we will disaggregate all genomic and phenotypic Member Data from member identifying information (such as name, address, and Social Security Number) from one another to decrease the likelihood that a breach would compromise a member’s identity.

We may experience cyber attacks of varying degrees. Our security measures may also be breached due to employee error, malfeasance, system errors or vulnerabilities, including vulnerabilities of our vendors, suppliers, their products, or otherwise. Such breach or unauthorized access, increased government surveillance, or attempts by outside parties to fraudulently induce employees, users, or customers to disclose sensitive information in order to gain access to Member Data could result in significant legal and financial exposure, damage to our reputation, and a loss of confidence in the security of the Database that could potentially have an adverse effect on our business. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, become more sophisticated, and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Additionally, cyber attacks could also compromise trade secrets and other sensitive information and result in such information being disclosed to others and becoming less valuable, which could negatively affect our business. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose members and customers.

If we cease to continue as a going concern, due to lack of funding or otherwise, you may lose your entire investment in the company.

Our financial statements have been prepared on a going concern basis. Our Company has no plans to raise capital to fund its operations, and we are therefore dependent on our Manager for all organizational expenses and presently dependent on our Manager for all operational expenses. Our Manager was obligated to cover our expenses until March 31, 2020 pursuant to our Operating Agreement. We are obligated to promptly reimburse our Manager for all our expenses advanced by our Manager, in accordance with our Management Agreement. Our dependence on our Manager for funding of these expenses raises substantial doubt about our ability to continue as a going concern.

Our Manager’s capacity to fund all of our organizational expenses and to fund our operational expenses and the development expenses through the time when we generate significant revenues from operations is dependent on our Manager’s existing cash resources and its ability to obtain additional capital financing from investors sufficient to meet our needs and the needs of our Manager’s other operations. Our Manager presently intends to seek a combination of equity capital and convertible debt capital from outside investors, but it presently has no financing commitments. Our Manager intends to raise capital that, combined with its existing cash resources, will be sufficient to fund all of our organizational expenses and to fund our operational expenses and the development expenses through the time when we generate significant revenues, at which time our revenues may be used to pay both our operational expenses and the management fee to our Manager (which management fee may then fund further development expenses). However, there can be no assurance that our Manager will be successful in its fundraising efforts. If our Manager is not successful in its intended fundraising efforts, our Manager may be required to delay various planned expenditures for development and marketing of our Database, which delays could materially adversely delay generation of revenues and potentially jeopardize our ability to continue as a going concern.

Our success depends on the growth of markets for analysis of genomic information.

We are currently targeting customers for data discovery activities involving our Database, including academic and government research institutions and pharmaceutical and other life science companies. Our customers may use de-identified information from our Database for research and for a wide variety of diagnostic and discovery applications. These markets are new and emerging, and they may not develop or reach their full potential as quickly as we anticipate. The development of the market for genomic information and the success of our Database depends in part on the following factors:

•	demand by researchers for genomic and phenotypic information;

•	the usefulness of genomic and phenotypic information in identifying or treating disease;

•	the ability of our customers to successfully analyze the genomic and phenotypic information we provide;

•	the ability of researchers to convert genomic and phenotypic information into medically valuable information; and

•	the development of software tools to efficiently search, correlate and manage genomic and phenotypic data.

In addition, factors affecting research and development spending generally, such as changes in the regulatory environment affecting pharmaceutical and other life science companies and changes in government programs that provide funding to companies and research institutions, could harm our business. If our target markets do not develop in a timely manner, demand for our service may grow at a slower rate than we expect, or may fall, and we may not generate cash for distributions to members.

Our business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data protection, content, competition, consumer protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.

We are subject to a variety of laws and regulations in the United States and abroad that involve matters central to our business, such as privacy, data protection and personal information, rights of publicity, content, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, electronic contracts and other communications, competition, protection of minors, consumer protection, taxation and securities law compliance. Expansion of our activities in certain jurisdictions, or other actions that we may take, may subject us to additional laws, regulations, or other government scrutiny. In addition, foreign data protection, privacy, content, competition, and other laws and regulations can impose different obligations or be more restrictive than those in the United States.

We are currently accepting only members who are resident in the United States, but if we accept European members, the European General Data Protection Regulation (GDPR) will apply to us. The GDPR increases privacy rights for individuals in Europe, extends the scope of responsibilities for data controllers and data processors and imposes increased requirements and potential penalties on companies offering goods or services to individuals who are located in Europe or monitoring the behavior of such individuals (including by companies based outside of Europe). Noncompliance can result in penalties of up to the greater of €20 million, or 4% of global company revenues. See “Description of Business — Government Regulation.”

These U.S. federal and state and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government authorities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the newer industry in which we operate, and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices.

These laws and regulations, as well as any associated inquiries or investigations or any other government actions, may be costly to comply with and may delay or impede our international growth, result in negative publicity, increase our operating costs, require significant management time and attention, and subject us to remedies that may harm our business.

The Health Insurance Portability and Accountability Act of 1996 currently does not apply to us, and hence our members’ Member Data will not be protected by that law.

We are not subject to the Health Insurance Portability and Accountability Act of 1996, as amended, commonly known as HIPAA, even though we will have access to, store, process and transmit sensitive personal, health and medical information, because we are not a “covered entity” for purposes of that statute. HIPAA is designed to protect medical records and other personal health information by limiting their use and disclosure, giving patients the right to access, amend and seek accounting of their own health information and limiting most uses and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. Various government agencies may enforce these provisions of HIPAA and impose civil or criminal penalties for HIPAA violations. Because we are not subject to HIPAA, we will not be subject to the civil and criminal penalties available to government agencies and, accordingly, we may not have the same incentive to protect Member Data as would a covered entity subject to HIPAA’s requirements.

Our current lack of geographic diversity exposes us to risk.

Our operations are currently geographically limited to the United States and we are currently only accepting members who are resident in the United States. As a result of this geographical concentration, our Database may lack data diversification desired by our customers. We plan to expand our operations and member admissions internationally in order to increase the diversity of our Database, and if and when we do, such expansion would subject us to additional laws and regulations, such as data privacy, health and securities laws and regulations, place increased responsibilities on our Manager, divert resources from other operations and expose us to new risks of foreign operations.

We will depend upon third parties to generate Member Data who may become our direct competitors if they determine that they could create an ecosystem that competes with our Database.

Our ability to grow the Database depends on our ability to draw individuals to provide us with Member Data. Many types of Member Data must be generated by third parties, who provide it to potential members who then submit it to us. We will therefore depend on these third parties to provide consistent and reliable Member Data. These third parties could increase the costs to obtain Member Data or seek to interfere with potential members’ ability to provide the Member Data to us. Additionally, some of these third parties are, or could become, our direct competitors, if they determine that they could create an ecosystem to compete with our Database.

If we experience excessive rates of member attrition, our ability to attract customers or to enable genomic discovery could fail.

Members may elect to have their Member Data purged from our Database at any time. We must continually add new members both to replace members who choose to purge their data and to increase our member base. Members may choose to purge their Member Data for many reasons. If members are concerned about privacy and security and do not perceive our services to be reliable, if we fail to keep members engaged and interested in our mission and purpose, if we fail to generate sufficient cash to make distributions to members, or if we simply lose our members’ attention, we could fail to populate the Database with sufficient Member Data and our ability to earn revenues may be materially affected.

If members to do not recurrently provide us with certain types of Member Data, we could fail create a longitudinal database.

Certain types of our Member Data, such as personal fitness data or nutrition data will need to be contributed by Members recurrently in order for such data to provide full value to our potential customers. If our members fail to provide us with suitable longitudinal data, we will not be create a longitudinal Database and our ability to earn revenues may be materially affected.

Unfavorable media coverage could negatively affect our business.

Unfavorable publicity regarding, for example, our privacy practices, terms of service, regulatory activity, the actions of third parties, the use of our products or services for illicit, objectionable, or illegal ends or the actions of other companies that provide similar services to us, could adversely affect our reputation. Such negative publicity also could have an adverse effect on the size, engagement, and loyalty of our member base and result in member attrition and decreased revenue, which could adversely affect our business and financial results.

Because the market for genomic information is relatively new and rapidly evolving, we may become subject to additional future governmental regulation, which may place additional cost and time burdens on our operations.

We are subject, both directly and indirectly, to the adverse impact of existing and potential future government regulation of our operations and markets. The life sciences and pharmaceutical industries, which are significant target markets for our services, have historically been heavily regulated. There are comprehensive federal and state laws regarding matters such as the privacy of patient information and research in genetic engineering.

Legislative bodies or regulatory authorities may extend existing or adopt additional laws and regulations that adversely affect our market opportunities or services. Regulatory approval processes may be expensive, time-consuming and uncertain, and our failure to obtain or comply with these approvals or clearances could harm our business, financial condition or operating results.

We may face competition from a number of different sources, and our failure to compete effectively could materially impact our revenues, results of operations and financial condition.

We face competition in our business from a variety of organizations. If we fail to meet our members’ expectations, we could fail to retain existing or attract new members, either of which could harm our business and results of operations.

We expect our competition to grow via the emergence of new participants in our market. Our future competitors may include other genomics-focused businesses, governments, not-for-profit entities and other entities. Our competitors may have greater resources, more well-established brand recognition or more sophisticated technologies than we do.

To compete effectively, we may need to expend significant resources on data acquisition, technology, marketing and advertising. If we do not compete effectively, our ability to retain and expand our Database, and our revenues, results of operations and financial condition, could be materially adversely affected.

Challenges in acquiring Member Data could materially adversely affect our ability to retain and expand our Database, and therefore could materially affect our business, financial condition and results of operations.

In order to expand our Database, we must continue to expend resources to make the submission of Member Data as user-friendly as possible. We, and our members, may face legal, logistical, cultural and commercial challenges in procuring Member Data. Relevant records may be widely dispersed and difficult or costly for our members to obtain. Once obtained, the process for submission, validation and exchange for shares may be perceived as too cumbersome and discourage potential members from submission. We may need to expend significant resources on user interfaces for evolving platforms, such as mobile devices. Inconveniences to our members or potential members at any stage of the process may materially challenge our growth.

If we fail to ensure that the Member Data in our Database is of high quality, our ability to attract customers or to enable genomic discovery could suffer.

The reliability of our Member Data depends upon the integrity and the quality of the process of accepting Member Data into our Database. We will take certain measures to validate the Member Data submitted by our members and potential members to assure a high quality of data in our Database including requiring members to provide supporting information along with submissions, employing spam-blocking techniques, cross-checking data, assessing overlap and generally confirming that data is submitted in accordance with our terms for such data type. We must continue to invest in our quality control measures relating to the Database in order to provide a high quality product to potential customers.

Our failure to attract, integrate and retain highly qualified key personnel could harm our business.

To execute our growth plan, our Manager must attract and retain highly-qualified personnel. Competition for employees with appropriate qualifications is intense, and our Manager may not be successful in attracting and retaining qualified personnel. Our competitors may have greater resources than our Manager has. Our unique business structure may make it more difficult for our Manager to attract and incentivize top talent. If our Manager fails to attract new personnel, or fails to retain and motivate its current personnel, our business and future growth prospects could be materially adversely affected.

We depend on the continued service and performance of our key personnel of our Manager. The loss of key personnel, including key members of our Manager’s management team, as well as certain key marketing, product development or technology personnel, could disrupt our operations and have a material adverse effect on our ability to operate or grow our business.

Any continued service outages or a significant disruption in service on our websites or in our Database could damage our reputation and result in a loss of Members, which would harm our business and operating results.

Our brand, reputation and ability to attract, retain and serve our members depends upon the reliable performance of our Database, websites, network infrastructure and content delivery processes. Interruptions in these systems, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the security or availability of our Database and websites and prevent our members and customers from accessing our data and using our services. Problems with the reliability or security of our systems may harm our reputation and cause members to revoke consent to our use of, or to purge selected portions of, their Member Data, and the cost of remedying these problems could negatively affect our business, financial condition and results of operations.

Expenses or liabilities resulting from litigation could materially adversely affect our results of operations and financial condition.

We may become party to various legal proceedings and other claims that arise in the ordinary course of business or otherwise in the future. Such matters are subject to many uncertainties and outcomes are not predictable. In addition, any such claims or litigation may be time-consuming and costly, divert management resources, require us to change our products and services, require us to accept returns of software products, require us to redeem shares of members, or have other adverse effects on our business. If one or more of these legal matters resulted in an adverse monetary judgment against us, such a judgment could have a material adverse effect on our results of operations and financial condition.

If we are unable to manage our marketing and advertising expenses, it could materially harm our results of operations and growth.

We plan to rely in part on our marketing and advertising efforts to attract new members. Our future growth and profitability, as well as the maintenance and enhancement of our brand, will depend in large part on the effectiveness and efficiency of our marketing and advertising strategies and expenditures. If we are unable to maintain our marketing and advertising channels on cost-effective terms, our marketing and advertising expenses could increase substantially, and our business, financial condition and results of operations may suffer. In addition, we may be required to incur significantly higher marketing and advertising expenses than we currently anticipate if excessive numbers of members withdraw their Member Data from our Database.

Failure to comply with federal, state and local laws and regulations or our contractual obligations relating to data privacy, protection and security of Member Data, and civil liabilities relating to breaches of privacy and security of Member Data, could damage our reputation and harm our business.

A variety of federal, state and local laws and regulations govern the collection, use, retention, sharing and security of Member Data. We collect Member Data from and about our members when they purchase shares and maintain that date in our Database. Claims or allegations that we have violated applicable laws or regulations related to privacy, data protection or data security could in the future result in negative publicity and a loss of confidence in us by our members and potential new members, and may subject us to fines and penalties by regulatory authorities. In addition, we have privacy policies and practices concerning the collection, use and disclosure of Member Data as part of our agreements with our members, including ones posted on our website. Several Internet companies have incurred penalties for failing to abide by the representations made in their privacy policies and practices. In addition, our use and retention of Member Data could lead to civil liability exposure in the event of any disclosure of such information due to hacking, malware, phishing, inadvertent action or other unauthorized use or disclosure. Several companies have been subject to civil actions, including class actions, relating to this exposure.

A number of new laws coming into effect and/or proposals pending before federal, state and foreign legislative and regulatory bodies will likely affect our business. For example, the State of California recently enacted the California Consumer Privacy Act (“CCPA”), which came into effect in 2020. The CCPA creates new data access and opt-out rights for consumers, which created new requirements for us and other companies that operate in California. See “Description of Business — Government Regulation.”

We have incurred, and will continue to incur, expenses to comply with data privacy, protection and security standards and protocols for Member Data imposed by law, regulation, self-regulatory bodies, industry standards and contractual obligations. Such laws, standards and regulations, however, are evolving and subject to potentially differing interpretations, and federal, state and provincial legislative and regulatory bodies may expand current or enact new laws or regulations regarding privacy matters. We plan to accept members from other countries in the future, which may subject us to the personal, medical, health and other data privacy, protection and security laws of those countries, We are unable to predict what additional legislation, standards or regulation in the area of privacy and security of personal information could be enacted or its effect on our operations and business.

If we are unable to satisfy data privacy, protection, security, and other government- and industry-specific requirements, our growth could be harmed.

We need or may in the future need to comply with a number of data protection, security, privacy and other government- and industry-specific requirements, including those that require companies to notify individuals of data security incidents involving certain types of personal data and including privacy regulations related to health and medical information. Security compromises could harm our reputation, erode user confidence in the effectiveness of our security measures, negatively impact our ability to attract new members, or cause existing members to withdraw their Member Data from our Database.

Risks Related to Intellectual Property

We have a non-exclusive license to the Database IP. Our Manager may grant additional non-exclusive licenses to third parties.

Our Manager may make, use, offer to sell, or sell the intellectual property that powers our database, or the Database IP, without our consent and without accounting to us. We cannot assure that our Manager will not grant additional licenses in the future to third parties, including potential direct competitors to our business. Any such licenses may enable third parties to develop and market products competitive with ours, provided that they do not infringe our other intellectual property rights, which could materially adversely affect our revenue, financial condition and results of operations.

Our Manager may unilaterally change the terms of our license to the Database IP.

Our Manager effectively has the right to modify the terms of our license to the Database IP, which is granted in the Management Agreement, unilaterally. See “Our Management Agreement— Amendment, Modification, or Waiver” beginning on page 64. As a result, our Manager may revoke our right to use the Database IP, which could have a materially adverse effect on our business.

If our intellectual property and technologies are not adequately protected to prevent use or appropriation by our competitors, the value of our brand and other intangible assets may be diminished, and our business may be materially affected.

Our future success and competitive position depend in part on our ability to protect our proprietary technologies and intellectual property. At the present time, all of our intellectual property is owned by our Manager and licensed to us. Our Manager relies and expects to continue to rely on a combination of confidentiality and license agreements with its employees, consultants and third parties with whom it has relationships, as well as on the protections afforded by trademark, copyright, patent and trade secret law, to protect its and our proprietary technologies and intellectual property. Because certain of the trademarks we use contain words or terms that have a common usage, our Manager may have difficulty registering them in certain jurisdictions.

There can be no assurance that the steps we or our Manager take will be adequate to protect our technologies and intellectual property, that patent and trademark applications will lead to issued patents and registered trademarks in all instances, that others will not develop or patent similar or superior technologies, products or services, or that the patents, trademarks and other intellectual property we use do not infringe or misappropriate others’ rights or will not be challenged, invalidated or circumvented by others. Furthermore, the intellectual property laws of other countries from which our websites may be accessed may not protect our products and intellectual property rights to the same extent as the laws of the United States.

In addition, third parties may knowingly or unknowingly infringe our patents, trademarks and other intellectual property, and litigation may be necessary to protect and enforce our intellectual property rights. We are dependent on our Manager to commence litigation. Our Manager has no obligation to do so, and we currently have no agreement with our Manager with respect to the allocation of costs for litigation to protect intellectual property we use. Any intellectual property litigation could be very costly and could divert management attention and resources. If the protection of our technologies and intellectual property is inadequate to prevent use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to mimic our services and methods of operations more effectively. Any of these events would have a material adverse effect on our business, financial condition and results of operations.

We also expect that the more successful we are, the more likely it will become that competitors will try to develop products that are similar to ours, which may infringe on our proprietary rights. It may also be more likely that competitors will claim that our products and services infringe on their proprietary rights. If we or our Manager is unable to protect our proprietary rights or if third parties independently develop or gain access to our or similar technologies, our business, revenues, reputation and competitive position could be harmed.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information. Failure to protect our proprietary information could make it easier for third parties to compete with our products and harm our business.

In order to protect our proprietary technologies and processes, our Manager will rely in part on security measures, as well as confidentiality agreements with its and our employees, licensees, independent contractors and other advisors. These measures and agreements may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized use or disclosure of confidential information. We or our Manager could lose future trade secret protection if any unauthorized disclosure of trade secrets occurs. In addition, others may independently discover our confidential and proprietary know-how or technologies, and in such cases, neither we nor our Manager could assert any trade secret claims against them. Laws regarding trade secret rights in certain markets in which we operate may afford little or no protection to our trade secrets. The loss of trade secret protection could make it easier for third parties to compete with our products by copying functionality. In addition, any changes in or unexpected interpretations of the trade secret and other intellectual property laws in any country in which we operate may compromise our or our Manager’s ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. Depending on the nature of the trade secret, we may be dependent on our Manager to bring any such litigation. Our Manager has no obligation to do so, and we currently have no agreement with our Manager with respect to the allocation of costs for litigation to protect trade secrets that our Manager licenses to us. Failure to obtain or maintain trade secret protection could materially affect our business, revenues, reputation and competitive position.

Intellectual property claims against us could be costly and result in the loss of significant rights related to, among other things, our websites, content indexes, and marketing and advertising activities.

Trademark, copyright, patent and other intellectual property rights are important to us and other companies. Our intellectual property rights extend to our technologies, business processes and the content on our websites and social media accounts. We currently license the technology that enables our Database and the software that powers our website from our Manager. We also use intellectual property licensed from third parties in merchandising our products and marketing and advertising our services. From time to time, third parties may allege that we have violated their intellectual property rights. Our Manager is obligated to indemnify us for claims of infringement based on the technology that enables our Database and the software that powers our website, subject to various exceptions, but our Manager is not obligated to indemnify us for claims of infringement based on other intellectual property licensed from it, including trademarks, trade dress, logos, internet domain names, and images, text, multimedia and associated consent on our website and social media accounts which our Manager created or may create for us. If there is a valid claim against us for infringement, misappropriation, misuse or other violation of third-party intellectual property rights, and we or our Manager is unable to obtain sufficient rights or develop non-infringing intellectual property or otherwise alter our business practices on a timely basis, our business and competitive position may be materially adversely affected.

Many companies are devoting significant resources to obtaining patents that could affect many aspects of our business. There are numerous patents that broadly claim means and methods of conducting business on the Internet. We have not exhaustively searched patents relevant to our technologies and business. If we are forced to defend ourselves or our Manager against intellectual property infringement claims, we will be reliant upon our Manager to do so, and whether the claims are made with or without merit or are determined in our favor, we may face costly litigation, diversion of technical and management personnel, limitations on our ability to use our current websites or the Database or inability to market or provide our products or services. As a result of any such dispute, we or our Manager may have to develop non-infringing technology, pay damages, enter into royalty or licensing agreements, cease providing certain products or services, adjust our merchandizing or marketing and advertising activities or take other actions detrimental to our business to resolve the claims. These actions, if required, may be costly or unavailable on terms acceptable to us. In addition, co-branding, distribution and other partnering agreements may require us to indemnify our partners for third-party intellectual property infringement claims, which could increase the cost to us of an adverse ruling in such an action.

In addition, as a publisher of online content, we face potential liability for negligence, copyright, patent or trademark infringement or other claims based on the nature and content of data and materials that we publish or distribute. These claims could arise with respect to both institutional and user-generated content. Litigation to defend these claims could be costly and any other liabilities we incur in connection with the claims may have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Securities

You should not rely on the Purchase Price as being an accurate measure of the current value of our shares.

Our Manager has determined the offering price per share, or the Purchase Price, to be $0.07. Our Manager’s objective in determining the Purchase Price was to arrive at a value, based on the most recent data available, that it believed was reasonable based on methodologies that it deemed appropriate.

As with any valuation method, the methods used to determine the Purchase Price were based upon a number of assumptions, estimates and judgments that may not be accurate or complete. The Purchase Price is not a representation or indication that, among other things: a stockholder would ultimately realize distributions per share with a discounted cash value equal to the Purchase Price, whether from cash flows or upon a hypothetical sale of our Company (which is not anticipated) to a third party; or a third party would offer the Purchase Price per share for rights similar to those given to the Company via a member’s Purchaser Consent.

There is no trading market for our shares and our shares are non-transferable.

There is no trading market for our shares and our shares are non-transferable, except in certain circumstances upon death of a member or as required by law (for example, in the case of an individual’s bankruptcy or pursuant to a court order) or with our Manager’s consent (which our Manager does not currently anticipate granting). See “Our Limited Liability Company Operating Agreement – Transfer of Shares” and “—Redemption Rights” beginning on page 57. Members have no control over the distributions they may receive upon their shares and no means other than such distributions to realize income for their shares.

The declaration of distributions is at the discretion of our Manager.

Our Operating Agreement reflects our intention to effect a distribution of accumulated net earnings at least once annually, subject to the availability of funds for such purpose and the other terms and conditions described under the heading “Securities Being Offered—Dividends and Distributions” beginning on page 48. However, with limited exceptions, our Manager has the right unilaterally to modify the terms of our Operating Agreement, including the terms relating to payments of distributions. Our Manager also has the unilateral right to modify the terms of our Management Agreement relating to the Manager’s compensation, which would affect the availability of funds for distributions. See “Our Limited Liability Company Operating Agreement—Unilateral Modification” beginning on page 60 and “Our Management Agreement— Amendment, Modification, or Waiver” beginning on page 64. As a result, our Manager may never cause the declaration of a distribution, and our members may never receive a distribution, even if our business generates substantial profits.

You have limited voting rights.

Our members will not have any voting, consent or management rights relating to the management and operation of our Company, except to appoint a liquidator upon the dissolution of our Company if we do not have a Manager at that time.

Our Manager has broad authority to change the terms of our Operating Agreement or the Management Agreement.

With limited exceptions, our Manager may amend the Operating Agreement or the Management Agreement (including the Database IP license terms contained therein) unilaterally. Unless our Manager changes this provision with 30 days’ notice to our members, we generally, but not always, will be required to provide our members 30 days advance notice of such a unilateral modification, thereby providing members the opportunity to have us purge some or all of their Member Data from our Database before the effective date of those changes. See “Our Limited Liability Company Operating Agreement—Unilateral Modification” beginning on page 60 and “Our Management Agreement— Amendment, Modification, or Waiver” beginning on page 64.

There may be some states that restrict our ability to offer Shares to their residents.

We intend to offer shares in this Offering in most states of the United States. There are some states that require issuers of securities to register as brokers as a condition to offering or selling securities to their residents unless the securities are sold by or through a registered broker-dealer or the issuer or the offer is otherwise exempt. We do not intend to retain the services of a broker in connection with offers and sales of the shares. For any state in which we would be required to register as a broker, we may seek to work with that state’s regulatory bodies to establish an exemption. If we are not able to establish an exemption, we may not qualify to register as a broker in certain states, or we may choose not to register in certain states. We reserve the right to not offer shares in any states if we are unable to satisfy all applicable securities laws in such state. The inability to offer our shares in certain states may impede our plans to scale our Database to make it more valuable to our customers.

If we offer our shares in a state and such offering did not qualify for the intended exemption in the applicable jurisdiction, an investor may have the right to rescind its purchase of the shares if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. If one or more investors were successful in seeking rescission, we could face demands that could adversely affect our business and operations. Additionally, we may become subject to fines and penalties imposed by the applicable governmental agencies.

Risks Related to Our Relationship with Our Manager

We are dependent on our Manager for all aspects of our business.

We are managed by our Manager pursuant to the terms of our Limited Liability Company Operating Agreement and the Management Agreement between us and our Manager. We do not have any officers or directors of our own and our members will have no voting rights with respect to the officers and directors of our Manager or the supervision of our Manager’s management of our Company. With only limited exceptions, our Manager has the complete discretion to operate our business as it sees fit.

Until such time as we generate sufficient revenues to cover our operating costs, we will be completely dependent on our Manager for operating costs. We are also dependent on our Manager for the development, maintenance and improvement of our Database IP, website, social media accounts and other assets.

Any failure of our Manager to fund our operations pending generation of revenues sufficient to offset our operating costs, to develop, maintain and improve our Database effectively, or to run and grow our business effectively will have a material adverse effect on the timing and amount of distributions available to members.

Our Manager’s status as a public benefit corporation may not result in the benefits that we anticipate.

Our Manager is a public benefit corporation under Delaware law. As a public benefit corporation, our Manager is required to balance the pecuniary interests of its shareholders, the best interests of those materially affected by its conduct, and the specific public benefit or public benefits identified in its certificate of incorporation. The specific public benefit to be promoted by our Manager includes the creation and maintenance of a community-owned genomic and phenotypic database that is designed to solve humankind’s most important medical challenges. We cannot provide any assurance that our Manager will achieve its specific public benefit purpose. On the other hand, our Manager’s status as a public benefit corporation, and corresponding obligation to balance profits against the other factors and interests noted above, may negatively impact the financial return to our members.

As a public benefit corporation, our Manager is required to publicly disclose a report at least biennially on its overall public benefit performance and on its assessment of its success in achieving its specific public benefit purpose. If our Manager is not timely or is unable to provide this report, or if the report is not viewed favorably by parties doing business with us, our Manager or regulators or others reviewing our Manager’s credentials, our reputation may be harmed and our financial condition and results may suffer.

As a public benefit corporation, our Manager’s focus on a specific public benefit purpose and producing a positive effect for society may negatively influence our financial performance.

As a public benefit corporation, our Manager may take actions that it believes will be in the best interests of those stakeholders materially affected by its specific benefit purpose, even if those actions do not maximize the short- or medium-term financial results of us or our Manager. While we intend for this public benefit designation and obligation to provide an overall net benefit to us and our members, it could instead cause our Manager to make decisions and take actions without seeking to maximize the income generated from our Database, and hence available for distribution to our members. Our Manager’s pursuit of longer-term or non-pecuniary benefits may not materialize within the timeframe it expects or at all, yet may have an immediate negative effect on any amounts available for distribution to our members.

Our Manager may have conflicts of interest with us and has limited duties to us and our members; our Manager may favor its own interests or those of its equityholders to the detriment of us and our members.

The directors and officers of our Manager have a fiduciary duty to manage our Manager in a manner that is beneficial to its owners, subject to the public benefit stated in our Manager’s certificate of incorporation. Conflicts of interest may arise between our Manager, on the one hand, and us and our members, on the other hand. In resolving these conflicts of interest, our Manager may favor its own interests over our interests and the interests of our members. See “Interest of Management and Others in Certain Transactions and Conflicts of Interest—Conflicts of Interest” beginning on page 46 and “Our Limited Liability Company Operating Agreements—Fiduciary Duties” beginning on page 61. In particular, to maximize the value of our Manager’s outstanding equity or to further its public benefit in accordance with our Manager’s fiduciary duties, our Manager may elect unilaterally to modify our Management Agreement to increase the fees payable to our Manager, or take other actions in its management of our business, which may result in reduced or even no amounts being available for distribution to our Members. See “Our Management Agreement—Amendment, Modification, or Waiver” beginning on page 64.

Our Operating Agreement eliminates our Manager’s fiduciary duties to our members.

Our Operating Agreement contains provisions that eliminate, to the fullest extent permitted, the fiduciary duties our Manager owes members under Delaware law. For example, our Operating Agreement permits our Manager to make a number of decisions, in its individual capacity, as opposed to in its capacity as our Manager, or otherwise, free of fiduciary duties to us and our members other than the implied contractual covenant of good faith and fair dealing. This entitles our Manager to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us or our members. See “Our Limited Liability Company Operating Agreements—Fiduciary Duties” beginning on page 61.

Our Manager’s lack of fiduciary duties to us or our members applies to all aspects of our Company and our operations, including our Manager’s right to effect unilateral modifications to our Operating Agreement and Management Agreement. See “Our Limited Liability Company Operating Agreement—Unilateral Modification” beginning on page 60 and “Our Management Agreement—Amendment, Modification, or Waiver” beginning on page 64.

Our Management and Operating Agreements contain provisions, including mandatory arbitration, class action waivers, jury trial waivers, exclusive forums, and fee shifting provisions which could limit our members’ effective ability to obtain a favorable judgement from disputes with us.

All claims or disputes arising under the Operating Agreement, Management Agreement or any related agreement, except for the excluded claims described in this paragraph, must be resolved by final and binding arbitration in San Diego, California before the American Arbitration Association. While corporations may not be able to enforce arbitration provisions in their bylaws against shareholders who did not specifically agree to them, binding arbitration provisions in limited liability company operating agreements have been upheld under Delaware law since members agree to be bound by their terms. None of the claims or disputes subject to mandatory arbitration may be brought as a class action, and the prevailing party in these claims and disputes will be entitled to recover fees and costs (including attorneys’ fees) from the other parties to the arbitration. Excluded claims refers to (a) compulsory or permissive cross-claims between or among the parties to those agreements that arise in a legal action brought by or against a non-party to the agreement, and (b) claims or counterclaims under the federal securities laws or the rules and regulations thereunder. These excluded claims are not subject to mandatory arbitration, the class action waiver, or the fee shifting provisions.

All proceedings against us or our Manager, whether or not excluded claims, including claims or counterclaims under the federal securities laws or the rules and regulations thereunder, must be brought in San Diego, California. By agreeing to the exclusive forum in San Diego, California, investors will not be deemed to have waived our or our Manager’s compliance with any federal securities laws or the rules and regulations thereunder.

The foregoing provisions could limit our members ability to obtain a favorable judgement from disputes with us or our Manager, including because:

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The fee shifting provision (which applies to all claims except excluded claims) could dissuade a member from bringing a claim against us or our Manager, particularly if the claim is not a strong one, due to the need to reimburse us or our Manager for our potentially substantial fees and costs incurred in contesting that claim in the event we or our Manager prevails on that claim.

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The class action waiver (which applies to all claims except excluded claims) means multiple members cannot share the costs of bringing a claim against us or our Manager, including the costs of discovery or of the arbitration. This may make it more difficult to find an attorney who would represent a member without being paid a non-contingent hourly fee, and may also result in a member having to pay substantial attorneys’ fees, to pursue a claim against us or our Manager, including with respect to the discovery process and the arbitration proceeding, compared to a class action brought against us on behalf of a large number of members who could share those costs.

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In a dispute subject to mandatory arbitration (which applies to all claims except excluded claims), neither a jury trial, nor an appeal from an award, would be available, and a single arbitrator, rather than a judge and a jury of a member’s peers and potentially an appellate court or courts, would decide all the issues of fact and law in the dispute.

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The requirement to bring any claim or dispute, whether subject to mandatory arbitration or an excluded claim, in San Diego, California could make bringing any claim against us or our Manager more difficult, time consuming and expensive for a member living in another city, state or country.

Because our Manager has the right to modify the provisions of our Operating Agreement and the Management Agreement unilaterally (with limited exceptions), our Manager may in the future add additional provisions to, or remove favorable provisions from, those agreements which would further limit, delay, restrict or make more expensive one or more members’ ability to obtain a favorable judgment from disputes with us or our Manager.

Because our Operating Agreement and Management Agreement limit the liability of our Manager and its officers, directors, and others, members may have no recourse for acts performed in good faith.

Under our Operating Agreement and Management Agreement, each of our Manager and its officers, directors, employees, agents, attorneys, accountants and representatives are not liable to us or our members for acts they perform in good faith, or for any non-action or failure to act, except for acts of willful misconduct or knowing violation of law as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction and except for certain claims under United States securities laws and the rules and regulations thereunder.

It may be difficult for our members to seek accountability for wrongdoing.

Given the elimination of fiduciary duties, governance provisions which could limit our members ability to obtain a favorable judgement and the unilateral discretion of our Manager to amend our Operating Agreement and Management Agreement, it may be difficult for our members to seek accountability for wrongdoing. Members will have fewer alternatives available to them then they would have if they were shareholders in a typical United States corporation. As a result of all of the above, members may have more difficulty in protecting their interests in the face of actions taken by our Manager and its officers, directors, employees, agents, attorneys, accountants and representatives.

Our members have no right to remove our Manager.

Unlike the holders of common stock in a corporation, members have extremely limited voting rights on matters affecting our business. Our Members have no right to remove our Manager or to supervise our Manager’s decisions, and will therefore generally have limited say in matters affecting our operations.

We must indemnify our Manager and its officers, directors and employees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our Manager or these other persons.

We must indemnify our Manager and its officers, directors and employees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our Manager or these other persons in connection with managing our Company. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct in connection with the claim brought against them. Thus, we may be obligated to indemnify our Manager for its negligent and self-interested acts.

PLAN OF DISTRIBUTION

We are offering up to $2,100,000 of unit-denominated common limited liability company interests in our Company, which we refer to as shares.

We are offering the shares directly, without an underwriter or placement agent, and on a continuous basis. We do not have to sell any minimum amount of shares in order to accept your Member Data. We cannot assure you that all shares we are offering will be sold. We have not made any arrangement to place any Member Data in an escrow, trust, or similar account. The shares will not be listed on any securities exchange or automated quotation system, there will not be any public trading market for the shares, and the shares are non-transferable, except in certain circumstances upon death of a member or as may be required by law (for example, in the case of an individual’s bankruptcy or pursuant to a court order) or with our Manager’s consent (which our Manager does not currently anticipate granting). See “Our Limited Liability Company Operating Agreement – Transfer of Shares” and “—Redemption Rights” beginning on page 57. We have the right to reject any Member Data, in whole or in part, for any reason. The intended methods of offer include; website promotion, digital and other advertising, collaborations with third parties, email, telephone, direct mail solicitations and personal contacts. Shares must be purchased directly from us by completing the applicable purchase documentation and delivering such documentation together with the requisite Member Data to us through our website or other designated portal.

No underwriter, broker or dealer is involved in this Offering and there will be no underwriting, brokerage or dealer commissions paid in connection with this Offering. If an underwriter is later selected to assist in this Offering, we will be required to amend this Offering Circular to include the disclosures required regarding engaging an underwriter to assist in this Offering. Although we are not using a selling agent or finder in connection with this Offering, we will use a website as an online portal and information management tool in connection with this Offering, which can be accessed at https://www.lunadna.com.

We currently accept subscriptions to shares only via our website. An individual who wants to join our community creates an account on our website, at which point that individual becomes a member of our community. A community member can select to contribute Member Data any time when logged on by navigating to a page on our website to designate the type of Member Data he or she wants to upload from a list of acceptable types for that community member, and to upload that Member Data. The community member is required to execute a Purchaser Consent prior to uploading Member Data. Software will automatically screen and validate the Member Data, which we aim to complete in less than 24 hours. During the data validation period, the submitted Member Data is quarantined and not available for queries or inclusion in query results. If their submitted Member Data is validated, eligible community members (currently, only United States residents) are provided the option to contribute the Member Data without consideration or to subscribe for shares. In the event the member elects to receive Shares for the contributed Member Data, the member is requested to complete and execute a subscription agreement and, upon completion and acceptance, will be issued the appropriate number of shares. We anticipate the acceptance procedure will normally complete less than 24 hours after submission of a complete subscription agreement, and the shares will be issued immediately upon completion of acceptance. During the time that a prospective member is completing his or her subscription agreement and during the acceptance procedure, the Member Data will remain quarantined and not be available for queries or inclusion in query results. In the event the Member Data is invalid, no shares will be issued and the uploaded Member Data will be purged. In the event we reject the subscription agreement, no shares will be issued and the member may choose to purge his or her Member Data or contribute the Member Data to us without consideration. Until such a choice is made, the submitted Member Data will remain quarantined.

In the event this Offering is oversubscribed or terminated prior to the sale of all of the shares, we intend to allocate shares in the offering based on the order in which we receive eligible contributions of Member Data, with shares being issued in exchange for all contributions until no shares remain available in this Offering. Once all of our available shares have been issued, we will no longer issue shares in this Offering. During the offering period and thereafter, we may also accept contributions of Member Data without the issuance of any shares, in which case we would treat the contributed Member Data as contributed without consideration.

As noted above, we may collaborate with third parties to offer opportunities for individuals to participate in this Offering. For example, we may collaborate with orphan disease foundations or organizations representing populations that have historically been underrepresented in DNA databases to encourage Database participation. In no case will any such third parties receive any compensation tied directly or indirectly to persons joining the Database through these collaborations.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, seven days per week on our website, subject to planned or unplanned interruptions of website access, as well as on the SEC’s website at www.sec.gov.

In addition to this Offering Circular, subject to the limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this Offering. These materials may include information relating to our Company and our business, this Offering or public advertisements and audio-visual materials, in each case only as authorized by us. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to an investment in the shares, these materials will not give a complete understanding of this Offering, our Company or the shares and are not to be considered part of this Offering Circular. This Offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the shares. All investors will be furnished with a current Offering Circular before or at the time of any written offers.

USE OF PROCEEDS

We are offering the shares in exchange for Member Data, which we will use to populate our Database. None of the proceeds will be used to compensate or otherwise make payments to the officers or directors of our Manager or of our or our Manager’s subsidiaries. Our Manager has provided and may continue to provide our operational funding. We earn revenues by providing researchers with anonymized Member Data information regarding members of our Database who match the researcher’s search parameters and through license fees, royalties and other payment streams derived from intellectual property acquired through collaborations with third parties with respect to Member Data. We may also receive compensation from researchers for identifying potential members for targeted research. See below under “Description of Business—Our Solution” beginning on page 32.

DESCRIPTION OF BUSINESS

Our Company

We have built the world’s first and largest human health database of Member Data, which we refer to as the Database, that is owned by a community comprised of its members. Our Database is comprised of various types of genomic and phenotypic data, such as various medical, health and health-related data, as described under “Database” below. Through community participation, we have created a dynamic, secure, and longitudinal Database along with a supporting ecosystem geared towards the improvement of human health. By making the Database available, with our members’ consent, to researchers, we facilitate discoveries which lead to new treatments, increased actionability, and greater predictive power of genomic information for disease and wellness applications. The personal health impact, societal health benefits, and economic value that can be created through clearer associations between genomics and health outcomes can be realized in a myriad of ways, including accelerating toward an era of precision medicine and preventative healthcare.

We are a limited liability company managed by our Manager, a Delaware public benefit corporation. Our Manager will retain the rights to the Database IP (as defined below). Unlike the holders of common stock in a corporation, holders of our shares will have very limited rights, as described in further detail under “Securities Being Offered” on page 47, and will have no right to control our operations. We have chosen this structure as we feel it recognizes that our members are making a limited and non-exclusive contribution of data rights, and they have the ability to withdraw their contributions at any time (with reasonable notice) and for any reason. Our governance structure was therefore designed to mirror the rights that data contributors have in other businesses that obtain consumer data rights in exchange for benefits to consumers that evolve over time and at the discretion of the data recipient. Like such other businesses, we are incentivized to keep our platform attractive to members so that they allow us to retain our data rights and potentially contribute additional Member Data in consideration for additional shares. We believe that keeping our platform attractive will include, but will not be limited to, managing our Company in a manner that maximizes funds for distributions to our members no less frequent than annually. However, we do not guarantee the frequency or amount of distributions to our members, and as discussed at “Our Limited Liability Company Operating Agreement—Distributions and Dividends,” our Manager has control over the frequency and amount of distributions.

On December 5, 2018, we commenced principal operations and admitted a person other than our Manager as a member. On this date, the Manager resigned as a member. As of November 30, 2021, 368,392 shares have been issued and an additional 454,258 have been earned but not yet issued. All such shares were issued or earned as part of the Prior Offering.

Recent Developments

Agreement with pharmaceutical company

In December 2019, our Manager signed a master services agreement and statement of work with a pharmaceutical company to create a virtual patient community around a specific disease indication to establish a better understanding of the disease through longitudinal collection and analysis of self-reported, longitudinal health information DNA and electronic health record data. The formation of this community has the broader goal of inviting community members to enroll in a clinical trial. The agreement has an initial term of five years unless earlier terminated.

Our Manager, with support from Genetic Alliance (see the following paragraphs), has managed the program, developed a marketing & experience program, provided multilingual support, managed clinical lab and data integration, developed communications to assist with community formation and patient recruitment, enrolled patients in the Database for the study, managed patient requests and study updates, and established a private data analysis space where the study data can be stored and integrated with private data provided by the pharmaceutical company with the ability to perform queries and analysis. The agreement called for a minimum number of patients to be enrolled in the Database for the study and our Manager exceeded that minimum.

Genetic Alliance Partnership

In January 2019, the Manager entered into a Master Agreement (the “GA Agreement”), with Genetic Alliance (“GA”), a 501 (c)(3) non-profit organization, in order to provide an upgrade path for GA participants to manage their health data contained in GA’s Platform for Engaging Everyone Responsibly (“PEER”). PEER participants are invited to join the LunaDNA platform and be eligible to receive shares when contributing their Member Data to the Database, subject to local regulations or laws, such as those governing securities, data rights, or data privacy.

The initial term of the GA Agreement ends in June 2025. Thereafter, the agreement will be automatically renewed annually unless previously terminated for convenience or terminated for breach.

The communities started transitioning from PEER in the second quarter of 2020 and continued to transition their participants and recruit new participants to the LunaDNA platform. Any data previously shared by a participant in PEER remains bound to the permissions the participant defined in PEER and has not been/will not be transitioned to the Member accounts in the Database.

Certain expenses of hosting the PEER data became the responsibility of the Company after March 31, 2020 under the Management Agreement. These expenses were $18,165 for the nine months ended December 31, 2020. Subsequent to year end, PEER has been obsolesced and the Company is no longer accruing hosting expenses for it.

Genomics Opportunity

The application of genomics is relevant at many points during an individual’s life (see Figure 1). We envision a future where everyone’s genomic information is individually owned and referenced at many stages of life—from planning a baby, to determining the medication that is best suited to the individual’s unique biology, through managing disease and maximizing wellness. Scientific and medical research has made clear that the information encoded in our genome will be able to help individuals—as patients and personal health advocates—understand inherent health strengths and provide insights into possible health risk factors, equipping individuals and their health practitioners to approach preventative healthcare strategies and lifestyle decisions more informatively. Genomic data can also provide an assessment on the impact of lifestyle on an individual’s biology.

Figure 1. Timeline of Sequencing Applications in Medicine from Pre-Womb to Tomb

Despite advances in genomics technology that make genome sequencing more accessible than ever from a cost perspective (see Figure 2), modern science, research and medicine are still far from broad and lifelong adoption of genomic information for many reasons, including information complexity, reimbursement of genomics by payers, and lack of common frameworks around data interpretation, usage, and management. One of the most powerful challenges to the genomics trajectory and impact opportunity, especially in the healthcare system, is that genomic information is largely regarded as not actionable or predictive enough due to limited scientific research. To unlock the power of the genome and its potential for discovery, science, research, and medicine, we must create a new platform for research.

Genomics data is now plentiful, as described in “Leveraging Intersecting Trends” below. The true issue is data aggregation and organization to enable discovery, which is why we are building the Database.

Figure 2. Cost per ‘draft’ whole human genome sequence, National Human Genome Research Institute

Unlocking the Potential for Discovery

The Database aims to address four primary issues that have hindered genomics research:

1.

The scale and scope of discovery datasets have been insufficient for discovery and broad applicability of discoveries to the widest population. Researchers require more samples, more data types (DNA, phenotype, health history, lifestyle, environment, nutrition), and greater diversity (gender, ethnicity, age, socioeconomic).

2.	The data in databases have lacked a harmonized structure; they cannot be aggregated for calibrated and reproducible discoveries.

3.

Data is siloed and will likely remain isolated, despite calls to share data. Most institutional incentives and business models are to retain data because that’s what their business or laboratory was established to do and what their members and stakeholders expect them to do; moreover, in many instances, consent was not granted from the individual to release their data for research.

4.

People have been treated as specimen sources and not holders of tremendous value for medical research. Genomic research has been disease-centric as opposed to being people-centric. People care about their holistic health, which includes both prevention (to maximize wellness) and treatment (during sickness). The current health industry rewards only disease treatments. We believe that people hold valuable health information and should be treated as research partners and recognized and rewarded for their contributions to our mission.

People-Centric Model

When enabled, we feel that individuals will seek involvement as research partners with the opportunity to fight disease, especially if they are managing a chronic condition. In addition to the need to accelerate our understanding and treatments of common complex disease, approximately 7,000 different types of rare disease and disorders afflict 30 million people in the United States that remain a mystery. Similar to the United States, Europe has approximately 30 million people living with rare diseases, and an estimated 350 million people worldwide suffer from rare diseases. Healthy people also bring tremendous research value, not only as controls in disease study, but also as study subjects to understand how they have avoided disease.

We are aiming to unlock the power of the genome by unlocking the potential for discovery with the largest aggregation of genomic and health data ever assembled. By engaging individuals proactively and responsibly, our goal is to facilitate purpose-driven deep engagement that will lead to an information-rich, active, and longitudinal data community. Through a silo-free, people-centered effort, we aim to achieve the scale and scope to enable research for a wide range of diseases, both common and rare, as well as increase our understanding of healthy states. We believe a flexible platform of magnitude architected with smart contract capability and technical extensibility to ingest data associated with new monitors of health states (e.g., wearables) will have the statistical power to reveal the genomic underpinnings of many diseases and also to detect associations between nutritional, environmental, or other exposures to health outcomes.

Market Background

The Genomics Era

On June 26, 2000, in the East Wing of the White House, United States President William J. Clinton and British Prime Minister Tony Blair announced the successful completion of the first whole human genome sequence. This groundbreaking scientific achievement, called the Human Genome Project, encompassed over 10 years and cost $2.7 billion to complete. Sequencing a human genome heralded a new era for understanding and treating human disease based on the fundamental building blocks of life – DNA. With the sequence of the human genome in hand, the next step was to identify the genetic variants that increase the risk for common diseases like cancer and diabetes. The vision was that if the underpinnings of disease could be decoded, then precision or personalized medicine would be possible.

The State of Genomic Discovery

Genomics is the study of the function and the evolution of genomes. In humans, this typically refers to the 23 pairs of chromosomes and mitochondrial DNA that make up the full complement of DNA present in every cell. Many hereditary diseases, such as Huntington’s Disease, as well as other conditions, can be traced back to specific gene mutations observable in the DNA code. To date, genomic research studies have identified genetic causes of hundreds of traits and diseases, including breast cancer, high cholesterol, rheumatoid arthritis, schizophrenia, height, atrial fibrillation, and responses to various medications. These studies not only provide diagnostic value for families and individuals but, moreover, provide meaningful insights into gene function and disease mechanisms that enable better drug design and targeted treatments.

During the last decade, genome-wide association studies (GWAS) that utilize common variants in our genome, instead of analyzing the whole genome, have emerged as the primary method of discovering genetic variants associated with complex traits and disease. The GWAS approach was utilized primarily due to economics. The measurement of hundreds of thousands of common variants in our genome was more than one-thousand times less costly than acquiring 3.3 billion bases in whole genome sequencing studies. Unlike traditional linkage mapping approaches, which are based on analyzing patterns of disease inheritance in families, GWAS is based on the observation that common polymorphic genetic markers that are close to a causative disease allele are often statistically associated with disease status in large cohorts of unrelated individuals.

A major strength of GWAS is its ability to locate causative genetic variants with fine-scale resolution. However, GWAS requires obtaining and analyzing data from large numbers of samples. In many cases, data from tens of thousands of individuals are required to achieve adequate statistical power.

Although GWAS studies have successfully identified thousands of common genomic variants that contribute to diseases, each variant rarely accounts for more than a small fraction of disease causation. The full genome, including rare genomic variants detected through direct DNA sequencing, the microbiome, the epigenome, and other environmental factors are together thought to explain the vast majority of disease impacting human health. Detailed genome sequencing of millions of individuals will be required to fully understand genetic contributions to disease and health. While large amounts of genomic and other data are freely available from public databases such as the National Center for Biotechnology Information (NCBI), in general, such data have been of little interest to the pharmaceutical industry due to the high variation in data quality and standards of data encoding. To meet these criteria, pharmaceutical companies typically rely on data collected in-house.

In summary, the causes of many genetic diseases remain stubbornly hidden despite advances in technology to read whole genomes of individuals cost-effectively. We envision that the scope, scale, and harmonized data architecture of the Database will help reveal genotype-phenotype associations that otherwise could not be found due to lack of statistical power and/or data interoperability.

Precision Medicine

Precision medicine proposes to invert the healthcare framework by recognizing that each patient is biologically unique. Rather than clinical trials to determine whether a therapy is safe and effective for most of the population before it is available to all of the population, personalized medicine applies technology to big data to investigate whether therapies will be effective for that specific patient and, equally important, if it will not be effective and potentially harmful for that patient.

This distinction is important because diseases are unique to the individual. Diseases manifest and progress differently in different people, and treatments that are effective for one person may fail altogether for another. The promise of precision medicine is that patients will respond to targeted therapies and avoid the all too common, ineffective, costly, and often damaging treatment regimen. The cost of “imprecise” medicine has been well documented (see Figure 3).

IMPRECISION MEDICINE

For every person they do help (blue), the ten highest-grossing drugs in the United States fail to improve the conditions of between 3 and 24 people (red).

1. ABILIFY (aripiprazole)
Schizophrenia
2. NEXIUM (esomeprazole)
Heartburn
3. HUMIRA (adalimumab)
Arthritis
4. CRESTOR (rosuvastatin)
High cholesterol
5. CYMBALTA (duloxetine)
Depression
6. ADVAIR DISKUS (fluticasone propionate)
Asthma
7. ENBREL (etanercept)
Psoriasis
8. REMICADE (infliximab)
Crohn's disease
9. COPAXONE (glatiramer acetate)
Multiple sclerosis
10. NEULASTA (pegfilgrastim)
Neutropenia

Based on published number needed to treat (NNT) figures. For a full list of references, see Supplementary Information at go.nature.com/4dr78f.

Figure 3. Personalized medicine: Time for one-person trials

Our DNA represents a barcode that is individually unique and can be leveraged in precision medicine and health. Futurists project that everyone will have genome information as a resource, on file and actionable, before they get sick so that it can be leveraged to maximize the health strengths that individuals naturally possess, while avoiding an individual’s inherent health weakness through lifestyle decisions. Precision medicine will increasingly leverage advances in big data to analyze large amounts of genomic data and apply the understanding gained to individual diseases and treatment. As stated, for centuries, the engine of medicine has been the clinical trial that poses the central question, “what is effective for most people?”. Genomic data and the technology developed to compute, analyze, and understand these data is increasingly regarded as the engine of medicine going forward.

We believe that the research enabled by our Database will drive the development and application of more genome-guided therapeutics, ensuring that the right medicine is given to the right patient at the right time.

The DNA-Aware and Data-Engaged Consumer

The popularity of the direct-to-consumer (DTC) genetic testing market segment signals an ever-expanding paradigm shift among consumers who are seeking more individualized health insights and greater control over their own healthcare.

Since the 1980s, consumers have pushed for access to their laboratory results, but access became slow to evolve due to concerns by doctors and regulators that consumers may try to self-diagnose without understanding the complexity of the data. With advances in genetic testing technology at accessible cost points and the mainstream nature of personalized medicine, DTC laboratory testing is becoming increasingly popular—attributed in part to actress Angelina Jolie’s op-ed in The New York Times in May 2013 called ‘My Medical Choice,’ which documents her medical decisions based on BRCA1 gene mutations and family history of cancer. Likewise and following suit, consumers are becoming health hobbyists and self-quantifiers, taking individualized healthcare into their own hands. Consumers have become medical consumers as well as patients. This has created a shift in the doctor/patient relationship as individuals have become more knowledgeable about their own health, view themselves as unique biologically in a one-size fits all healthcare system, and want more control over their personal information and treatment decisions.

Almost 20 years since the Human Genome Project, consumer-directed genomic testing has become practically routine with over 12 million individuals purchasing genetic tests ranging from entertaining applications in genealogy and wellness to genetic profiling of tumors to provide targeted treatment guidance. A January 2018 report from market research firm Kalorama Information estimates that the consumer market for genetic health testing alone could nearly triple from about $99 million in 2017 to $310 million in 2022.

As technological advances continue to drive down the costs of genome sequencing, from approximately $1,000 per genome today to $100 or less within the next few years, there will be an increasing availability of this highly valuable health data. Several trends are continuing to shape the DTC market including the growing demand for maximizing wellness, early disease detection and diagnosis, personalized medicine, importance of disease monitoring, and expanded digital monitoring and sensing technologies. In addition, consumer-directed but physician mediated genomic tests are emerging with companies like Veritas Genetics partnering with healthcare systems like the Mayo Clinic.

Privacy, Security, and Trust

Arguably, no data is as personal as an individual’s own genome—the essential blueprint of each individual’s life, and, to an extent, each individual’s family. Privacy concerns are paramount in the design of any biomedical study involving human participants and especially genomics. These concerns arise from the many potential abuses of personal genetic and medical data, including denial of healthcare services due to genetic predispositions, racial discrimination, and disclosure of intimate familial relationships such as non-paternity.

In current practice, privacy is typically protected by concealing the identities of study participants, while certain types of de-identified data are shared freely. Standard data security controls are often sufficient for protecting identity data itself, but in many cases the freely-shared component remains vulnerable to misuse. For example, advances in re-identification techniques have made it possible to infer surnames from certain types of genetic data. For this reason, genomic data and pre-defined aspects of one’s personal information are not shared publicly by data aggregation efforts, even when de-identified.

There are a variety of reasons people participate in biomedical studies. Some reasons may be personal, such as the desire to know one’s ancestry and disease predispositions. Other motivations may be broader or more altruistic, such as the desire to improve human health and society. In all cases, there must exist a level of trust between the research participant and the investigators that they are pursuing a shared goal. Unfortunately, failure of researchers to maintain the trust of study participants can have lasting negative effects on science as a whole.

A notable example is the 2010 legal battle between the Havasupai tribe and Arizona State University that ensued after researchers used genetic data collected from tribe members to study sensitive topics outside the perceived scope of the project (type 2 diabetes), such as inbreeding, demographic history, and schizophrenia. Further eroding public trust in research activities is the fact that many pharmaceutical and biotech companies forgo an open, collaborative approach to research and development for strategic reasons because they estimate its benefits are outweighed by legal, regulatory, and intellectual-property risks. The perceived lack of transparency and sense of common purpose often discourages study participants from providing broad consent to use their data in these cases. Trust remains a significant factor in individuals both consenting to studies and providing important health and medical data.

Privacy, security, and trust are core pillars of the Database and are reflected in our team, mission, transparency, and the technology we are using to ensure the best possible management and maintenance of information. It is important to note that we, unlike others who are brokering sale of individuals’ data, will be marketing discovery based on de-identified metadata. See “Privacy Policy” beginning on page 67.

Research Participant Consent

Nearly all medical research requires some form of informed consent by, or on behalf of, the research participant. In this process, the individual enrolling in the study provides their voluntary agreement to participate in the research, and understands the risks associated with their participation. Sometimes the field of the informed consent is very narrow, such as in clinical trials for pharmaceutical companies interested in deep, focused studies of a particular biological function or disease. In other cases, the consent can be broad, enabling future exploratory studies into research questions that are yet to be defined. Occasionally, data collected as part of a research study can be shared and/or re-examined by other investigators for a secondary study. In practical terms, this variability means the usefulness of a collection of data sets is circumscribed by the subset with the narrowest terms of consent. This presents a clear scalability problem and limits the utility of historical datasets, if the individuals comprising the data are unavailable to provide a more broad informed consent.

Our Manager has endeavored to ensure our informed consent process is clear and effective.

Drug Development & Data Monetization

One of the primary use cases for mining genomic databases is the opportunity to identify new drug targets. Rational drug design leverages biological understanding to develop therapies targeted at disease pathways and mechanisms of action, and can be applied to both common and rare diseases. By understanding the genetics of disease and the role mutated genes play in the cell, drug developers can pursue a more “rational” design approach. This promise of genomic insights to drive better drug development motivated the purchase of deCODE Genetics by drug developer Amgen in 2012 and at least a dozen pharmaceutical company partnership deals with consumer genetics company 23andMe, which reportedly holds genomic data on approximately four million customers.

A recent example of how rare genetic mutations can lead to understanding of the biology underlying common diseases and lead to cures for the broader population came from the study of a small sample of patients with familial hypercholesterolemia (FH). FH is suspected when LDL-cholesterol is above 190 mg/dL in adults and above 160 mg/dL in children without cholesterol-lowering treatment and poses a life-long risk of severe cardiovascular disease. Based on these family studies, researchers discovered a monogenic form of FH that is due to severe mutations in one of three genes: LDLR, APOB, or PCSK9. This observation led to the development of monoclonal antibodies to lower LDL by blocking the PCSK9 gene, and has now been commercialized by five different drug companies offering the therapy to lower cholesterol in the general population, not just those with FH.

Currently, an estimated 90 percent of potential medicines entering clinical trials fail to demonstrate the necessary efficacy and safety, and never reach patients. Many of these failures are due to an incomplete understanding of the link between the biological target of a drug and human disease. By contrast, medicines developed with human genetic evidence have had substantially higher success rates and patient care has benefited. In the spirit of more rational drug design guided by genomic information, Regeneron Pharmaceuticals reportedly brought together AbbVie, Alnylam Pharmaceuticals, AstraZeneca, Biogen, and Pfizer to each commit $10 million to enable genomic sequencing of the UK Biobank of 500,000 samples. These deals demonstrate a growing interest in access to genomic information for discovering drug targets, repositioning drugs, and better understanding the genetic underpinnings of disease. Our model enables smaller participants to make discoveries and provide an alternative source of data for “big pharma.”

Data Challenges

Unfortunately, much of the genomic data and phenotype data collected by commercial genomics companies, laboratories, and pharmaceutical companies remains siloed and inaccessible to the research and medical communities. In some cases, the reason is inefficient database design or poor data management practices. The pharmaceutical industry lags behind other sectors in several indicators of digital maturity. More often, however, is the strategic decision to attempt to extract value from data themselves, hampering meaningful data sharing across organizational boundaries. Additionally and importantly, the revenues of their data monetization strategies have never been shared with those who contributed the data. Often discovery companies go to great lengths and expense to ensure data provenance, completeness, and integrity, and hence these institutions attribute a much lower value to data from other entities.

Many pharmaceutical companies have begun integrating patient data from apps, wearable devices, and electronic medical records (EMRs) to improve healthcare and make discoveries about disease. Technology companies are also entering this market, such as IBM with its Watson Health program, and Apple with its HealthKit platform. Given these trends, it seems unlikely to us that the pace of future research will be limited by information technology problems, but rather hindered by corporate self-interest to keep the data private.

Another major challenge is the current state of EMRs. While adoption of EMRs is almost at 100 percent in the United States, in this new health economy, effective implementation of EMRs is still in the early stages. The standards deployed in terms of how they are used and the medical terminology adopted varies greatly from institution to institution. Standards for medical nomenclature and inter-relationship, or ontology, can vary greatly and, in some cases, health care providers still rely on the comments section of the patient record to record important information. Historic clinical records are often simply PDF files or pictures of hand written medical histories. Ingesting, curating, and harmonizing this information to the quality required for identifying links between our genome and our lifestyle to disease remains a major task and challenge.

By aligning with a broad base of members who individually have access to their data generated from these previously siloed sourced, we plan to collect, aggregate and make available to researchers a much broader range of data then available from the current siloed sources. See “—Our Solution—Broad Data Collection & Engagement” below.

Our Solution

Leveraging Intersecting Trends

The two intersecting trends of inexpensive and accessible personal DNA testing and nearly frictionless transaction capacity create our opportunity. As discussed above in the section “—Market Background—The DNA-Aware and Data-Engaged Consumer” above, individual DNA testing is going mainstream, led by consumer-friendly companies like 23andMe, Ancestry.com, MyHeritage, and National Geographic in partnership with Helix, a partially owned subsidiary of Illumina. Approximately 30 million people reportedly have genotyping or sequencing data purchased through DTC genetic testing companies.

In addition to DTC products, there are new and emerging opportunities for individuals to receive their DNA information that can be contributed to us. Consumer-directed and physician-mediated wellness offerings are growing in popularity as individuals look to work with a healthcare provider to maximize their wellness. For example, the Mayo Clinic offers preventative whole genome sequencing through Veritas Genetics. Large-scale population health projects like the United States National Institute of Health’s All of Us Research Program will accelerate individual’s access to their genomic information. We also plan to engage with disease foundations who have very engaged patient communities and funding for genomics research, but who typically lack the interest and skills to stand up and manage a genomics database.

Together, these forces create the ideal time and place to develop a shared, secure, and member-controlled medical research data platform.

Broad Data Collection & Engagement

To date, obtaining large volumes of high-quality biological, health, and lifestyle data has been a major challenge in the medical research field. By being independent and agnostic to DNA analysis technology platform and brand, we can gather data from multiple sources without conflict of interest. A member’s genomic information can be acquired by companies that help him or her learn about himself or herself, while also being shared in the Database in support of disease discovery. There is no need to choose between these two options.

As part of our solution, new members can join our community and receive shares by contributing validated genomic information and providing consent for such data to be used anonymously in population-wide disease research. A wide range of genomic data types will be accepted, including genotyping, exome, and whole genome data files. In addition to the genomic data, we will collect high-quality health, medical, and environmental data from new and existing members. These data can come from EMRs, surveys on diet and exercise, health history, and data from biometric/wearable devices.

Given the high variation in data quality throughout the industry, we will take certain measures to validate the data submitted by our members and potential members to assure a high quality of data in our Database. Such measures will include requiring members to provide supporting information along with submissions, employing spam-blocking techniques, cross-checking data, assessing overlap and generally confirming that data is submitted in accordance with our terms for such data type.

Recognition of the importance of these combined datasets is demonstrated in the launch of large-scale projects including:

•	Geisinger Health System’s MyCode Community Health Initiative including genome sequence data from 250,000 individuals, coupled to health records;

•	Apple’s Health app including heart rate, activity, sleep, and nutrition data;

•	Biometric data such as that collected by implanted and radio frequency-enabled pacemakers or glucose monitors;

•	Regeneron-UK BioBank partnership including genome sequence data from 500,000 individuals, coupled to health records and a wide range of phenotypes collected by UK BioBank; and

•	The National Institute of Health’s All of Us Research Program including environmental, wearable (e.g., FitBit), and genomic data on one million United States residents.

The data collected in these projects are often accessible to the data owners (i.e., the patient/participant), but are often primarily captured in siloed databases and infrequently shared with the broader research and medical communities. Our solution is compatible with these efforts in that we are requesting that our members share their data with us on a non-exclusive basis.

One of our main goals is to encourage participants to remain active and engaged in the research process over time, providing regular data contributions and coming back to learn about how their data is being used. Crowdsourced funding platforms such as Patreon have been successful at building long-term relationships between artists and art patrons by providing a means to share art on a regular weekly or daily schedule, and see art in early creative stages. Such a relationship between scientists and study participants could greatly benefit the scientific creative process as well.

Platform Description

We are building our “community-owned” Database by providing our members share ownership in our Database as consideration for contributing personal genomic and phenotypic data, such as medical, health and health-related data for medical research, as described in this Offering Circular.

Our Database will earn income through the sale of access to its de-identified metadata and research findings to our customers in the research and medical industries.

Information inputs into our Database include self-contributed information, medical data, and DTC testing product data files. Our Database is extensible such that future data inputs (e.g., wearables) can be added. The collective de-identified data creates a metadata resource for nonprofit and for-profit research to be conducted with the help of enabling informatics and artificial intelligence resources. As value is derived from the access to and discoveries from our Database, a portion of that value flows back to the community via their share ownership.

Research Queries

We make de-identified Member Data in an aggregated, indexed, or otherwise analyzed fashion available to third-parties for their research use in ways that are designed to avoid the potential for learning the identity of the person or persons who contributed a particular item or set of Member Data. This population-level research may have various purposes, including the advancement of genomic science, identifying links between human genomes and disease, and other commercial applications, such as determining opportunities for targeted research that would seek your voluntary participation (e.g. how many members share a particular genotype and phenotype).

Targeted Research

We may use individual Member Data to determine whether you may be eligible to participate in targeted research and to then seek your voluntary participation in the targeted research. For example, if a third-party pharmaceutical company is interested in doing research on individuals who may have a particular genotypic, genomic, or phenotypic profile, we may query our Database to determine the subset of members (based on their de-identified Database record number) that have the relevant profile for participation in the study, and then initiate an anonymous invitation to matching members to request their participation in the study.

We may receive compensation from researchers for identifying potential members for targeted research. Initially, our Manager will negotiate with these researchers to provide them introductory access to members and our Manager may be compensated by such researchers for such services without sharing such compensation with our Company or any members. The research sponsors may thereafter negotiate directly with our members, and any such members who elect to participate in any such targeted research may be compensated directly by such researchers. Any such compensation to members will be determined entirely through private agreements between such members and the applicable researchers. See “Compensation of our Manager” below.

Community Ownership

By making our Database community-owned, our members become participants in and beneficiaries of the project, encouraging new members to join and members to actively participate and continue contributing their data to us for additional shares. As a member, deposits more genomic, phenotypic, biometric (e.g., wearables) and other valuable Member Data in the Database, that member’s ownership stake in our Database increases. When medical or research organizations pay us to run queries against the Database, our profits from these transactions will enable dividends to our Database members, proportionately to the number of shares held and therefore the value of data each member contributed.

We believe that as our Database grows, it will become increasingly valuable to the medical and research industries. Unlike other companies currently marketing DTC test kits, proceeds generated by selling query access to our Database, such as to pharmaceutical companies, will inure in part to the benefit of the member community. Members will always retain the ability to withdraw their Member Data from our Database by terminating their Purchaser Consent for all their Member Data or purging selected Member Data. See “Our Limited Liability Company Operating Agreement—Redemption Rights” beginning on page 57.

Community ownership addresses many of the challenges that exist due to: prevalence of data silos; lack of trust in commercial entities monetizing an individual’s data; lack of trust in research activities that go dark once information is provided; and lack of single data standards hindering large-scale biomedical research studies.

We will update members on studies being performed and results that accrue. We believe that a primary motivation for many members is to support the greater good through scientific discovery. We encourage this type of participation through regular communications in order to build trust in the management of our Database and its contributions to science.

Extensibility of the Database

The first focus of our Database is driving associations between genomic information and health outcomes, as well as determining social determinants of health. However, as science advances and other “omic technologies” (which are primarily aimed at the universal detection of genes (genomics), mRNA (transcriptomics), proteins (proteomics) and metabolites (metabolomics) in a specific biological sample (see Figure 4), such as gut microbiome or proteomics become less expensive and more accessible to patients and consumers, our Database will be scalable and capable of incorporating these other data types to further researchers’ ability to understand and digitize the medical and health essence of a human being.

Figure 4. Geographic information system (GIS) of a human being.

The ability to digitize the medical essence of a human being is predicated on the integration of multi-scale data, akin to a digital map, which consists of superimposed layers of data such as street, traffic and satellite views. For a human being, these layers include demographics and the social graph, biosensors to capture the individual’s physiome, imaging to depict the anatomy (often along with physiologic data), and the biology from the various omics (genome-DNA sequence, transcriptome, proteome, metabolome, microbiome, and epigenome). In addition to all these layers, there is one’s important environmental exposure data, known as the “exposome.”

Our Unique Advantages

Public Service Vision

Our Company was founded with a vision of public service at least as important as potential financial remuneration. Trust in us by our members is paramount. We recognize our members are voluntarily placing some of their most private health data in our Database, and we understand we will need to work hard to earn and maintain the trust that informs that contribution. Our operating agreement authorizes our Manager, a public benefit corporation, to make decisions that prioritizes public welfare. However, as demonstrated by other public benefit corporations, such as Patagonia and Warby Parker, what is in the interest of the public can also show significant financial returns in the long run.

Public benefit corporations are a relatively new class of corporations that are intended to produce a public benefit and to operate in a responsible and sustainable manner. Under Delaware law, public benefit corporations are required to identify in their certificate of incorporation the public benefit or benefits they will promote and their directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in the public benefit corporation’s certificate of incorporation. Public benefit corporations organized in Delaware are also required to assess their benefit performance internally and to disclose publicly at least biennially a report detailing their success in meeting their benefit objectives.

Our Manager’s public benefit, as provided in its certificate of incorporation, is to create and maintain a community-owned genomic and phenotypic database that is designed to solve humankind’s most important medical challenges.

Given the large number of rare, chronic, and overlooked diseases, and the huge volume of genomics data being generated, it is critical that genomics data be made available to researchers to support the public good. Traditionally, this has been the domain of government institutions such as the National Institutes of Health and various non-profit foundations. However, foundations, while supportive of data sharing, are often not in the position to build the required technology to create the searchable container, or database, nor are they in a position to be responsible for sustaining the data and safeguarding the privacy and security of the data.

First Class Team in the Epicenter of Genomics

Our Manager’s executive team is comprised of experienced leaders in science and genomics, engineering, economics, and large-scale consumer engagement platforms. See “Directors, Officers and Significant Employees” beginning on page 40.

Government Regulation

Health Insurance Portability and Accountability Act of 1996 (HIPAA)

We are not subject to the Health Insurance Portability and Accountability Act of 1996, as amended, commonly known as HIPPA, because we are not a “covered entity” for purposes of that law. Accordingly, the privacy and other protections afforded to patients by HIPAA do not apply to us.

CCPA

In the United States, the California Consumer Privacy Act of 2018 (CCPA) became effective on January 1, 2020. The CCPA contains new obligations for businesses that collect personal information (which is broadly defined) about California residents. CCPA affords consumers expanded privacy protections and control over the collection, use and sharing of their personal information. For example, the CCPA gives California consumers (as defined by the law) expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations (up to $7,500), as well as a private right of action for data breaches that is expected to increase data breach litigation. The laws relating to privacy and data security are evolving. Other states are considering laws like the CCPA.

European General Data Protection Regulation (GDPR)

The European General Data Protection Regulation, commonly referred to as the GDPR, went into effect in May 2018. The GDPR increases privacy rights for individuals in Europe, extends the scope of responsibilities for data controllers and data processors and imposes increased requirements and potential penalties on companies offering goods or services to individuals who are located in Europe or monitoring the behavior of such individuals (including by companies based outside of Europe). Noncompliance can result in penalties of up to the greater of €20 million, or 4% of global company revenues. While we are currently accepting only members who reside in the United States, and hence are currently not subject to the requirements of the GDPR, we have structured our policies and procedures to comply with the GDPR.

Employees

We have no full time employees. We are managed by our Manager. Currently, our Manager has thirteen full-time employees.

Legal Proceedings

We know of no existing or pending legal proceedings against us or our Manager, nor are we or our Manager involved as a plaintiff in any proceeding or pending litigation.

DESCRIPTION OF PROPERTY

We and our Manager’s principal executive office is located at 10070 Mesa Rim Road, San Diego, California 92121, which our Manager leases on a month to month basis. The cost of the lease is paid by our Manager and reimbursed by us to the extent such cost qualifies for reimbursement. See “Our Management Agreement – Management Fee” beginning on page 64. We believe this space is adequate to meet our near-term needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

We were organized as a limited liability company under the laws of the State of Delaware on April 23, 2018. We are managed by LunaPBC, Inc., a Delaware public benefit corporation, which we refer to as our Manager. We have entered into a management services agreement, which we refer to as the Management Agreement, with our Manager to provide business, operational and financial management services to us. The rights, duties and powers of our Manager are governed by the terms of the Management Agreement and the Company operating agreement, which we refer to as our Operating Agreement. We have built the world’s first and largest human health database of Member Data, which we refer to as our Database, that is owned by a community comprised of its members. Our Database is comprised of various types of genomic and phenotypic data, such as medical, health and health- related data.

Operating Results and Trend Information

Results of Operations for the Six Months Ended June 30, 2021 Company Compared to the Six Months Ended June 30, 2020

For the six months ended June 30, 2021, we generated revenues of $39,021 compared to $0 for the six months ended June 30, 2020.

Our Manager covered our expenses without reimbursement until March 31, 2020 pursuant to our Management Agreement. As such, no expenses have been recorded during the period from December 5, 2018 to March 31, 2020. Our Manager is entitled to reimbursement for operational expenses accrued by the Company after March 31, 2020. As such, beginning April 1, 2020, although our Manager has continued to fund our expenses, we have recorded our expenses as incurred and recognized a corresponding payable to our Manager. For the six months ended June 30, 2021 and 2020, expenses funded by our Manager on our behalf were $95,977 and $51,874 with the 2020 period covering only the period following March 31, 2020 when our Manager became entitled to reimbursement. Expenses funded by our Manager have consisted primarily of general and administrative expenses including Database storage and financial reporting and compliance. Revenues and deferred revenues generated since July 1, 2020 were used to pay down the amount owed to our Manager for operational expenses. We may not generate revenues in excess of operational expenses for an indeterminate period of time. Since our expenses have exceeded our revenues, we have not incurred any management fees to our Manager under the terms of the Management Agreement. At June 30, 2021, the amount owed to the Manager for reimbursable expenses was $181,435.

Results of Operations for the Year Ended December 31, 2020, Compared to the Year Ended December 31, 2019

For the year ended December 31, 2020, we generated revenues of $11,813 compared to $0 for the year ended December 31, 2019.

For the nine months ended December 31, 2020, expenses funded by our Manager on our behalf were $135,457, consisting primarily of general and administrative expenses including Database storage and financial reporting and compliance. Revenues and deferred revenues generated in 2020 were used to pay down the amount owed to our Manager for operational expenses. At December 31, 2020, the amount owed to the Manager was $88,457.

Liquidity and Capital Resources

Our Manager covered our expenses without reimbursement until March 31, 2020 pursuant to our Management Agreement. As of June 30, 2021, reimbursable expenses paid by our Manager on our behalf and recorded as a payable to our Manager were $181,435.

We are obligated to promptly reimburse our Manager for all our expenses advanced by our Manager, in accordance with our Management Agreement (which the Manager may modify unilaterally). We began to reimburse our Manager when we generated revenues from operations in the second half of 2020, however, our expenses exceeded and continue to exceed our revenues. Our dependence on our Manager for funding of these expenses raises substantial doubt about our ability to continue as a going concern.

Our Manager’s capacity to fund all of our organizational expenses and to fund our operational expenses and the development expenses through the time when we generate significant revenues from operations is dependent on our Manager’s existing cash resources and its ability to obtain additional capital financing from investors sufficient to meet our needs and the needs of our Manager’s other operations. Our Manager has funded its operations and our operations primarily by sales of equity and debt securities. As a result of the COVID-19 pandemic, our Manager conserved capital by delaying various planned expenditures for marketing of our Database as well as administration and financial reporting expenses for the Company. Our Manager plans to raise additional funds through sales of equity securities to the extent necessary to fund our operations through the time when we generate significant revenues, at which time our revenues may be used to pay both our operational expenses and the management fee to our Manager (which management fee may then fund further development expenses). However, there can be no assurance that our Manager will be successful in its fundraising efforts. If our Manager is not successful in its intended fundraising efforts, our Manager may be required again to delay various planned expenditures for marketing of our Database, which delays could materially adversely delay generation of revenues. Based on the uncertainties described above, the Company’s business plan does not alleviate the existence of substantial doubt about the Company’s ability to continue as a going concern.

For the nine months ended December 31, 2020, expenses paid by our Manager on our behalf and recorded as a payable to our Manager were $135,457. For the year ended December 31, 2019 and the quarter ended March 31, 2020, expenses covered by our Manager on our behalf were $200,833 and $95,665 respectively. The Manager is entitled to reimbursement for operational expenses accrued by the Company after March 31, 2020.

DIRECTORS, OFFICERS AND SIGNIFICANT EMPLOYEES

We do not have any directors, officers, or significant employees. We are managed by our Manager, and we sometimes refer to our Manager’s officers and directors as our officers and directors and as our management. Neither our Manager, nor our Manager’s directors, is elected by our members, and neither will be subject to re-election by our members in the future. Our Manager may not be removed by our members for any reason.

Our Manager has a board of directors consisting of three authorized directors, with one of such positions currently vacant. The following are the directors, key officers and significant employees of our Manager, who by virtue of their collective ownership of our Manager, control our Manager. No other person or entity controls our Manager.

Name	Position with Manager	Age	Term of Office	Approximate Hours per Week for Part-Time Officers
Robert Kain	Chairman of the Board	60	Since October 2017	2 hours
Joe Beery	Chief Executive Officer and Director	58	Since May 2021
Dawn Barry	President	47	Since January 2018
Scott Kahn, Ph.D.	Chief Information Officer	62	Since January 2018	30 Hours
Debora Thompson	Vice President, Strategic and Business Ops	48	Since March 2018

Robert Kain was LunaPBC’s Chief Executive Officer (Principal Executive Officer) from October 2017 to May 2021 and is currently Chairman of the Board. Bob is a renowned pioneer in genomics and a co-founder of LunaPBC. Bob joined Illumina pre-IPO in 1999 and retired in 2014 as the Chief Engineering Officer. At Illumina, Bob led the invention of the modern, high-throughput genome sequencer that brought the cost from millions of dollars per genome down to less than $1,000 U.S. dollars. Bob is lead inventor on 28 United States patents that led to the breakthroughs that have revolutionized genome sequencing. Prior to joining Illumina, Bob was the Director of the Microarray Business Unit at Molecular Dynamics. He is also on the Scientific Advisory Boards of Dovetail Genomics, Singular Genomics, and Edenroc Biosecurity, and is the co-founder and acting chief executive officer of Revere Biosensor, a private company. Additionally, he is the co-founder and chairman of the board of a successful health & fitness business, Mesa Rim Climbing and Fitness Center, with multiple locations in San Diego and Reno, Nevada. Bob received a BS in Physics from San Diego State University and an MBA from Saint Mary’s College of California.

Joe Beery has been LunaPBC’s Chief Executive Officer since May 2021 and served on its advisory board since May 2020. From January 2014 to September 2019, Joe was Senior Vice President and Chief Information Officer of Thermo Fisher Scientific Inc., a diversified life sciences company with over 70,000 employees globally encompassing brands Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services. Prior to becoming LunaPBC’s Chief Executive Officer, Joe provided advisory services to technology and life sciences companies. He serves on the board of directors of Intuitive Surgical, Inc. (Nasdaq: ISRG) and the Genomics Institute at Rady Children’s Hospital. He holds a bachelor’s degree in business computer systems from the University of New Mexico.

Dawn Barry has been LunaPBC’s President since January 2018. Dawn is an esteemed thought leader and veteran of the genomics industry and a co-founder of LunaPBC. She has given TED talks and is a frequent guest speaker on personalized medicine and genomics. Dawn served as the Vice President of Applied Genomics at Illumina, Inc through January 2018. Dawn integrated market development strategies with product and business model innovation to accelerate the application of genomics in medicine and personal healthcare. Dawn joined Illumina in 2005. Prior to Illumina, Dawn spent seven years at Genaissance Pharmaceuticals, one of the first genomics startups focused on individualized medicine and DNA-based diagnostic testing. Dawn was named San Diego Business Journal’s 2017 Business Woman of the Year and was a speaker at TEDxSanDiego 2016. She holds a BS in biology from the University of Vermont and a MBA from the University of Connecticut School of Business.

Scott Kahn, Ph.D., has been LunaPBC’s Chief Information Officer since January 2018. Scott leads LunaPBC’s information and data strategy and information security. Scott joined Illumina in 2005 as its first Chief Information Officer and also served as its VP of Commercial and Enterprise Informatics, where he led all corporate information services, software development, and bioinformatics. Prior to Illumina, Scott was the Chief Science Officer and General Manager of Life Sciences at Accelrys (currently Biovia/Dassault Systems) responsible for 65 percent of the company’s business. Scott received his PhD in Theoretical Organic Chemistry and was an Assistant Professor of Chemistry at the University of Illinois Urbana-Champaign.

Debora Thompson has been LunaPBC’s Vice President, Strategic and Business Operations, since March 2018. Debora joined LunaPBC in March 2018 to spearhead strategic planning and execution of the LunaPBC infrastructure development. Prior to that, she spent over 10 years at Illumina leading projects and teams to accelerate genotyping and next-generation sequencing into applied and clinical markets. She served as chief of staff to both the new and emerging markets and applied genomics business units. Her passion and commitment to improving healthcare through discovery is anchored by a background in clinical molecular biology research and almost 20 years in biotech. She holds an MS from the University of Central Florida.

Family Relationships

There are no family relationships among any of our officers or directors.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent persons, the functions that would have been performed by such committees are performed by our Manager. Thus, there is a potential conflict of interest in that our Manager has the authority to determine issues concerning its own and its management’s compensation and other audit issues that may affect management decisions.

Involvement in Certain Legal Proceedings

In the last five years,

•

no petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, nor has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of, any director of executive officer of our Manager, or any partnership in which he or she was general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing, and

•	no director of executive officer of our Manager has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses).

COMPENSATION OF OUR MANAGER

The operation of our Company is managed by our Manager. Our Company does not have any directors, officers or employees. Pursuant to the Management Agreement, the Company is obligated to pay to the Manager a management fee (the “Management Fee”) calculated as the sum of (i) 50% of the Net Revenues (defined below) of the Company; plus (ii) the amount of all Non-Profit Revenue (defined below) of the Company. The following description of our Manager’s compensation is subject to our Manager’s right to modify the terms of the Management Agreement, including the terms relating to the Manager’s fees and other compensation, unilaterally. See “Our Management Agreement—Amendment, Modification, or Waiver” above beginning on page 64.

“Net Revenues” means (i) all revenue (excluding Non-Profit Revenue) recognized by the Company from (a) discovery activities, including marketing research or study recruitment, that derive value from the content contained in the Database (all of which queries and activities based on the results derived therefrom must be consistent with the applicable Purchaser Consent and Privacy Policy for the affected Members) and (b) license fees, royalties and other revenue derived from intellectual property acquired through collaborations with third parties with respect to Member Data, less (ii) Operational Expenses (as defined below). For this purpose, Operational Expenses do not include Organizational Expenses (as defined below), Operational Expenses borne by the Manager or the Management Fee.

“Non-Profit Revenue” means all revenues recognized by the Company from transactions with corporations, trusts, unincorporated association, or other types of organizations (“Non-Profit Organizations”) that (i) are exempt from federal income tax under section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (ii) have applied in good faith for a determination of such exemption from the Internal Revenue Service, or (iii) would be eligible to be so exempt, in the reasonable opinion of the Manager, if operated in the United States. Examples of Non-Profit Organizations include disease foundations, research organizations, and organizations for the benefit of minority or economically disadvantaged groups. License fees, royalties and other revenues earned from Collaboration IP (as defined below) generated through collaboration with a Non-Profit Organization are not Non-Profit Revenue and will be included in Net Revenues, even if such license fees, royalties and other revenues are paid by Non-Profit Organizations.

The Manager will determine the Management Fee with respect to Net Revenues and Non-Profit Revenue for each fiscal quarter. The Management Fee is payable within ten (10) days following the closing of the Company’s books for each quarter, to the extent of available cash in the Company. To the extent sufficient cash is not available at a payment date, the unpaid portion of the Management Fee will accrue and be paid promptly following the Company’s receipt of cash sufficient to pay the amount in arrears.

The Manager is responsible for, and not entitled to reimbursement for, all fees, costs or expenses incurred by it on behalf of the Company in connection with organizing and managing the Company and in connection with the initial offer and sale of the Shares, including printing, travel, filing fees, marketing expenses, legal and accounting fees, and similar fees incurred in connection with the investigation, evaluation, registration, qualification, issuance and sale thereof, such as costs incurred in qualifying for the exemption from registration pursuant to Regulation A under the Securities Act of 1933, as amended with the Securities and Exchange Commission, including any post-qualification amendments or supplements to the initial Regulation A offering statement (collectively, the “Organizational Expenses”).

The Company is obligated to reimburse the Manager promptly for all Operational Expenses (defined below) advanced by the Manager. Notwithstanding the foregoing, the Manager is not entitled to reimbursement for Operational Expenses paid by the Manager if such Operational Expenses would have been, but for the provisions of the Management Agreement denying reimbursement, accrued by the Company under generally accepted accounting principles on or before March 31, 2020. “Operational Expenses” are all costs and expenses related to the Company’s operations, but excluding the Organizational Expenses, costs to develop Database IP (as defined below) and the Manager’s overhead and compensation related expenses, including compensation and expenses of the officers, directors, employees, auditors, attorneys and other agents of the Manager and fees and expenses for administrative, bookkeeping, clerical and related support services, office space and facilities, utilities, telephone and email of the Manager, all of which are the responsibility of the Manager.

The Manager will own all intellectual property, including U.S. and foreign patents and trade secrets, conceived or discovered by the Manager, solely or jointly, related to the Database (collectively, “Database IP”). Database IP does not include intellectual property rights the Company acquires from collaborations with third parties that obtain Access to the Database (“Collaboration IP”), which Collaboration IP will be owned by the Company.

Net Revenues includes compensation from researchers for identifying potential members for targeted research. Initially, our Manager will negotiate with these researchers to provide them introductory access to members and our Manager may be compensated by such researchers for such services without sharing such compensation with our Company or any members. The research sponsors may thereafter negotiate directly with members, and any such members who elect to participate in any such targeted research may be compensated directly by such researchers. Any such compensation to members will be determined entirely through private agreements between such members and the applicable researchers.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the approximate beneficial ownership of our shares as of November 30, 2021 for each director, key officer and significant employee of our Manager and for the directors, key officers and significant employees of our Manager as a group. As of such date, 368,392 shares were issued. No person or group holds more than 10% of our shares.

Name of Beneficial Owner (1) (2)	Number of Shares Beneficially Owned	Number of Shares Acquirable	Percent of All Shares
Robert Kain	261	1,533	*
Dawn Barry	127	0	*
Scott Kahn, Ph.D.	601	0	*
Joe Beery	0	0	0%
Debora Thompson	357	0	*
All directors and executive officers of our Manager as a group (5 persons)	1,346	1,533	*

*	Represents less than 1% of our outstanding common shares.
(1)

Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	Each listed beneficial owner has an address in care of our principal executive offices at 10070 Mesa Rim Road, San Diego, CA 92121.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS AND CONFLICTS OF INTEREST

Interest of Management and Others in Certain Transactions

Management Fee and Expenses

We anticipate conducting various transactions with our Manager, a related party, including but not limited to those specified in the Management Agreement. We are obligated to pay a Management Fee to the Manager and our Manager is obligated to pay for certain of our expenses. See “Compensation of our Manager” beginning on page 42. With limited exceptions, our Manager has the right to modify the Management Agreement unilaterally (i.e., without the consent of any of our members). Such modifications generally, but not always, require advance notice to members. See “Our Management Agreement – Amendment, Modification, or Waiver” above beginning on page 64.

Manager Operations Separate from the Company

The Company will earn revenues from data discovery activities that derive value from the content contained in the Database, such as (i) providing to third parties including but not limited to pharmaceutical and biotechnology discovery companies, access to the Database for population-level research, and (ii) making available to these customers, directly or through the Manager, contact information for Members who have elected to allow the sharing of such contact information. The Management Agreement indicates that certain activities are not data discovery activities and permits the Manager in its sole discretion to choose to conduct such activities for its own or for its affiliate’s account or for customers without accounting to the Company for the revenues derived from such activities. Excluded activities are:

•

Communication and member engagement services provided to customers following a data discovery activity that identifies or provides contact information of members; for example, a pharmaceutical company conducting a clinical trial may determine to hire our Manager to more fully engage our Members who elected to be participants in such trial, in order to reduce participant drop-out rates;

•

assisting customers in collecting longitudinal data of identified members that is at the time of initial collection outside the Database; for example, a pharmaceutical company conducting a clinical trial may determine to hire our Manager to encourage better compliance with trial participant information requests from our Members who elected to be participants in such trial;

•	the offer or sale of value added goods and services to members, whether by the Manager, an affiliate of the Manager or a third party offering goods or services that may be of interest to members;

•	professional services such as scientific consultation or project management; and

•	any and all other activities of the Manager that do not derive direct value from the content of the Database.

Our Manager currently intends to engage in each of the activities identified in the first four bullets above and it may in the future seek opportunities to engage in further activities consistent with its stated public benefit (see “Public Service Vision” on page 35 above) that do not derive direct value from the content of the Database.

Database Development and Intellectual Property License

Pursuant to the Management Agreement, the Manager develops and improves the Database at the Manager’s sole expense. The Manager will own all intellectual property, including U.S. and foreign patents and trade secrets, conceived or discovered by the Manager, solely or jointly, related to the Database (collectively, “Database IP”). Database IP does not include intellectual property rights the Company acquires from collaborations with third parties that obtain access to the Database (“Collaboration IP”), which Collaboration IP will be owned by the Company.

The Company enjoys a non-exclusive license for the Database IP, which license will continue in perpetuity in the event of termination of the Management Agreement, the Manager ceasing to serve as manager of the Company or the dissolution of the Manager.

Our Manager may modify the terms of our Management Agreement, including the license terms (with limited exceptions), unilaterally. See “Our Management Agreement—Amendment, Modification, or Waiver” above beginning on page 64.

Other Intellectual Property

The Manager owns certain trademarks, trade dress, logos, internet domain names, websites and associated software and social media accounts created for the Company. The Company has an exclusive license to all those assets but the Manager has reserved a non-exclusive right also to use them in connection with its operations that are separate from those of the Company. Our Manager may modify the terms of our Management Agreement, including the license terms (with limited exceptions), unilaterally. See “Our Management Agreement—Amendment, Modification, or Waiver” above beginning on page 64.

Except as noted immediately above, there are no transactions or currently proposed transactions since our inception to which we were or will be a participant and the amount involved exceeded or will exceed the lesser of $120,000 or 1% of our total assets, and in which any member of our Manager or 10% beneficial owner, promoter (or immediate family member of the foregoing persons) of our Company had or will have a direct or indirect material interest.

Conflicts of Interest

Fiduciary Duties

The directors and officers of our Manager have a fiduciary duty to manage our Manager in a manner that is beneficial to its owners, subject to the public benefit stated in our Manager’s certificate of incorporation. That benefit is to create and maintain a community-owned genomic and phenotypic database that is designed to solve humankind’s most important medical challenges. Conflicts of interest may arise between our Manager, on the one hand, and us and our members, on the other hand. In resolving these conflicts of interest, our Manager may favor its own interests over our interests and the interests of our members.

Our Operating Agreement contains provisions that eliminate the fiduciary standards to which our Manager would otherwise be held by state fiduciary duty law. For example, our Operating Agreement permits our Manager to make a number of decisions, in its individual capacity, as opposed to in its capacity as our Manager, or otherwise, free of fiduciary duties to us and our members other than the implied contractual covenant of good faith and fair dealing, which means that a court will enforce the reasonable expectations of the parties where the language in our Operating Agreement does not provide for a clear course of action. This entitles our Manager to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us or our members.

Incumbency of Manager and Changes to Operating Agreement or Management Agreement

Our Members have no right to remove our Manager or to consent to changes to our Operating Agreement (subject to limited exceptions) or the Management Agreement, which our Manager may make unilaterally. Accordingly members will have very limited say in matters affecting our operations and very limited recourse against us.

Indemnification Matters

We must indemnify our Manager and its officers, directors and employees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our Manager or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. Thus, our Manager could be indemnified for its negligent acts if it met the requirements set forth above.

SECURITIES BEING OFFERED

The shares represent limited liability company interests in our Company. See “Our Limited Liability Company Operating Agreement” below beginning on page 56. The discussion below regarding the rights of holders of shares relates to our current Operating Agreement and is qualified by our Manager’s right to modify the provisions of our Operating Agreement (with limited exceptions) unilaterally, without the consent of any of our members. See “Our Limited Liability Company Operating Agreement—Unilateral Modification” beginning on page 60.

Unlike the holders of common stock in a corporation, our members have extremely limited rights and remedies, which primarily consist of a member’s right to cause the redemption of all or some of his or her shares by terminating his or her Purchaser Consent or having us purge selected Member Data from our Database and resign as a member of our Company. See “Our Limited Liability Company Operating Agreement” beginning on page 56. Compared to stockholders in a typical public Delaware corporation, the holders of our shares will have very limited rights, as summarized in the following table and as further described below:

	Common Stock	Our Shares
Consideration for Shares	Flexible, but generally cash (for investors) or services (for employees or contractors).	Grant of a limited, non-exclusive right to use Member Data.

Voting Power	Generally entitled to elect and remove directors and to vote on major issues, including proposals for fundamental changes affecting the company, such as mergers or liquidation, and amendments to the certificate of incorporation (such as authorizing new classes of stock or increasing the number of authorized shares of stock).	No voting rights relating to the management and operation of the Company or the issuance of new classes of equity, except to appoint a liquidator upon the dissolution of our Company if the Company does not have a Manager at that time.

Mergers; Conversions	Requires the approval of the stockholders if the company is a party, except for certain “short form” mergers between a parent corporation and a 90% held subsidiary.	Does not require the approval of any members.

Dissolution	Requires the approval of the stockholders or a court order.	Does not require the approval of any members.

Transfers	Right to transfer ownership of shares, subject to applicable securities laws.	No right to transfer shares, except in certain circumstances upon the death of a member or as may be required by law (for example, in the case of an individual’s bankruptcy or pursuant to a court order) or with our Manager’s consent (which our Manager does not currently anticipate granting). See “Our Limited Liability Company Operating Agreement – Transfer of Shares” and “—Redemption Rights” beginning on page 57.

Dividends/Distributions	Subject to the board of directors authorizing a dividend and subject to any dividend preference of any other classes of stock, shares are entitled to an equal share of distributions of company assets, including in the event of a liquidation of the company.	While our Operating Agreement provides that the Company will effect a distribution of accumulated net earnings at least once annually, subject to the availability of sufficient funds, our Manager may unilaterally modify the terms of our Operating Agreement, including the terms relating to payments of distributions, and hence may reduce or eliminate the payment of distributions on shares, including in the case of a liquidation of our Company. See “Our Limited Liability Company Operating Agreement – Distributions and Dividends” beginning on page 56.

Right to Sue	Officers and directors are subject to fiduciary duties to the stockholders. Stockholders can bring derivative actions in the name of the corporation against officers or directors who have breached their fiduciary duties to the stockholders. Generally no specific restrictions on bringing class actions, no arbitration requirements, no fee-shifting provisions, and no waiver of jury trial. Venue may be defined in government documents.	Neither we nor our Manager is subject to any fiduciary duties to our members, and our members cannot bring derivative actions against us or our Manager. Our Operating Agreement limits venue for claims against our Company or our Manager to San Diego, California, requires mandatory arbitration except for a few types of exempt claims, and precludes members’ right to bring any claim as a class action or to a jury trial. In addition, the prevailing party in any arbitration may be entitled to recover his, her or its fees and expenses.

Fixed Terms	Generally requires the consent of a majority of outstanding shares to modify the terms of a class of shares.	With limited exceptions, our Manager may unilaterally modify the terms of our Operating Agreement, which govern the rights of our members.

Limited Liability of Stockholder	Stockholders liability generally limited to invested capital and distributions received unlawfully.	Members’ liability limited to distributions received unlawfully.

Information Rights	A stockholder is entitled to view a corporation’s stock ledger, a list of its stockholders, and its other books and records for any purpose reasonably related to the stockholder’s interest as a stockholder.	Members may not view the member list or a members’ contact information, and review of books and records is limited to our organizational documents and financial statements.

Redemption Right	Generally no right to redeem shares.	Effective right to redeem shares by terminating the member’s Purchaser Consent (to redeem all shares issued to the member) or requesting us to purge selected Member Data (to redeem the shares issued to the member in exchange for that selected Member Data).

Power of Attorney	Generally none provided except for an optional limited proxy in connection with shareholder meetings.	Each member grants a limited power of attorney to our Manager by virtue of becoming a member.

Consideration

To become an initial holder of shares, a member must provide us with validated genome data of the type listed under the heading “Data Type” in the table below. If eligible, and if Extra Submissions or Additional Files of similar Member Data are provided in the same calendar year, such Member Data will entitle members to additional shares (as noted in columns 3-7 in the table below) and such additional submission and issuance is contingent on confirmation of the different content of the additional Member Data (see the “Quality Assurance” section below for more information).

Data Type	Shares per Initial File	Extra Submissions* Allowed at Initial File Value	Subtotal shares at Initial File Value	Number of Additional Files** of Same Type Allowed (@ 10 shares each)	Subtotal Additional Shares(@ 10 shares each)	Maximum Possible Shares
DNA Targeted Genes	10	—	10	4	40	50
Genotyping by DNA Genome-wide Microarray or Sequencing	50	—	50	2	20	70
DNA Exome	150	—	150	3	30	180
DNA Whole Genome	300	—	300	2	20	320
DNA Tumor Targeted Genes	10	4 time points/year	40	3	120	160/year
DNA Tumor Genome-wide Genotyping	50	4 time points/year	200	3	120	320/year

*	Some data types permit Extra Submissions at the “initial file” share value as defined in the table above.
**

If additional files of similar data types are accepted, they are only worth 10 shares and contingent on confirmation of different content in the additional files (see the heading “Quality Assurance Process for Contributed Data” below for details).

Example: For a Tumor Targeted Panel, additional files from same time point (i.e. same biopsy, different areas of tumor) may be submitted for 10 shares each to a maximum of 4 files per biopsy. Extra submissions are also allowable so long as each submission is from a different time point up to a max of 4 time points per year.

Detailed Definitions of Data Types (With Examples)

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Genotyping by DNA Genome-Wide: Data produced from a product that targets and reads pre-selected genetic variations, within human DNA (i.e. the human genome) . Genome-wide means that the product covers variants that span the full 23 chromosomes of all humans (typically targeting at least 500,000 variants). Today, most direct-to-consumer genetic testing products are DNA genome-wide microarrays including those currently provided by 23andMe, AncestryDNA, FamilyTree DNA and MyHeritage.

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Genotyping by Sequencing: Data produced from a product that sequences the human genome, typically at .5x to 5x genome coverage. Coverage refers to the average number of reads that cover a specific section of the human genome. Example supplier: Gencove.

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DNA Targeted Genes: Data produced from a product that targets and reads a pre-selected subset of genetic variants or subset of genes (typically not across the entire genome or even across all genes) that support the medical or health goals of the product (ex. mutations associated with cardiovascular disease risk), either through microarray or next-generation sequencing technology. Excludes products with <10 variants targeted (such as PCR products and Sanger sequencing products). Example suppliers: Myriad, Color Genomics.

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DNA Exome: Data produced from a sequencing product that encompasses all genetic variation within all of the genes in the human genome, also known as the coding region (~1% of a whole genome). Example suppliers: Invitae, Ambry.

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DNA Whole Genome: Data produced from a sequencing product that sequences the entire human genome including all genes (coding regions), as well as all DNA not within genes (non-coding regions). A total of ~3 billion DNA base pairs make up the human genome, spanning 23 chromosomes. Example suppliers: Understand Your Genome®, Veritas.

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DNA Tumor: Data produced from a product that genotypes pre-selected variants or sequences genes, the exome, or the whole genome of the tumor DNA from an individual. This information is typically used to compare to the normal DNA found outside of the tumor. Example suppliers: Foundation Medicine, Tempus.

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DNA Methylation: Data produced from a product that profiles DNA modification of either a subset (targeted) of the entire genome or the entire genome that influences the function of a genome. Methylation is a common example of the type of DNA modification that is profiled in the epigenome. Example suppliers: GeneDx, Great Plains Lab.

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RNA: Data produced from a product that profiles the expression of either a subset (targeted) of the entire transcriptome or the entire transcriptome (i.e. all of the RNA expressed from a person’s genome) using microarray (genome-wide) or sequencing (targeted, transcriptome) technologies. The expression levels of the RNA represents how active genes are in a person’s genome. Example suppliers: Macrogen, MBG Laboratories.

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RNA Tumor: Data produced from a product that profiles RNA expression levels of either a subset (targeted) of the entire transcriptome or the entire transcriptome of an individual’s tumor. This information is typically used to compare to the normal RNA expression levels found outside the tumor in the same tissue. Example suppliers: Caris Molecular Intelligence, Tempus.

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Microbiome: Profiling of select microorganisms (e.g. bacteria, viruses, fungi, etc.) by looking at a subset (targeted, e.g. 16S) of genes or the whole genome of the microorganism in gut, skin, reproductive, and oral regions. Example suppliers: uBiome, American Gut.

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Health Records – Clinical Data: The Electronic Health Record is a record of clinical services for patient encounters in a care delivery organization. These encounters generate clinical data that is converted into digital format by digital healthcare system software (such as Epic and Cerner) in alignment with current digital standards. This digital clinical data typically includes, but is not limited to, the following individual records or resource types (also known as component file types): vital signs, immunizations, procedures, test results, and conditions. We intend to accept all digital clinical data component file types, but we reserve the right to decline individual records that we consider duplicative of previously submitted individual records or otherwise not valuable towards discovery.

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Health Records – Prescription Reports: These reports are specifically pulled from Pharmacists , and do not include prescription information within doctor’s office reports (which are “EHR—Clinical Reports”). Example suppliers: CVS, Walgreens, Rite-Aid.

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PDF of Historical Health Record: This is a PDF version of the “Health Records – Clinical Data” that LunaDNA will accept for historical records of patient encounters in a care delivery organization. Only typed reports (not handwritten) are currently accepted in PDF. Example suppliers: Healthcare Provides, Diagnostic Labs.

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Electronic Surveys: Completion of one LunaDNA-supplied or LunaDNA-supported third party survey. Topics may include but are not limited to: family health history, member health, medications, environment, or lifestyle. Shares are allocated at 1 share per each full 5-minute period that it takes to complete a survey based on our manager’s defined calculation method that estimates the average time it takes a typical individual to complete each survey.

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Personal Fitness Monitor: Fitness monitors measure steps, distance, calories burned, pulse rate, etc. To be accepted, a file must include 20 full (non-duplicated) days of device data from a LunaDNA-approved product. Example devices: Fitbit, Apple Watch..

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Clinically Certified Device: These devices have clinical certification, are typically prescribed by a physician, and may include devices permanently attached to an individual (i.e. pacemaker). To be accepted, a file must include 20 full (non-duplicated) days of device data from a LunaDNA-approved product. Example devices: Medtronic Azure® pacemaker, Dexcom G6TM Continuous Glucose Monitoring (CGM) System.

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Nutrition Tracker: These apps or devices typically keep track of what an individual eats on a daily basis. To be accepted, a file must include 20 full (non-duplicated) days of nutrition consumption from a LunaDNA-approved product. Example products: Calorie Counter & Food Diary by MyNetDiary, Calorie Counter & Diet Tracker by MyFitnessPal.

Quality Assurance Process for Contributed Data

1. Prevention of randomly generated files / confirmation that file is human genomic data:

a.	The sites for sharing data will employ various spam blocking techniques to suppress bot activities and spammers.

b.	The uploaded data will be cross-checked against a reference of the latest human genome.

2. Prevention of duplication of files / assessment level of overlap (if any) of content:

a.

Each time a file is submitted, the system will review previous data contributions to assess (1) if this is the first of this data type contributed by this member, (2) what rules exist for additional files and extra submissions (see below), and (3) the level of overlap of the content provided (see below).

b.

If any previously contributed files of the same data type exist, the uploaded data is compared against it/them to identify overlapping content. For DNA or RNA files, content that has greater than 95% overlap will be considered a duplicate file and not accepted.

3. Confirmation of additional submission rules:

a.

Tumor file submissions must include the date of test or they will not be accepted. All files will be reviewed to determine whether they are the same time point (see rules for “Additional Files”) or different time points (see rules for “Extra Submissions”).

b.

Microbiome submissions must include the date of the test and the region of the body from which the sample was taken. All files will be checked to confirm that the date and region contributed are not duplicates of previous submissions.

c.	Digital and PDF Health Records will be checked to confirm the month or year of data being submitted, test type, and test provider are not duplicates of prior submissions.

d.

Device and Tracker data files must include the date for each data entry and the name of the device or app from which they come. The system will confirm that (1) the file comes from a LunaDNA-supported and approved device or tracker, (2) the dates submitted are not duplicated with prior submissions, and (3) at least 20 days of submitted days have data.

As we accept new data types and our discovery capabilities expand, we intend to evolve our quality assurance processes to continue to ensure accurate and appropriate data is accepted into our Database and credited to Members for share acquisition.

Value of Consideration

We established the value for the different types of Member Data, which we used to determine the number of shares issued in exchange for the contribution of such Member Data, based on the fair value as determined by an accepted standard. In using an accepted standard, we noted the absence of bona fide sales of similarly limited and revocable Member Data rights made within a reasonable time. In particular, we used three independent, market-based valuation methods to determine the fair value of Member Data received in exchange for our shares. Our valuation of Member Data involved first estimating the fair value of Genotyping by DNA Genome-Wide Microarray or by Sequencing data, which we refer to as a GT file. Other genomic contributions were then valued in relation to the fair value of a GT file.

Each valuation method applied was based on observable, third-party market transaction data using either the market approach valuation technique or the income approach valuation technique. The market approach is a valuation technique that uses prices and other relevant information generated by market transactions involving identical or comparable (that is, similar) assets, liabilities, or a group of assets and liabilities, such as a business. The market approach bases the value measurement on what other similar unrelated enterprises or comparable transactions indicate the value to be. Specifically, investments by unrelated parties in comparable equity securities (or assets) of the subject enterprise or transactions in comparable equity securities (or assets) of comparable enterprises are evaluated. Financial and nonfinancial metrics may be used in conjunction with the market approach to estimate the fair value of the privately issued securities of the subject enterprise. The income approach uses valuation techniques that convert future amounts (for example, cash flows or income and expenses) to a single current (that is, discounted) amount. The fair value measurement is estimated on the basis of the value indicated by current market expectations about those future amounts. The income approach obtains its conceptual support from its basic assumption that value emanates from expectations of future income and cash flows.

The first analysis of the GT file value was a genotype contribution valuation. This analysis is a market approach based on market participant data, specifically the price that individuals pay to established genotype testing services for both (a) trait, genealogy and health analyses (services) and (b) the right to access the underlying GT file (asset). To obtain the value of a GT file, we subtracted the estimated cost of the services of sequencing a DNA sample and generating a genealogy report from the total observed market price paid by consumers for the bundle of services/assets consumers pay to direct to consumer genomics providers, to obtain at the “residual value” of the standalone GT file. The total observed market price paid by a consumer for the bundle of services/asset is $50, which is the market price (or in some cases, the frequently available discount price) frequently observed from different well known vendors in the industry that provide these services. We then estimated the cost of sequencing a DNA sample and generating a genealogy report at $35, based on the cost observed for a vendor providing only the services (i.e., sequencing and providing a genealogy report) but not the asset. We then calculated the residual value of the GT file to be $15. Then, based on the number of vendors in the marketplace seeking a copy of a consumer’s GT file and the ability of consumer’s to share a GT file with an unlimited number of vendors, we estimated that the average consumer would license his or her GT file to four entities, yielding a value of $3.75 per GT file license. We are not aware of any market data indicating the average number of vendors to which a person licenses his or her GT file. Our Manager has observed at least 25 vendors currently in the market accepting GT Files and believes this number will grow over time. The estimate that a consumer would on average license his or her GT file to four entities is the Manager’s reasonable estimate derived from the experience of its management team acquired by talking to consumers, data brokers, researchers and other data collection vendors.

The second analysis of the GT file value was an imputed valuation based on observed market prices of an electronic health record (EHR). This analysis is also a market approach based on market participant data – specifically, the observable price of a de-identified EHR, which we observed in publicly available listings to be between $7 and $50. We were not able to obtain information on the content or comprehensiveness of the EHRs that were indicated to be for sale. In our analysis, we assumed a mid-price of $20 per EHR, and we then estimated that a mid-priced EHR record would contain 30% of the total information we would be able to obtain from a highly engaged member. That is, we assumed that a member who elects to provide an EHR to us will be more engaged with our community and likely also to provide multiple other data contributions in exchange for shares, such as various types of genomic data, wearable data and surveys. This analysis implies a value of $67 ($20/30%) for all data we would obtain from a single more engaged member providing an EHR to us, including other data provided by the same member. We estimated that the GT file for such a member would represent 5% of the total value of all contributions by that member, thereby implying a value of the GT file of $3.33.

The third analysis of the GT file value was a discounted cash flow (net present value or NPV) analysis based on the value per record observed from two significant market transactions involving the acquisition of large volumes of patient medical data. The discounted cash flow analysis is an income based approach that involves forecasting cash flow estimates for a discrete forecast period (seven years in this case), discounted to present value, and then adding the estimated cash flows from the end of the projection period forward (the terminal value), also discounted to present value. The terminal value captures the residual value of all cash flows generated beyond the seven-year discrete forecast period used in the analysis. We prepared the discounted cash flow analysis using estimates of the projected number of members, number of studies/queries per member, and the associated revenues for the first seven years after qualification. We then estimated the earnings per member based on observed market transactions that included the acquisition of large volumes of patient medical data. We estimated that the earnings per member will increase by 5.0 percent each year and assumed that our company will not generate any earnings until it has at least 1.0 million members, which we anticipate occurring by year four. The estimated growth rate in earnings per member of 5.0 percent reflects anticipated annual inflationary and real growth rates of 3.0 percent and 2.0 percent, respectively. We estimated a discount rate range of 50.0 percent to 55.0 percent based on historical venture capital rates of return for startup or early development stage healthcare companies. In order to estimate the terminal value, we utilized a Gordon Growth Model to estimate the residual value beyond the explicit seven-year forecast period used. We estimated a long-term sustainable annual growth rate of 3.0 percent for the terminal value calculation based on the anticipated long-term inflation rate. Based on the foregoing, we estimated a range of the aggregate value of an average member’s total Member Data contributions and then adjusted that aggregate value by the relative value of a member’s GT file compared to the aggregate value of all of an average member’s total Member Data contributions to determine the NPV of the GT file. The discounted cash flow analysis also provides a reasonableness test with respect to the other two valuation methods in that it relates the fair value per GT file to the anticipated future value of our company via its anticipated cash flows. The discounted cash flow analysis resulted in an estimated fair value for the GT file of $3.35.

We then took the arithmetic mean of these three methods described above to arrive at an estimated fair value of $3.48 for a GT file. Finally, we determined to issue 50 shares for each GT file, resulting in an estimate of the fair value of each share at $0.069, which we rounded to $0.07 per share. We established 50 shares per GT file to yield a baseline value per share (that is, $0.07) that enables us to value more precisely other Member Data types as a fraction or multiple of the value of the GT File. For example, we determined that the value of an Electronic Survey (per each 5 whole minutes it takes on average to complete) was approximately 2% of the value of a GT file, or $0.07, and allocating 50 shares to the GT file enabled us to allocate a round number of 1 share to such Electronic Survey.

Once we determined the fair value of a single GT file on a stand-alone basis, we developed estimates of the fair value of all other types of Member Data based on the relative values of the various types of data. The valuations for all types of Member Data other than the GT file were based on a determination of the relative value of such Member Data type compared to the GT file or compared to another Member Data type that in turn was valued relative to the GT file. (An example of the latter is the DNA Tumor Exome discussed immediately below.)

For example, we assigned 300 shares to the DNA Tumor Whole Genome based on a multiple of 6 times the value of a human normal GT file. Our Manager estimated the information contained in an individual’s cancer tumor whole genome file (as defined by an Illumina Sequenced Genome) to be about 6 times more informative medically than the information in a human normal GT file, largely due to the value of the incremental information culled from evaluating the mutations that have occurred in the sequence of the cancer tumor. Accordingly, we assigned 300 shares to the whole genome.

We assigned 150 shares to the DNA Tumor Exome (exome) based on the exome’s relative value to the DNA Tumor Whole Genome (whole genome). Specifically, the whole genome (both cancer tumor and human normal) is composed of the exome plus other regions that may be informative. However, the value of these non-gene areas has not been proven and is thought to be smaller than the value of the exome. As such, we assigned 150 shares to the exome based on our estimate that the exome represents approximately 50% of the value of the whole genome.

For the following data types, we determined the relative value starting with an assumed quantity of contributed Member Data over time, and compared that assumed quantity to the value of the GT file, as follows:

Member Data Type	Assumed Contribution Quantity Compared to GT File	Estimated Total Value of Assumed Contribution Quantity	Estimated Value Relative to GT File
Health Records—Prescription Reports, including supporting collection information	Monthly contributions over 1 year, 4 shares per contribution	$3.36	97%
Electronic Survey (per each 5 whole minutes it takes on average to complete)	One 10 minute survey per month over 2 years, 2 shares per survey	$3.36	97%
Personal Fitness Monitor (per 20 days of data)	Monthly contributions over 1 year, 4 shares per contribution	$2.52	72%
Clinically Certified Device (per 20 days of data)	18 20-day contributions over 1 year, 10 shares per contribution	$12.60	362%
Nutrition Tracker (per 20 days of data)	18 20-day contributions over 1 year, 2 shares per contribution	$2.52	72%

Two of the Member Data types in the table above – Electronic Survey and Nutrition Tracker – involve a subjective component, meaning that the data is member-reported and is neither determined or measured by a physical device nor collected by a third party subject to controlled reporting criteria (such as Health Records).

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For Electronic Survey data, we took into account in our relative valuation that the utility of self-reported survey answers in scientific discovery increases when such responses are collected over time from the same individual and when responses from multiple individuals are combined into the same database. We estimated that two years of once-per-month survey data with a total of 10 whole minutes of completion time from a single individual combined into our database would approximate the value, for discovery purposes, of a single individual’s GT file combined into our database.

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For Nutrition Tracker data, we took into account the same considerations as for Electronic Survey data. The greater frequency of assumed data collection (every 20 days versus once a month) and the more narrow subject matter of the collected data led us to conclude that one year of Nutrition Tracker data had approximately the same value as the GT file at the end of one year but had lower long-term value than the GT file. We applied a discount of 28% to the assumed contribution quantity of Nutrition Tracker data relative to the GT file to reflect the lower long-term value of the Nutrition Tracker data versus the GT file.

We determined the relative valuation of all other Member Data types, none of which are subjective in the manner discussed immediately above, based on a single contribution of such Member Data type compared to a GT file contribution.

Purchaser Consent

By purchasing any shares in this Offering, a purchaser will grant us certain limited rights to use his or her Member Data, which we refer to as the Purchaser Consent. See “Purchaser Consent” beginning on page 66 and “Privacy Policy” beginning on page 67. Subject to certain exceptions at the election of a member, including the affirmative election by a member to grant us a permanent right to use (donate) that Member Data in connection with the redemption of the associated shares, either by the member or by us, our right to use such Member Data will be cancelled and the associated data may be purged from our Database or archived. See “Our Limited Liability Company Operating Agreement—Redemption Rights” beginning on page 57.

Voting Rights

Our members will not have any voting, consent or management rights relating to the management and operation of our Company, except to appoint a liquidator upon the dissolution of our Company if we do not have a Manager at that time. See “Our Limited Liability Company Operating Agreement— Meetings; Approvals” beginning on page 60.

Dividends and Distributions

We are required under our Operating Agreement to effect a distribution of accumulated net earnings at least once annually, subject to the availability of sufficient funds for such purpose. Our Manager may elect not to make an annual distribution if, after payment of all estimated costs to be incurred in effecting the distribution, the distribution would be less than $0.02 per share.

Distributions may never be declared and our Manager has the unilateral right to modify the terms of our Operating Agreement relating to distributions, generally, but not always, with advance notice to members. See “Risks Related to our Securities—The declaration of distributions is at the discretion of our Manager” on page 18, “Our Limited Liability Company Operating Agreement—Distributions and Dividends” beginning on page 56 and “—Unilateral Modification” beginning on page 60. While our Manager currently does not intend to modify the distribution provisions of our Operating Agreement to reduce or eliminate the frequency or amount of distributions to our members, as noted, our Manager has the unilateral right to do so. Examples of possible modifications include increasing the minimum distribution amount if our distribution costs increase, providing for non-cash distributions to our members (such as non-cash payments received from researchers), or reflecting the creation and issuance of a new class of limited liability company interests.

Redemption Rights

A member will have the right at any time to terminate (revoke) his or her Purchaser Consent for all Member Data contributed by that member, in which case all shares issued to that member will be redeemed, or to purge selected Member Data for which we issued shares to that member, in which case those shares will be redeemed. Upon certain other events, such as a fraudulent data submission or an invalid data submission, or an attempted or involuntary transfer of shares, we will either automatically redeem the affected shares, or have the option to redeem them. Upon the death of a member, we will redeem the member’s shares unless the member has designated a beneficiary for such shares upon becoming of aware of the death of that member.

Subject to certain exceptions at the election of a member, including the affirmative election by a member to donate the Member Data to us, if any shares are redeemed, either by a member or by us, our right to use the associated Member Data will be cancelled and the data may, at the member’s election, be purged from our Database or archived. See “Our Limited Liability Company Operating Agreement—Redemption Rights” beginning on page 57.

Transfer of Shares

The shares are non-transferable, except in certain circumstances upon death of a member or as may be required by law (for example, in the case of an individual’s bankruptcy or pursuant to a court order) or with our Manager’s consent (which our Manager does not currently anticipate granting). See “Our Limited Liability Company Operating Agreement—Transfer of Shares” and “—Redemption Rights” beginning on page 57.

OUR LIMITED LIABILITY COMPANY OPERATING AGREEMENT

The following is a summary of certain provisions of our Amended and Restated Limited Liability Company Operating Agreement, or our Operating Agreement, which should be read in conjunction with the actual agreement, a copy of which is filed with this Offering Circular. The following description of our Operating Agreement is subject to our Manager’s right to modify its terms unilaterally (with limited exceptions), generally, but not always, with advance notice to members. See “—Unilateral Modification” below.

Organization and Duration

We are a Delaware limited liability company formed by our Manager on April 23, 2018.

Purpose

Generally under our Operating Agreement, our purpose is to build, operate, maintain, manage and query our Database on behalf of our community and to take any other action permitted by or in accordance with our Operating Agreement.

U.S. Federal Income Tax Status as a Corporation

We have elected to be treated as a corporation for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations” beginning on page 70.

Management

Our Manager conducts and exercises full control over, and makes all decisions with respect to, all activities, affairs and business of our Company (including all decisions relating to the authorization and issuance of additional classes or series of equity securities and the issuance of additional shares).

Our members will not have any management rights or the right to replace our Manager. See below under the heading “—Meetings; Approvals”.

We have no officers, directors or employees. Accordingly, we sometimes refer to our Manager’s officers, directors and employees as our officers, directors and employees. Our Manager and its officers, directors and key personnel may engage in other or new business interests independent from our business, including competitive businesses, and need only devote as much of their time and attention to our Company as may be reasonably required to promote our purposes.

Our Manager is entitled to be paid a management fee, as described below under the heading “Compensation to Our Manager”.

Distributions and Dividends

We are required under our Operating Agreement to effect a distribution of accumulated net earnings at least once annually, subject to the availability of sufficient “Distributable Cash”. “Distributable Cash” means, with respect to any annual period, all unrestricted cash and cash equivalents held by us, reduced by (i) cash disbursements due or coming due with respect to operations (including any fees, expenses, royalties or other amounts paid pursuant to the Management Agreement), (ii) capital improvements and replacements (as determined by the Manager), and (iii) reserves in such amounts and for such time periods as the Manager in good faith determines are reasonably necessary for the proper operation, improvement and expansion of our business and operations, including our estimated expenses and any contingent or unforeseen liabilities.

Our Manager may elect not to make an annual distribution if, after payment of all estimated costs to be incurred in effecting the distribution, the distribution would be less than $0.02 per share. Under the LLC Act, we may not make a dividend or distribution to a member if, after giving effect to the dividend, all of our liabilities exceed the fair value of our assets.

Distributions may never be declared and our Manager has the unilateral right to modify the terms of our Operating Agreement relating to distributions, generally, but not always, with advance notice to members. See “—Unilateral Modification” beginning on page 60 below. Our Manager also has the right to modify the terms of our Management Agreement relating to the Manager’s compensation unilaterally, which would affect the availability of funds for distributions. Accordingly, the frequency of distributions and the amount of cash available for distribution may be reduced from the timing and amounts described above or entirely eliminated. See “—Unilateral Modification” below beginning on page 60. While our Manager currently does not intend to modify the distribution provisions of our Operating Agreement to reduce or eliminate the frequency or amount of distributions to our members, as noted, our Manager has the unilateral right to do so. Examples of possible modifications include increasing the minimum distribution amount if our distribution costs increase, providing for non-cash distributions to our members (such as non-cash payments received from researchers), or reflecting the creation and issuance of a new class of limited liability company interests.

We will comply with any applicable tax withholding obligations in connection with making distributions. See “Certain U.S. Federal Income Tax Considerations” beginning on page 70.

Transfer Shares

No member may transfer his or her shares, or any interest therein, except with the prior written consent of our Company, which may be granted or withheld in our Manager’s sole discretion. Our Company will not recognize a purported transfer without the Manager’s consent. Since a member has the right to cause the redemption of shares issued for that member’s Member Data by revoking his or her Purchaser Consent or requesting us to purge that Member Data, our Manager does not currently anticipate granting consent to any share transfers. In the event of an involuntary transfer of shares, we may or will redeem the shares transferred as set forth under the heading “—Redemption of Shares” below.

Redemption Rights

If any shares previously issued to a member are redeemed, as described below, we will cancel the shares and the prior holder of those shares will not be entitled to any further distributions on those shares, even if we had accumulated earnings at the time of redemption.

Retention of Member Data/termination of Purchaser Consent upon redemption

Upon a Holder Redemption or a Company Redemption (both of which are described below), the affected member may in certain circumstances elect from two or more of these options:

•

To have his or her Member Data purged, which we refer to as a Data Purge. In this case, the member’s Member Data will be permanently removed, or purged, from our Database (subject to retaining an archival copy if, and for so long as, required by law), and the Purchaser Consent as it relates to such Member Data (but not any other Member Data not purged) will automatically terminate. We will immediately prevent the purged Member Data from being included in the results of any new queries run, and we will remove such Member Data from any previously delivered query results that we still control, such as those for which the researcher retains temporary, limited access to the query results on our servers (which we refer to as a “sandboxed” area of our servers). These results, like all Member Data we will deliver to researchers pursuant to our Purchaser Consent, are de-identified. The process to remove a member’s purged data from all relevant sandboxed areas may take up to 30 days. Upon removal from a sandboxed area, the researcher will be aware that data was removed and may be able to identify a specific data file identification number associated with the removed data. We will not be able to remove the inclusion of any Member Data in any query results previously delivered that we do not control. See further detail below under “Privacy Policy—Data Protection” below.

•

To request a Data Archive, as described below. In this case, we will Data Purge the selected Member Data but retain a quarantined copy of that Member Data. The member may then later decide to re-activate those Member Data in exchange for the re-issuance of the same number of shares which were redeemed.

•	To grant us a permanent, irrevocable (except as required by law) Purchaser Consent to use the Member Data, which we refer to as a Data Donation.

Note that at this time, a member will need to contact Customer Service to effect a Data Archive or Data Donation.

Holder Redemption

A member has the right at any time to terminate his or her Purchaser Consent, which will automatically cause the redemption of all shares issued to that member and a Data Purge of all of that member’s Member Data, or to request a Data Purge of selected (or all) of the member’s Member Data, which will cause the automatic redemption of all shares issued to that member in exchange for that selected (or all) Member Data. We refer to either member action as a Holder Redemption. A member’s decision to terminate his or her Purchaser Consent or to request us to purge certain Member Data may be inspired by our Manager’s authority to modify the terms of the Management Agreement or our Operating Agreement without member approval. We are required to give our members 30 days’ advance notice of certain modifications which may adversely affect any member, thereby giving members the ability to Data Purge all or selected portions of their Member Data from the Database before the effective date of the changes. See “—Unilateral Modification” below.

Company Redemption

1.	Attempted Transfer by Holder

Upon an attempted voluntary transfer of shares by a holder, we may in our discretion redeem those shares, in which event we will effect a Data Purge.

2.	Involuntary Transfer – Holder Death

If we receive notice that a holder has died, we will either automatically redeem the holder’s shares transfer such holder’s shares to a beneficiary designated by such holder, in accordance with the Manager’s procedures for such beneficiary designations and transfers (which may be modified from time to time), and subject to the Manager’s determination, in its sole discretion, to refuse the transfer to such designated beneficiary for any reason or no reason. If a member has not made a beneficiary designation, the Company will redeem all outstanding shares held by such member upon becoming aware of the death of that member. We will provide a member the option at any time to elect, upon his or her death resulting in a redemption, to make a Data Donation of all or any part of his or contributed Member Data. Absent a transfer to a beneficiary or a Data Donation election, the Company will effect a Data Purge.

3.	Involuntary transfer – Other

If we receive notice of any other type of involuntary transfer, whether by order or decree (such as in the case of the entry of a final judgment in a divorce or attachment proceeding), bankruptcy, or otherwise, we will automatically redeem the holder’s shares unless prohibited by applicable law (for example, the bankruptcy code or a court order). We will provide holders the option at any time to elect, upon the occurrence of any of those events, to Data Archive, or make a Data Donation, of all or any part of the holder’s contributed Member Data. Absent such an election, or if the Company believes effecting the holder’s election would violate applicable law or an applicable order, the Company will effect a Data Purge.

4.	Unacceptable Member Data

We screen Member Data upon submission for shares in order to filter out invalid data. If we discover after acceptance that a member has submitted invalid, inaccurate, unusable or inappropriate Member Data, including if the Member Data relate to a person other than the member, we will redeem the shares issued for those Member Data and effect a Data Purge of those Member Data. Generally we expect to redeem only the shares issued in exchange for the affected Member Data; however, we may elect to redeem the shares issued to the holder for any or all of the holder’s other contributed Member Data, in which case we will also effect a Data Purge of those Member Data.

5.	Undesired Member Data Types

If we determine that a certain type or class of Member Data is no longer desirable for the Company to maintain in any Database, we may redeem all shares issued in connection with the contribution of that class or type of Member Data, in which case we will also effect a Data Purge of those Member Data.

Additional Redemptions

In the event of any Holder Redemption or Company Redemption, we will redeem additional shares held by the same holder as follows:

•

In the event some (but not all) shares issued in connection with the contribution of particular Member Data are to be redeemed, we will also redeem all other shares issued in connection with the contribution of that Member Data.

•

In the event the contribution of a particular type of Member Data is conditioned upon the contribution of other specified types of Member Data, and all of the shares issued for the contribution of those specified types of Member Data are being redeemed, then we will also redeem all of the shares issued for that particular type of Member Data.

Limited Liability

Holders of our shares have limited liability other than as set forth in the Delaware Limited Liability Company Act, or the LLC Act. The LLC Act provides that a member who receives a dividend or distribution and knew at the time of the dividend or distribution that it was made in violation of the LLC Act will be liable to us for the amount of the dividend or distribution for a period of three years from the date of the dividend.

Capital Structure

Prior to the first sale of shares in the Prior Offering, our Manager held the sole membership interest in our Company, and no person or entity other than the key management team members identified under “Management” on page 40 above had voting or dispositive control over such membership interest. Our Manager no longer has any membership interest in our Company but continues to control our company as our Manager. Our capital structure now consists of shares issued in the Prior Offering (consisting of 368,392 issued shares and 454,258 earned but not yet issued), and the shares being sold in this Offering. We are authorized to issue an unlimited number of additional shares and to create additional classes or series of securities, which may have rights superior to those of the shares. Our members do not have preemptive or preferential rights to acquire additional shares or other securities issued by our Company.

Our Members

Our shareholders will be members of our Company and will have minimal rights of members of limited liability companies under the LLC Act or our Operating Agreement.

A shareholder may resign as a member at any time by terminating his or her Purchaser Consent or LunaDNA account or requesting us to purge all of his or her Member Data. See above under the heading “—Redemption Rights – Holder Redemptions”.

Dissolution and Winding Up

We will be dissolved and wound up only upon:

•	One hundred eighty days after the resignation or dissolution of the Manager, unless prior to that date a successor manager is appointed under our Operating Agreement and the Management Agreement;

•	upon the approval of the Manager; or

•	the entry of a decree of dissolution of the Company.

Exculpation and Indemnification

To the maximum extent permitted by law, neither our Manager nor its affiliates, officers, directors, employees, agents, lawyers, accountants or representatives will be liable to our Company or any member for any act or omission performed or omitted by our Manager.

We must indemnify our Manager and its officers, director, partners, members, employees and affiliates, and any other person who serves at the request of the Manager on behalf of the Company as an officer, advisor, director, member or employee of any other company, to the fullest extent permitted by law, against any loss, expense, damage, claim, liability, obligation, judgment or injury suffered or sustained by reason of any act, omission or alleged act or omission arising out of their respective activities on behalf of our Company or in furtherance of its interests.

Unilateral Modification

With limited exceptions described below, our Manager has right to modify the terms and provisions of the Operating Agreement, including the distribution provisions, without the consent of any of our members. If the Operating Agreement does not specifically authorize the Manager to make the modification to the Operating Agreement, and the modification may reasonably have an adverse effect on the rights or obligations of any member, we are obligated to provide our members not less than 30 days’ advance notice of the modification, thereby giving members the opportunity to terminate their Purchaser Consent or purge selected Member Data before the effective date of the changes. Our Manager may elect unilaterally to modify the Operating Agreement to eliminate the obligation to provide advance notice for those types of modifications, but only upon providing our members not less than 30 days’ advance notice of this modification.

The Operating Agreement specifically authorizes the Manager to make the following modifications to the Operating Agreement:

•	authorize and create new classes of equity securities, including limited liability company interests, options and warrants;

•	admit new members; and

•	update the schedule of members to reflect the addition, substitution, resignation or removal of members.

If our Manager reasonably believes that a modification will not have an adverse effect on the rights or obligations of any member, we are not required to give advance notice of the modification to members. A member will always have the right to terminate his or her Purchaser Consent, which will cause a Data Purge of all of the members’ Member Data, and to have us Data Purge selected Member Data.

Our Manager does not have the right to modify or waive the following provisions of our Operating Agreement in a manner adverse to any then current member without the consent of each member affected:

•	Provisions limiting the liability of our members for debts, obligations and liabilities of our Company

•

The basic right of a member to terminate his or her Purchaser Consent, or have us purge any portion of his or her Member Data from our Database, subject only to reasonable notice provisions (in which case the shares issued in exchange for the contribution of the affected Member Data will be redeemed) and our right to purge additional Member Data of that member (and redeem the shares issued in connection with the contribution of that additional Member Data).

Meetings; Approvals

Our members will not have any voting, consent or management rights relating to the management and operation of our Company, except to appoint a liquidator upon the dissolution of our Company if we do not have a Manager at that time.

Under the terms of our Operating Agreement, we are not required to hold meetings of our members except if necessary to appoint a liquidator or as required by the LLC Act. In those cases, or if our Manager elects to call a meeting of our members, our Company may hold a member meeting by notice specifying the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, as determined by the Manager. All notices of meetings of members will be sent or otherwise given in accordance with our Operating Agreement not less than 10 nor more than 60 calendar days before the date of the meeting. If indicated in the meeting notice, members entitled to vote on matters at a meeting may participate by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other.

Any previously scheduled meeting of the members may be postponed, and any meeting of the members may be canceled, by the Manager upon notice to the members given prior to the date previously scheduled for such meeting of members. In the case of a postponement, the new date must be not less than 10 nor more than 60 calendar days after the date of the notice.

Members may vote either in person or by proxy at meetings. The holders of a ten percent of the outstanding shares represented in person or by proxy will constitute a quorum unless any action by the members requires approval by holders of a greater percentage of the shares, in which case the quorum will be the greater percentage.

All matters submitted to the members for approval will be determined by a majority of the votes cast by holders of the shares entitled to vote, except where a greater percentage is required by applicable laws or by our Operating Agreement.

Any notice, demand, request, report or proxy material required or permitted to be given or made by us to members under our Operating Agreement will be delivered to the record holder who is entitled to vote at such meeting.

Any action required or permitted to be taken by our members may be taken by any consent in writing by members holding at least the number of outstanding shares as would otherwise be necessary to take any such action at a meeting at which all shares were present.

In the event our Manager elects to request an advisory vote from our members, the vote will not be binding on our Company. An advisory vote need not be by meeting or written consent, need not have a quorum, and may be conducted entirely online through our Company’s website.

Fiduciary Duties

Our Manager is not accountable to our members as a fiduciary. As permitted by the LLC Act, we have eliminated the fiduciary duties owed by the Manager to our members, except for the contractual covenant of good faith and fair dealing.

Waiver of Liability

Under our Operating Agreement, each of our Manager and its officers, directors, employees, agents, attorneys, accountants and representatives are not liable to us or our members for acts they perform in good faith, or for any non-action or failure to act, except for acts of willful misconduct or knowing violation of law as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction and except for certain claims under United States securities laws and the rules and regulations thereunder.

Agreement to be Bound by Operating Agreement; Power of Attorney

By purchasing one of our shares, you will be admitted as a member of our Company and will be deemed to have agreed to be bound by the terms of our Operating Agreement. Under that agreement, each member and each person who acquires a share from a member grants to our Manager a power of attorney, among other things, to execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our Manager the authority to make authorized amendments to, and to make consents and waivers under and in accordance with, our Operating Agreement, and to dissolve our Company. Such power of attorney is irrevocable and deemed coupled with an interest and will survive a member’s death, incompetency, disability, dissolution, bankruptcy or termination.

Books and Records

We are required to keep appropriate books of our business at our principal offices. The books are maintained for both tax and financial reporting purposes. Our fiscal year-end is December 31.

We will furnish or make available to our members an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. We intend to furnish or make available to record holders of shares a semi-annual report (or quarterly reports, if required) containing financial statements and a report on those financial statements by our independent public accountants. We will be deemed to have made a report available if we have either filed it with the SEC and the report is publicly available or made the report available on any publicly available website we maintain.

Right to Inspect Books and Records

In addition to the reports referred to above in “—Books and Records,” our Operating Agreement provides that a member can, for a purpose reasonably related to his interest as a member, upon reasonable demand and at his own expense, have furnished to him:

•	a copy of our Operating Agreement and Certificate of Formation, and all amendments thereto; and

•	copies of the financial statements referred to above under “-Books and Records”.

Our Manager may, and intends to, keep confidential from our members information that it believes to be personal information or in the nature of trade secrets or other information, the disclosure of which our Manager believes in good faith is not in our best interests, information that could damage our Company or the Manager or information that we or the Manager are required by law, by agreements with a third party to keep confidential (other than agreements with affiliates that are designed to circumvent the above obligations). These provisions are deemed to replace the default provisions under Section 18-305 of the LLC Act.

No member has the right to access or inspect any other member’s Member Data.

No Property or Partition Rights

No member may partition any of our property, own or use any of our particular or individual assets, or have the right to receive property other than cash in return for his or her contributions, loans or advances or upon dissolution.

Information Requests From Members

In order for our Company to comply with applicable laws, or to comply with our obligations to third parties who desire to query or access our Database, each member agrees to provide our Manager additional documentation verifying, among other things, his or her identity. Requests for documentation may be made at any time during which our Company holds Member Data of a member or former member. Our Manager may provide that information, or report the failure to comply with requests, to governmental authorities without notifying the affected member.

Confidentiality

Unless our Manager gives its prior written consent, each member agrees to maintain the confidentiality of any non-public information and documents relating to our Company, our Manager, or our Database, subject to certain exceptions. Our Company will maintain Member Data in accordance with our privacy policy applicable to Member Data, as described under “Privacy Policy” beginning on page 67.

Arbitration; Governing Law; Class Actions

All claims or disputes arising under the Operating Agreement, Management Agreement or any related agreement, except for the excluded claims described in this paragraph, must be resolved by final and binding arbitration in San Diego, California before the American Arbitration Association. While corporations may not be able to enforce arbitration provisions in their bylaws against shareholders who did not specifically agree to them, operating agreement binding arbitration provisions have been upheld under Delaware law since members agree to be bound by their terms. None of the claims or disputes subject to mandatory arbitration may be brought as a class action, and the prevailing party in these claims and disputes will be entitled to recover fees and costs (including attorneys’ fees) from the other parties to the arbitration. The following types of claims are excluded from mandatory arbitration (and hence the class action waiver and the fee shifting provisions): (a) compulsory or permissive cross-claims between or among the parties to those agreements that arise in a legal action brought by or against a non-party to the agreement, and (b) claims or counterclaims under the federal securities laws or the rules and regulations thereunder.

All proceedings against us or our Manager, whether or not excluded claims, including claims under the federal securities laws or the rules and regulations thereunder, must be brought in San Diego, California. By agreeing to the exclusive forum in San Diego, California, investors will not be deemed to have waived our or our Manager’s compliance with any federal securities laws or the rules and regulations thereunder.

The Operating Agreement is governed by Delaware law.

To the extent that the transfer of any share is required by law, the provisions in this section would apply to transferees.

OUR MANAGEMENT AGREEMENT

LunaPBC, Inc. serves as our Manager under the Management Agreement between our Manager and our Company. The following description of the Management Agreement below is subject to our Manager’s right to modify its terms unilaterally, generally, but not always, with advance notice to the members. See “—Amendment, Modification, or Waiver” below.

Services

Under the terms of the Management Agreement, the Manager will, among other things: (i) create and maintain a community-owned genomic and phenotypic Database that is designed to solve humankind’s most important medical challenges, consistent the Manager’s public benefit, (ii) make the Database dynamic, secure, and longitudinal, (iii) promote a supporting ecosystem for the Database, and (iv) generate revenue from which to make distributions to Members. The Manager has the sole discretion as to the emphasis to be placed upon each of these goals.

License

Under license terms forming part of the Management Agreement, our Manager grants us a non-exclusive, royalty-free, fully paid up, non-sublicensable, non-transferable, perpetual, worldwide right and license to use all of the intellectual property relating to the Database that the Manager owns. That license does not include intellectual property rights the Manager acquires from collaborations with third parties that obtain access to the Database.

While the foregoing describes the current terms of our license, our Manager may modify the terms of our Management Agreement, including the license terms (with limited exceptions), unilaterally. See “—Amendment, Modification, or Waiver” below beginning on page 64.

Effectiveness and Termination

The Management Agreement became effective on April 23, 2018. Unless earlier terminated as described below, the Management Agreement will remain in effect perpetually.

The Management Agreement may be only be terminated by the Manager upon thirty (30) days prior notice. The Management Agreement may not be terminated by the Company.

Amendment, Modification, or Waiver

Our Manager may modify any terms and conditions of the Management Agreement unilaterally, including our license to use the Database IP and the compensation paid to our Manager. While certain amendments relating to the license terms, including modifying the trigger events which change the terms of the intellectual property license in favor of our Company, require our consent, our consent is also provided by our Manager. We are required to give our members 30 days’ advance notice of any modification which may reasonably have an adverse effect on the rights or obligations of our Company, thereby providing members the opportunity to terminate their Purchaser Consent or have us purge selected Member Data before the effective date of the modification. Our Manager may elect unilaterally to modify the Management Agreement to eliminate the obligation to provide advance notice of those types of modifications, but only upon providing our members not less than 30 days’ advance notice of this modification.

If our Manager reasonably believes that a modification will not have an adverse effect on the rights or obligations of our Company, we are not required to give advance notice of the modification to members. A member will always have the right to terminate his or her Purchaser Consent, at which point we will Data Purge all of his or her Member Data and redeem all of his or her shares, or to have us purge selected Member Data, at which point we will Data Purge that Member Data and redeem the associated shares.

Management Fee

We are obligated to pay the Management Fee to our Manager. See “Compensation of our Manager” beginning on page 42.

Indemnification

We must indemnify our Manager and its officers, director, partners, members, employees and affiliates, and any other person who serves at the request of the Manager on behalf of the Company as an officer, advisor, director, member or employee of any other company, to the fullest extent permitted by law, against any loss, expense, damage, claim, liability, obligation, judgment or injury suffered or sustained by reason of any act, omission or alleged act or omission arising out of their respective activities on behalf of our Company or in furtherance of its interests.

Waiver of Liability

Under our Management Agreement, each of our Manager and its officers, directors, employees, agents, attorneys, accountants and representatives are not liable to us or our members for acts they perform in good faith, or for any non-action or failure to act, except for acts of willful misconduct or knowing violation of law as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction. To the extent that any of these provisions would apply to any claims under the federal securities laws or the rules and regulations thereunder, by our company agreeing to these provisions, investors will not be deemed to have waived our Manager’s or our company’s compliance with any federal securities laws or the rules and regulations thereunder.

Arbitration; Governing Law; Class Actions

To the maximum extent permitted by law, all claims or disputes arising under the Management Agreement will be resolved by final and binding arbitration in San Diego, California before the American Arbitration Association and no member will have the right to bring any claim against our Company or our Manager as a class action. Additionally, the prevailing party in any arbitration or lawsuit will be entitled to recover reasonable attorneys’ fees. Given that our Manager controls us, and that we have no officers or directors, it is unlikely that our Manager would cause our company to initiate claims against our Manager to enforce the terms of the Management Agreement. With the exception of exercising the right to terminate their Purchaser Consent or to purge selected Member Data, members will have no effective recourse for any breaches by our Manager of the Management Agreement.

Organization of the Manager

We are managed by our Manager, LunaPBC, Inc., a Delaware Public Benefit Corporation, with principal executive offices located at 10070 Mesa Rim Road, San Diego, California 92121.

PURCHASER CONSENT

For purposes of the Purchaser Consent and Privacy Policy, we refer to genomic Member Data (that is, data about your genes, or DNA) and medical or health Member Data (for example, medications, allergies, surveys, health records, information collected by integrated apps and devices) as Shared Data, and to any personal Member Data (for example, your name, contact information, payment information) as Personal Data. Personal Data does not include your Shared Data and all Member Data is either Personal Data or Shared Data.

By purchasing a share in this Offering, you will grant us a revocable rights to use your Member Data in accordance with your Purchaser Consent and also agree to be bound by our Privacy Policy. In general, you are agreeing that, for as long as you do not withdraw access to your Member Data by terminating your Purchaser Consent or requesting us to purge selected Member Data, your de-identified Member Data can be used in population-level studies, using queries and data access policies which we believe prevent any specific individual from being reasonably identified.

At your election, we, our Manager, or a contracted third party may also contact you from time-to-time regarding opportunities for you to participate in targeted research and notify you of the terms of participation, including any compensation offered. Your participation in targeted research is completely voluntary.

We may also use your Member Data to improve our operational services, and as otherwise required by law. Further detail is provided below under “Privacy Policy.”

A member may at any time terminate his or her Purchaser Consent, or elect to have selected Member Data purged, which will have the effect of revoking his or her Purchaser Consent as it relates to such Member Data (but not any other Member Data not purged). See “Our Limited Liability Company Operating Agreement—Redemption Rights” above. Please note that your continued consent to our use of your Shared Data is required for your continued ownership of any shares issued to you in connection with the contribution of that Shared Data. If you elect to purge selected Shared Data for which you were issued ownership shares in our company, we will redeem (i.e., cancel) those shares, and may also elect to cancel certain other shares that may have been issued to you. See “Our Limited Liability Company Operating Agreement—Redemption Rights—Additional Redemptions” beginning on page 54 above. If you terminate your Purchaser Consent or delete your LunaDNA account, we will redeem all shares issued to you. We believe this is the best way to be fair to other members of our community who have not revoked access to their data.

We will strive to apply the industry’s best practices and state-of-the-art technology to protect your information, including those identified under “Privacy Policy – Data Protection” below. But neither we, nor anyone else, can completely guarantee the long-term security of data. While we have implemented precautions designed to avoid the potential for researchers or other third parties to learn the identity of any member who contributed a particular item or set of Member Data, we cannot provide absolute assurance that a researcher or other third party may not be able to circumvent our protections and learn or verify the identity of a specific member. See “Risk Factors—Risks Related to the Company—Privacy concerns relating to our Database could damage our reputation...” above.

We may update the Purchaser Consent from time-to-time by notifying you of the proposed changes at least 30 days before their effectiveness to provide you with the opportunity to terminate your Purchaser Consent or purge some or all of your Member Data if you do not want your Member Data to be bound by the revised terms. If you do not take one of those actions after receiving notice of those proposed changes, to the maximum extent permitted by applicable law, you will be bound by the new terms when they become effective. However, none of the changes to the Purchaser Consent may, without your explicit consent, adversely affect your basic right to terminate your Purchaser Consent (subject to the redemption of all your shares) or to purge some or all of your Member Data (subject to the redemption of shares issued therefor). When a member agrees to the Purchaser Consent, the then current version of the Purchaser Consent (including the Privacy Policy in its then current form) will apply to both current and prior contributions of Member Data, and to the extent the current version is inconsistent with any prior Purchaser Consent to which the member agreed (including the Privacy Policy provided at that time) in connection with prior Member Data contributions, including any amendments to the Purchaser Consent (and Privacy Policy), the member will agree that the current version of the Purchaser Consent (and corresponding Privacy Policy) will govern our use of those prior data contributions after the date the member agrees to the Purchaser Consent.

In the event of a change in control or ownership of our Company or our Manager, the new controlling or owning party will have the same rights to use your Shared Data provided in the Purchaser Consent as we and our Manager have.

PRIVACY POLICY

Our Philosophy

The privacy and security of Member Data is of the utmost importance. We understand and respect the sensitive nature of the information that our members provide to us, and we strive to be transparent in our collection, use and disclosure of this information and to ask for your explicit consent to share such sensitive information with third-parties. We are committed to providing a secure, private, and safe environment.

Use of Member Data

We will only use your Member Data in the following ways:

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Population-Level Research: We, our manager or an approved and contracted customer (e.g., researcher) may perform population level searches on Shared Data based on a pre-defined study design. We refer to these searches as queries. Based on the results of a query, a subset of aggregated, de-identified Shared Data is populated in a private, secured compute environment controlled by us, which we refer to as a sandbox, in order to complete the analysis required by the study design. This population-level research may have various purposes including the advancement of genomic science and identifying links between genomics and disease or other conditions. Researchers will only be able to associate your Shared Data with a unique data file identification number that is independent from your Personal Data. Your Personal Data will not be viewable in any of the above activities.

•

Research or Community Inquiries: In some situations, a customer (e.g., a researcher or community administrator) may want to contact members directly, for example for clinical trial recruitment or to inform members of new community resources. Members’ preference whether to receive these invitations (which we call opt-in) can be turned on or off within a members’ account settings page. For those who opt-in, we enable this via an automated process, which allows the customer to invite you into a direct communication but does not grant the researcher or third party access to any of your Personal Data (such as name or contact information). It is then your choice whether you will engage in direct contact with the customer or not. The invitation list is typically determined by us or the customer querying our database, using the anonymized unique data file identification number linked to your Shared Data, and based on specific query parameters defined by the researcher or contracted third party. While we will not receive any compensation related to targeted research, both our Manager and members who elect to participate may receive compensation from the research sponsors.

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LunaDNA Communications: We or our manager may contact you about your account and any relevant information about our services. You can set your preferences for receiving these communications in your account settings.

•

Advertising: We may display advertisements to you when using our website. Your preference whether to receive these advertisements (which we call opt-in) can be turned on or off within your account settings page or on your home page. If we select any advertisement for you based on information that we have collected about you, we will display it in such a way that neither we nor the advertiser will know which particular members have received the advertisement; however, you may identify yourself to such an advertiser by answering or otherwise responding to the advertisement. We will target advertisements to you based on your Shared Data only if you provide further permission to us for doing so.

•

Improving LunaDNA Services: We may use information collected to improve our operational services, for example, improving the design and structure of our website or the Database; to detect, prevent, or otherwise address fraud, security, or technical issues; and to protect against harm to the rights, property or safety of our company, affiliates or members.

•

As Required by Law: We may use or disclose any information collected as required by law or legal process, for example, in responding to a court-issued subpoena. However, we believe the steps we take to protect your information described, such as our de-identified data segregation architecture, which does not allow for re-identification of Member Data without the consent of the member, will provide substantial protection to members in these situations. Where allowed by law and where reasonably possible, we will anonymously notify you in advance of any such proposed use or disclosure of your Member Data.

•

Enforcement of Agreements: We may use your data to enforce our website Terms of Use, any member Subscription Agreement, or our Operating Agreement, including, in each case, investigations of potential violations.

Data Protection

We take the security and privacy of Member Data very seriously. We will use technical, physical, and administrative controls to protect member Personal Data and Shared Data from unauthorized access or disclosure and to ensure the appropriate use of this information.

We take steps designed to de-identify Shared Data that is provided to researchers in a sandbox, in order to make it very difficult for researchers to identify you based on individual pieces of information or combinations of information in your Shared Data. Your Personal Data is separated from your Shared Data, so that you cannot be reasonably re-identified as an individual. Each type of Member Data is uniquely tagged with a sequence of characters that is determined by a one-way hash function, designed in such a way that makes it extremely difficult using current technology to reverse-engineer the given value. This disaggregated data is currently stored across separate and private, cloud storage sites, which we believe increases the barriers for anyone trying to access any member’s complete data profile.

We protect Member Data via safeguards such as data backups, audit controls, access controls, data encryption data segregation by type and account creation and login verification. We require verification at account creation and two-factor authentication for members signing into their accounts.

Children’s Privacy

Our Database is not designed for, intended to attract, or directed toward children under the age of 13. Only persons age 18 or older may establish an account with LunaDNA and contribute Shared Data or Personal Data on his or her own behalf. A parent or legal guardian (either, a “guardian”) of a person under the age of 18 (a “child”) may create and control a Member account on behalf of the child and provide Shared Data and Personal Data for the child until the child reaches the age of 18, but such account is not currently eligible to receive shares.

Wards

Some adults (18 years of age or older) may not be able to create or manage their own accounts due to health conditions or legal circumstances. We refer to these adults as “wards”. An individual to whom the ward has granted authority to act on their behalf, which we refer to as a caregiver-life proxy (or “caregiver”), may establish an account in LunaDNA and contribute Shared Data or Personal Data on behalf of their ward, and shares will be issued in the name of the ward.

Modification

We may update the Privacy Policy as it applies to our use of Shared Data (including any use of Personal Data linked to Shared Data) from time-to-time by notifying you of the proposed changes at least 30 days before their effectiveness to provide you with the opportunity to terminate your Purchaser Consent or purge some or all of your Shared Data if you do not want your Shared Data to be bound by the revised terms. If you do not take one of those actions after receiving notice of those proposed changes, to the maximum extent permitted by applicable law, you will be bound by the new terms when they become effective.

We may also update the Privacy Policy as it applies to Personal Data only (which therefore excludes any changes involving linkage of Personal Data to Shared Data, covered by the preceding paragraph) from time-to-time without advance notice. When these changes are made, we will make a new copy of this Privacy Policy available on our website. You acknowledge and agree that if you use our services after the effective date of the change, to the maximum extent permitted by applicable law, we will treat your use as acceptance of the updated Privacy Policy.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the shares, but does not purport to be a complete analysis of all potential tax effects and does not address the effects of any state, local, alternative minimum, estate, gift or non-U.S. tax laws. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect and to differing interpretations, all of which could result in U.S. federal income tax considerations different from those described below. No rulings from the Internal Revenue Service (“IRS”) have been or are expected to be sought with respect to the matters discussed below. The discussion below is not binding on the IRS or the courts. Accordingly, there can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the shares or that any such position would not be sustained.

This discussion does not address all of the U.S. federal income tax considerations that might be relevant to a beneficial owner in light of such beneficial owner’s particular circumstances. This discussion is limited to holders who hold the shares as capital assets within the meaning of Section 1221 of the Code.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of shares that is (i) a foreign corporation, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in each case is not subject to U.S. federal income tax on a net-income basis on income or gain. Special rules may apply to certain non-U.S. shareholders such as “controlled foreign corporations,” or, in certain circumstances, individuals who are U.S. expatriates. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

We intend, and this summary assumes, that all shares issued pursuant to the offering either will be exempt from or will comply with the requirements of Section 409A of the Code regarding nonqualified deferred compensation such that its income inclusion and tax penalty provisions will not apply to the shareholders. The offering and any issuance of shares made under the offering will be administered consistently with this intent.

Prospective investors considering the purchase of shares should consult their own tax advisors concerning the particular U.S. federal income tax consequences to them of the ownership of the shares in light of their specific situation, as well as the consequences to them arising under the laws of any other taxing jurisdiction.

Classification of the Company

The Company has elected to be treated as a corporation for U.S. federal and state income tax purposes. The following discussion presumes that the Company is taxable as a corporation.

U.S. Shareholders

The following discussion is a summary of certain U.S. federal income tax considerations applicable to a U.S. shareholder of shares.

Issuance of Shares

The receipt of shares by a shareholder in exchange for Member Data should result in the recognition of ordinary income by the shareholder in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid for such shares (i.e., zero). The holding period for such shares will commence just after the date the shares are purchased. Any income recognized at such time by a shareholder should not be subject to income tax withholding by the Company under the assumption that the shareholder is not an employee of the Company.

The shareholder’s basis in the shares will be equal to the purchase price (i.e., zero), increased by the amount of ordinary income recognized.

The Company believes that the issuance of shares either meets the requirements of Code Section 409A, or qualifies for an applicable exemption, and the offering is expected to avoid its adverse tax consequences.

Distributions to U.S. Shareholders

Distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions made on our shares that are treated as dividends generally will be included in a U.S. shareholder’s income as ordinary dividend income. With respect to noncorporate taxpayers, including individuals, such dividends are generally subject to reduced tax rates of U.S. federal income tax provided certain holding period requirements are satisfied.

Amounts not treated as dividends for U.S. federal income tax purposes will constitute a non-taxable return of capital and first be applied against and reduce a U.S. shareholder’s adjusted tax basis in its shares, but not below zero. Any excess will be treated as capital gain and will be treated as described below.

Sale or Taxable Disposition of Shares by U.S. Shareholders

Upon the sale, exchange or other taxable disposition of our shares, a U.S. shareholder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. shareholder’s adjusted tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the shares is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by certain noncorporate U.S. shareholders, including individuals, will generally be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Medicare Contributions Tax

Certain U.S. shareholders who are individuals, estates or certain trusts must pay a 3.8% tax on the U.S. person’s “net investment income.” Net investment income generally includes, among other things, dividend income and net gains from the disposition of our shares. A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our shares.

Certain U.S. Federal Income Tax Considerations Applicable to Non-U.S. shareholders

Distributions to Non-U.S. Shareholders

Distributions of cash or property, if any, paid to a non-U.S. shareholder of our shares will constitute “dividends” for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. If the amount of a distribution exceeds both our current and accumulated earnings and profits, such excess will first constitute a nontaxable return of capital, which will reduce the shareholder’s tax basis in our shares, but not below zero. Any excess will be treated as gain from the sale of our shares and will be treated as described below.

Subject to the following paragraphs, dividends on our shares generally will be subject to U.S. federal withholding tax at a 30% gross rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty. We may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above or (ii) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both our current and our accumulated earnings and profits for the taxable year in which the distribution is made. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then a non-U.S. shareholder may obtain a refund of that excess amount by timely filing a claim for refund with the IRS.

To claim the benefit of a reduced rate of or an exemption from U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. shareholder will be required (i) to satisfy certain certification requirements, which may be made by providing us or our agent with a properly executed and completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying, under penalty of perjury, that the holder qualifies for treaty benefits and is not a U.S. person or (ii) if our shares are held through certain non-U.S. intermediaries, to satisfy the relevant certification requirements of the applicable Treasury Regulations. Special certification and other requirements apply to certain non-U.S. shareholders that are pass-through entities. Non-U.S. shareholders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. shareholders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. shareholder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment, or a fixed base in the case of an individual non-U.S. holder, that is maintained by the non-U.S. shareholder in the United States), or “effectively connected dividends”, are not subject to the U.S. federal withholding tax, provided that the non-U.S. shareholder certifies, under penalty of perjury, that the dividends paid to such shareholder are effectively connected dividends on a properly executed and completed IRS Form W-8ECI (or other applicable form). Instead, any such dividends will be subject to U.S. federal income tax on a net income basis in a manner similar to that which would apply if the non-U.S. shareholder were a U.S. shareholder.

Corporate non-U.S. shareholders who receive effectively connected dividends may also be subject to an additional “branch profits tax” at a gross rate of 30% on their earnings and profits for the taxable year that are effectively connected with the shareholder’s conduct of a trade or business within the United States, subject to any exemption or reduction provided by an applicable income tax treaty.

Sale or Taxable Disposition of Shares by Non-U.S. Shareholders

Any gain realized on the sale, exchange or other taxable disposition of our shares generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. shareholder within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment, or fixed base in the case of an individual non-U.S. shareholder, that is maintained by the non-U.S. shareholder in the United States); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of such disposition and the non-U.S. holder’s holding period in our shares.

A non-U.S. shareholder described in the first bullet point above generally will be subject to U.S. federal income tax on the net gain derived from the sale or other taxable disposition under applicable U.S. federal income tax rates as if the shareholder were a U.S. shareholder. If the non-U.S. shareholder is a corporation, then the gain may also, under certain circumstances, be subject to the “branch profits” tax discussed above.

With respect to the second bullet point, although there can be no assurance, we believe we are not, have not been and will not become a “United States real property holding corporation” for U.S. federal income tax purposes. In the event that we are or become a United States real property holding corporation at any time during the applicable period described in the second bullet point above, any gain recognized on a sale or other taxable disposition of our shares may be subject to U.S. federal income tax, including any applicable withholding tax.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on our shares and the proceeds from a sale or other taxable disposition of our shares. Copies of information returns may be made available to the tax authorities of the country in which a non-U.S. shareholder resides or is incorporated under the provisions of a specific treaty or agreement.

You may be subject to backup withholding with respect to dividends paid on our shares or with respect to proceeds received from a disposition of the shares. Certain shareholders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you:

•	fail to furnish your taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

•	furnish an incorrect TIN;

•	are notified by the IRS that you have failed to properly report payments of interest or dividends; or

•	fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

Backup withholding is not an additional tax, but rather is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

A non-U.S. shareholder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under an income tax treaty will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. shareholder may be allowed as a credit against such shareholder’s U.S. federal income tax liability and may entitle such non-U.S. shareholder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Compliance Act Considerations

Under the Foreign Account Tax Compliance Act provisions of the Code and related Treasury guidance, or FATCA, a withholding tax of 30% will be imposed in certain circumstances on payments of dividends on our shares. In the case of payments made to a “foreign financial institution” (as defined for FATCA purposes), as a beneficial owner or as an intermediary, the tax generally will be imposed, subject to certain exceptions, unless such institution (i) enters into (or is otherwise subject to) and complies with a reporting agreement with the U.S. government, or FATCA Agreement or (ii) complies with applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction in either case to, among other things, collect and provide to the U.S. or other relevant tax authorities certain information regarding U.S. account holders of such institution. In the case of payments made to a foreign entity that is not a financial institution, the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification that it does not have any “substantial” U.S. owners (generally, any specified U.S. person that directly or indirectly owns more than a 10% of such entity) or that identifies its “substantial” U.S. owners. If our shares are held through a foreign financial institution that enters into (or is otherwise subject to) a FATCA Agreement, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) may be required, subject to applicable exceptions, to withhold such tax on payments of dividends described above made to (i) a person (including an individual) that fails to comply with certain information requests or (ii) a foreign financial institution that has not complied with its obligations under FATCA. Each non-U.S. holder should consult its own tax advisor regarding the application of FATCA to an investment in our shares.

LEGAL MATTERS

The validity of the issuance of our shares offered by this Offering Circular has been passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, San Diego, California.

EXPERTS

The balance sheets of LunaDNA, LLC, as of December 31, 2020 and December 31, 2019 and the related statements of operations, statements of changes in members’ capital, and statements of cash flows for the years ended December 31, 2020 and 2019 and related notes included in this Offering Circular have been audited by Mayer Hoffman McCann P.C., independent certified public accountants, as stated in their report appearing herein, which report expresses an unqualified opinion on the financial statements (and includes an emphasis of matter paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing in giving said report.

INDEX TO FINANCIAL STATEMENTS OF LUNADNA, LLC

Audited Financial Statements

Financial Statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019

Independent Auditors’ Report

To the Members of

LunaDNA, LLC

Report on the Financial Statements

We have audited the accompanying financial statements of LunaDNA, LLC, a Delaware limited liability company, which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, changes in members’ capital, and cash flows for the years ended December 31, 2020 and 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to LunaDNA, LLC’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of LunaDNA, LLC’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LunaDNA, LLC as of December 31, 2020 and 2019 and the results of its operations and its cash flows for the years ended December 31, 2020 and 2019 in accordance with accounting principles generally accepted in the United States of America.

Matter of Emphasis

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses and is dependent on additional financing to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

September 22, 2021

LunaDNA, LLC

Balance Sheets

	December 31, 2020	December 31, 2019
Assets
Current Assets
Prepaid expenses	$1,890	$—

Total Current Assets	1,890	—

Other Assets

Intangible Assets — Member Data	32,566	10,369

Total Other Assets	32,566	10,369

Total Assets	$34,456	$10,369

Liabilities and Members’ Capital (Deficit)
Current Liabilities
Accounts Payable and Accrued Expenses	$26,565	$—
Deferred Revenue	38,187	—
Due to Manager	85,457	—
Due to Members	11,561	3,602

Total Current Liabilities	161,770	3,602

Members’ Capital (Deficit)
Members’ Share Capital (Deficit)	(127,314)	6,767

Total Members’ Capital (Deficit)	(127,314)	6,767

Total Liabilities and Members’ Capital (Deficit)	$34,456	$10,369

The accompanying notes are an integral part of these financial statements.

LunaDNA, LLC

Statements of Operations

	Year ended December 31, 2020	Year ended December 31, 2019
Revenues	$11,813	$—
Expenses
General and Administrative	159,032	—
Taxes	1,100	—

Total Expenses	160,132	—

Net Loss	$(148,319)	$—

The accompanying notes are an integral part of these financial statements.

LunaDNA, LLC

Statements of Changes in Members’ Capital (Deficit)

Members’ Share Capital (Deficit)
Balance at December 31, 2018	$390
Contributions	6,377
Net Loss	—

Balance at December 31, 2019	$6,767

Contributions	14,238
Net Loss	(148,319)

Balance at December 31, 2020	$(127,314)

The accompanying notes are an integral part of these financial statements.

LunaDNA, LLC

Statements of Cash Flows

	Year ended December 31, 2020	Year ended December 31, 2019
Cash Flows From Operating Activities
Net Loss	$(148,319)	$—
Changes in operating assets and liabilities
Increase in Prepaid Expenses	(1,890)	—
Increase in Accounts Payable and Accrued Expenses	26,565	—
Increase in Deferred Revenue	38,187	—
Increase in Due to Manager	85,457	—

Net Cash used in Operating Activities	—	—

Net Increase (Decrease) in Cash and Cash Equivalents	—	—
Cash and Cash Equivalents, Beginning of Period	—	—

Cash and Cash Equivalents, End of Period	$—	$—

Supplemental disclosure of non-cash items:
Shares issued for member data	$14,238	$6,377
Shares to be issued for member data	$8,935	$3,602

The accompanying notes are an integral part of these financial statements.

LunaDNA, LLC

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2020 and 2019

1. Organization and Purpose

LunaDNA, LLC (the “Company”), a Delaware limited liability company, was formed on April 23, 2018. The Company was formed to build, operate, maintain, query and otherwise deal with databases comprised of member data that is licensed to the Company (collectively, the “Database”). The Company is building a human health database that is owned by a community comprised of its members which is referred to as the Database. The Database is comprised of self-contributed genomic, phenotypic, medical, health and related data satisfying our requirements, which is referred to as Member Data. The Company commenced principal operations on December 5, 2018.

The Company has entered into a management services agreement (the “Management Agreement”) with LunaPBC, Inc. (the “Manager”), a Delaware public benefit corporation, to provide business, operational and financial management services to the Company. The rights, duties and powers of the Manager are governed by the Management Agreement and Company operating agreement (“Operating Agreement”). The Manager, acting alone, has the power and authority to act for and bind the Company. The Management Agreement may not be terminated by the Company and can be terminated by the Manager with thirty days’ written notice.

2. Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business and began to generate revenues in 2020, however, expenses exceeded revenues and the Company had no cash or liquid assets at December 31, 2020.

The Company has no plans to raise capital to fund its operations, and it is therefore dependent on the Manager for all Organizational Expenses (defined in Note 10 – Expenses) and Operational Expenses (defined in Note 10 – Expenses). The Company is also dependent on the Manager for all costs associated with development, improvement and maintenance of the Database (“Development Expenses”). While the Manager intends to continue to fund the Company’s expenses for the next 12 months and beyond, the Manager has not committed to the Company to fund any particular amounts for any of these purposes and may not have the financial resources to do so. The Company’s dependence on the Manager for funding of these expenses, losses incurred and lack of funds raise substantial doubt about the Company’s ability to continue as a going concern.

The Manager’s ability to fund all of the Organizational Expenses and to fund Operational Expenses and Development Expenses through the time when the Company generates significant revenues from operations is dependent on the Manager’s existing cash resources and the ability of the Manager to obtain additional capital financing from investors sufficient to meet the needs of the Company and the Manager’s other operations. The Manager has funded its operations and the Company’s operations primarily by sales of equity and debt securities. The Manager plans to raise additional funds through sales of equity securities to the extent necessary to fund the Company’s operations through the time when the Company generates significant revenues, at which time revenues earned by the Company may be used to pay both Operational Expenses and the management fee to the Manager (which management fee may then fund further Development Expenses). However, there can be no assurance that the Manager will be successful in its fundraising efforts. If the Manager is not successful in its intended fundraising efforts, the Company will be required again to delay various planned expenditures, which delays could adversely delay generation of revenues. Based on the uncertainties described above, the Company’s business plan does not alleviate the existence of substantial doubt about the Company’s ability to continue as a going concern.

3. Summary of Significant Accounting Policies

The following is a summary of significant accounting policies applied by the Company in preparation of its financial statements. The policies are in accordance with the accounting principles generally accepted in the United States of America (“GAAP”) and are presented in U.S. dollars.

Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition — The Company follows the provisions of the FASB’s ASC Topic 606, “Revenue from Contracts with Customers”. Under ASC Topic 606, there is a five-step process to revenue recognition as follows: 1) Identify the contract, 2) Identify the separate performance obligations, 3) Determine the total transaction price, 4) Allocate the transaction price to the performance obligations, and 5) Recognize revenues as the performance obligations are satisfied at a point in time or over time. For the year ended December 31, 2020, all revenue was related to the agreement with the pharmaceutical company and is being recognized over time as the performance obligations are satisfied.

Income Taxes—The Company has elected to be taxed as a corporation and uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized. The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense. The Company may in the future become subject to federal, state, and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Impairment of Member Data—The Company is required to assess whether the value of its Member Data is impaired if events or changes in circumstances indicate that the carrying amount of the Member Data might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of Member Data, a significant change in the extent or manner in which the Member Data is used or a significant adverse change that would indicate that the carrying amount of the Member Data is not recoverable. No impairment indicators were noted as of or during the years ended December 31, 2020 and 2019.

Recent Accounting Pronouncements—Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying balance sheet. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4. Member Data

The Company established the value for the different types of Member Data, which was used to determine the number of shares issued in exchange for the contribution of such Member Data, based on the fair value as determined by an accepted standard. In using an accepted standard, the Company noted the absence of bona fide sales of similarly limited and revocable Member Data rights made within a reasonable time. The Company used three independent, market-based valuation methods to determine the fair value of Member Data received in exchange for the Company’s shares. The valuation of Member Data involved first estimating the fair value of Genotyping by DNA Genome-Wide Microarray or by Sequencing data, which is referred to as a GT file. Other genomic contributions were then valued in relation to the fair value of a GT file.

Each valuation method applied was based on observable, third-party market transaction data using either the market approach valuation technique or the income approach valuation technique. The market approach is a valuation technique that uses prices and other relevant information generated by market transactions involving identical or comparable (that is, similar) assets, liabilities, or a group of assets and liabilities, such as a business. The market approach bases the value measurement on what other similar unrelated enterprises or comparable transactions indicate the value to be. Specifically, investments by unrelated parties in comparable equity securities (or assets) of the subject enterprise or transactions in comparable equity securities (or assets) of comparable enterprises are evaluated. Financial and nonfinancial metrics may be used in conjunction with the market approach to estimate the fair value of the privately issued securities of the subject enterprise. The income approach uses valuation techniques that convert future amounts (for example, cash flows or income and expenses) to a single current amount (that is, discounted). The fair value measurement is estimated on the basis of the value indicated by current market expectations about those future amounts. The income approach obtains its conceptual support from its basic assumption that value emanates from expectations of future income and cash flows.

Two of the Company’s valuation methods were based off of the market approach and yielded values of $3.75 and $3.33 per GT file. The Company’s third valuation method was based off of the income approach and yielded a value of $3.35 per GT file. The Company took the arithmetic mean of the three methods to arrive at an estimated fair value of $3.48 for a GT file. The Company determined to issue 50 shares for each GT file, resulting in an estimate of the fair value of each share at $0.069, which was rounded to $0.07 per share. The Company established 50 shares per GT file to yield a baseline value per share (that is, $0.07) that enables it to value more precisely other Member Data types as a fraction or multiple of the value of the GT File.

5. Fair Value Measurements

The Company uses a three-tier fair value hierarchy to prioritize the inputs used in the Company’s fair value measurements. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

While the Company has valued the member data based on certain observable, third-party market transaction data (see Note 4), the Company has classified member data within Level 3 of the fair value hierarchy because each valuation method also utilizes significant unobservable inputs. For the two market approach methods, significant unobservable inputs include the average number of times a consumer would license his or her GT file, the percentage of information that a mid-price electronic health record (EHR) would contain when compared to the total information that the Company would be able to obtain from a highly engaged member, and the percentage of information a GT file of a member would represent compared to the total value of all contributions by that member. For the income approach method, significant unobservable inputs include the projected number of members, the number of studies/queries per member, the associated revenues for the first seven years after qualification, the estimated growth rate in earnings per member, the discount rate, and the long-term sustainable annual growth rate.

The following table provides a reconciliation of assets measured at fair value using significant unobservable inputs (Level 3) for the periods ended December 31, 2020 and 2019:

Level 3 Assets
Balance at January 1, 2019	$540
Additions to Member Data	9,829

Balance at December 31, 2019	10,369
Additions to Member Data	22,197

Balance at December 31, 2020	$32,566

6. Members’ Capital

Pursuant to the Operating Agreement, the Company is authorized to issue an unlimited amount of unit-denominated common limited liability company interests, which it refers to as shares. Pursuant to its offering circular, filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 252(g)(2) on December 4, 2018, the Company may issue up to 714,285,714 shares for an aggregate, maximum gross dollar offering of $50,000,000 in an offering (the “Offering”) qualified under Regulation A under the Securities Act of 1933, as amended (the “Securities Act”). The shares are not offered for cash but in exchange for genomic, phenotypic, medical, health and related data satisfying our requirements, which the Company refers to as Member Data. The aggregate offering price or aggregate sales for our shares is based on the fair value of Member Data as established by an accepted standard. At December 31, 2020, the Company had issued 300,066 shares at a fair value of $0.07 per share and 165,161 shares at a fair value of $0.07 per share had been earned but have not yet been issued. During the years ending December 31, 2020 and 2019, the Company issued 203,393 and 91,107 shares respectively.

The shares are non-transferable, except as may be required by law, and are not listed for trading on any exchange or automated quotation system. The members do not have any voting, consent or management rights relating to the management and operation of the Company, except to appoint a liquidator upon the dissolution of our Company if the Company does not have a Manager at that time.

A member may resign as a member for all purposes at any time by redeeming all of its shares. A member may, at any time and from time to time, elect to terminate the Company’s license to use the Member Data he or she contributed to the Company by written notice to the Company made in accordance with the then current Member Data policies, in which case the Shares issued in exchange for the Company’s original rights to such Member Data will be redeemed. A member will automatically cease to be a member for all purposes immediately upon such member ceasing to own of record any shares.

During the year ended December 31, 2019, and the quarter ended March 31, 2020, expenses covered by our Manager on our behalf were $200,833 and $95,665 respectively.

Contributions

An individual may be admitted as a member and issued shares by contributing Member Data, as defined in the Operating Agreement, to the Company in accordance with the Company’s Member Data policies, subject to the Manager accepting such contribution. Members have no obligation to contribute funds to the capital of the Company or to make additional contributions. A member may, in such member’s discretion, make additional contributions of Member Data in return for additional shares from time to time in accordance with the Company’s Member Data policies, subject to the Manager accepting such contribution.

Distributions

The Manager intends for the Company to distribute (i) distributable cash from operations (but excluding proceeds from the sale of all or substantially all of the Company’s assets) for each annual period no less frequently than once per annum; provided that if the estimated distribution per share is not expected to exceed $0.02, as adjusted appropriately for any share dividend, share split, combination or other similar recapitalization with respect to the Company’s equity, the Manager may elect to not make a distribution in such annual period, and (ii) proceeds, if any, realized by or available to the Company (after deducting therefrom an amount for addition to a reserve for contingencies, working capital, and the payment of unreserved or unfunded Company obligations, such amounts to be established by the Manager in its discretion) from the sale of all or substantially all of the Company’s assets within thirty days following the receipt by the Company of such proceeds. Upon a member’s resignation or termination as a member or partial redemption of shares, the member will no longer be entitled to any further distributions with respect to the Shares redeemed, irrespective of whether distributable cash was available for distribution at or prior to such time.

7. Company Operating Agreement

The Manager was the sole initial member. The Manager automatically resigned as, and ceased to be, a member upon the admittance of another person as a member of the Company in December 2018. In the event the Company would otherwise have no member, the Manager will automatically be admitted as a member, but will again automatically resign upon the subsequent admission of another person as member of the Company as provided in the immediately preceding sentence. In its capacity as initial member, the Manager had no obligation to make any contribution to, or pay any liabilities of, the Company, and had no right or entitlement to any distributions from the Company.

8. Related Party Transactions

The Company conducts various transactions with the Manager, a related party, including but not limited to those specified in the Management Agreement (see Note 10). The Company and the Manager are under common control. The Company will follow the accounting and disclosure requirements under ASC 850-10-50 with regards to any related party transactions and relationships.

9. Shares Issuable to Members

At December 31, 2020, 165,161 shares had been earned but not yet issued. These shares have been recorded as a liability of $11,561 on the balance sheet at December 31, 2020.

10. Management Agreement

Management Fee

The Company is obligated to pay to the Manager a management fee (the “Management Fee”) calculated as the sum of (i) 50% of the Net Revenues (defined below) of the Company; plus (ii) the amount of all Non-Profit Revenue (defined below) of the Company.

“Net Revenues” means (i) all revenue (excluding Non-Profit Revenue) recognized by the Company from (a) discovery activities, including marketing research or study recruitment, that derive value from the content contained in the Database and (b) license fees, royalties and other revenue derived from intellectual property acquired through collaborations with third parties with respect to Member Data, less (ii) Operational Expenses. For this purpose, Operational Expenses do not include Organizational Expenses, Operational Expenses borne by the Manager (See Note 10 – Expenses) or the Management Fee. See also Note 10 –Manager Operations Separate from the Company, concerning activities that the Manager may conduct that do not generate revenue for the Company and are therefore excluded from Net Revenues.

“Non-Profit Revenue” means all revenues recognized by the Company from transactions with corporations, trusts, unincorporated association, or other types of organizations (“Non-Profit Organizations”) that (i) are exempt from federal income tax under section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (ii) have applied in good faith for a determination of such exemption from the Internal Revenue Service, or (iii) would be eligible to be so exempt, in the reasonable opinion of the Manager, if operated in the United States. Examples of Non-Profit Organizations include disease foundations, research organizations, and organizations for the benefit of minority or economically disadvantaged groups. License fees, royalties and other revenues earned from Collaboration IP (as defined below) generated through collaboration with a Non-Profit Organization are not Non-Profit Revenue and will be included in Net Revenues, even if such license fees, royalties and other revenues are paid by Non-Profit Organizations.

The Manager will determine the Management Fee with respect to Net Revenues and Non-Profit Revenue for each fiscal quarter. The Management Fee is payable within ten (10) days following the closing of the Company’s books for each quarter, to the extent of available cash in the Company. To the extent sufficient cash is not available at a payment date, the unpaid portion of the Management Fee will accrue and be paid promptly following the Company’s receipt of cash sufficient to pay the amount in arrears.

Manager Operations Separate from the Company

The Company will earn revenues from data discovery activities that derive value from the content contained in the Database, such as (i) providing to third parties including but not limited to pharmaceutical and biotechnology discovery companies (collectively, “Customers”), access to the Database for population-level research, and (ii) making available to Customers, directly or through the Manager, contact information for Members who have elected to allow the sharing of such contact information. The Management Agreement indicates that certain activities are not data discovery activities and permits the Manager in its sole discretion to choose to conduct such activities for its own or for its affiliate’s account or for Customers without accounting to the Company for the revenues derived from such activities. Excluded activities are:

•	Communication and member engagement services provided to Customers following a data discovery activity that identifies or provides contact information of members;

•	assisting Customers in collecting longitudinal data of identified members that is at the time of initial collection outside the Database;

•	the offer or sale of value added goods and services to members, whether by the Manager, an affiliate of the Manager or a third party offering goods or services that may be of interest to members;

•	professional services such as scientific consultation or project management; and

•	any and all other activities of the Manager that do not derive direct value from the content of the Database.

Database Development and Intellectual Property License

Pursuant to the Management Agreement, the Manager develops and improves the Database at the Manager’s sole expense. The Manager will own all intellectual property, including U.S. and foreign patents and trade secrets, conceived or discovered by the Manager, solely or jointly, related to the Database (collectively, “Database IP”). Database IP does not include intellectual property rights the Company acquires from collaborations with third parties that obtain access to the Database (“Collaboration IP”), which Collaboration IP will be owned by the Company.

The Company enjoys a non-exclusive license for the Database IP, which license will continue in perpetuity in the event of termination of the Management Agreement, the Manager ceasing to serve as manager of the Company or the dissolution of the Manager.

Other Intellectual Property

The Manager owns certain trademarks, trade dress, logos, internet domain names, websites and associated software and social media accounts created for the Company. The Company has an exclusive license to all such properties but the Manager has reserved a non-exclusive right to use such properties in connection with its operations that are separate from those of the Company.

Expenses

The Manager is responsible for, and not entitled to reimbursement for, all fees, costs or expenses incurred by it on behalf of the Company in connection with organizing and managing the Company and in connection with the initial offer and sale of the Shares, including printing, travel, filing fees, marketing expenses, legal and accounting fees, and similar fees incurred in connection with the investigation, evaluation, registration, qualification, issuance and sale thereof, such as costs incurred in qualifying for the exemption from registration pursuant to Regulation A under the Securities Act with the SEC, including any post-qualification amendments or supplements to the initial Regulation A offering statement (collectively, the “Organizational Expenses”).

The Company is obligated to reimburse the Manager promptly for all Operational Expenses (defined below) advanced by the Manager. Notwithstanding the foregoing, the Manager is not entitled to reimbursement for Operational Expenses paid by the Manager if such Operational Expenses are or would have been, but for the provisions of the Management Agreement denying reimbursement, accrued by the Company under generally accepted accounting principles on or before March 31, 2020. “Operational Expenses” are all costs and expenses related to the Company’s operations, but excluding the Organizational Expenses, costs to develop Database IP and the Manager’s overhead and compensation related expenses, including compensation and expenses of the officers, directors, employees, auditors, attorneys and other agents of the Manager and fees and expenses for administrative, bookkeeping, clerical and related support services, office space and facilities, utilities, telephone and email of the Manager, all of which are the responsibility of the Manager.

For the year ended December 31, 2019 and quarter ended March 31, 2020, expenses covered by our Manager on our behalf were $200,833 and $95,665 respectively.

11. Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred income taxes reflect the temporary differences between assets and liabilities recognized for financial reporting purposes and amounts recognized for income tax reporting purposes, net operating loss carryforwards, and other tax credits measure by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.

The Company has evaluated the available evidence supporting the realization of its gross deferred tax assets including the amount and timing of future taxable income and has determined that it is more likely than not that the $73,000 and $32,000 deferred tax assets will not be fully realized and has established a valuation allowance against those assets as of December 31, 2020 and December 31, 2019 respectively.

At December 31, 2020, the Company has federal and state (California) net operating loss carryforwards of approximately $164,000 and $163,000, respectively, which are available to offset future taxable income. The federal carryforwards are carried forward indefinitely and the state carryforwards will begin to expire by December 31, 2039. In addition, net operating loss carryforwards may be limited in the event of changes in ownership as defined by Internal Revenue Code Section 382.

The Financial Accounting Standards Board provides guidance regarding how uncertain tax positions that have been taken or are expected to be taken on a company’s tax return should be recognized, measured, presented, and disclosed in the consolidated financial statements. The Company believes that it has not taken any significant uncertain tax positions. Generally, the tax returns and amount of taxable income of the Company are subject to examination by federal and state taxing authorities during the three and four-year period, respectively, prior to the period covered by the consolidated financial statements.

12. Master Agreement with Genetic Alliance

In January 2019, the Manager entered into a Master Agreement (the “GA Agreement”), with Genetic Alliance (“GA”), a 501(c)(3) non-profit organization, in order to provide an upgrade path for GA participants to manage their health data contained in GA’s Platform for Engaging Everyone Responsibly (“PEER”). PEER participants are invited to join the LunaDNA platform and be eligible to receive shares when contributing their Member Data to the Database, subject to local regulations or laws, such as those governing securities, data rights, or data privacy.

The initial term of the GA Agreement ends in June 2025. Thereafter, the agreement will be automatically renewed annually unless previously terminated for convenience or terminated for breach.

The communities started transitioning from PEER in the second quarter of 2020 and continued to transition their participants and recruit new participants to the LunaDNA platform. Any data previously shared by a participant in PEER remains bound to the permissions the participant defined in PEER and has not been/will not be transitioned to the Member accounts in the Database.

Certain expenses of hosting the PEER data became the responsibility of the Company after March 31, 2020 under the Management Agreement. These expenses were $18,165 for the nine months ended December 31, 2020. Subsequent to year end, PEER has been obsolesced and the Company is no longer accruing hosting expenses for it.

13. Agreement with pharmaceutical company

In December 2019, the Manager signed a master services agreement and statement of work with a pharmaceutical company to create a virtual patient community around a specific disease indication to establish a better understanding of the disease through longitudinal collection and analysis of self-reported, longitudinal health information DNA and electronic health record data. The formation of this community has the broader goal of inviting community members to enroll in a clinical trial. The agreement has an initial term of five years unless earlier terminated.

The Manager, with support from Genetic Alliance (see Note 12), has managed the program, developed a marketing & experience program, provided multilingual support, managed clinical lab and data integration, developed communications to assist with community formation and patient recruitment, enrolled patients in the Database for the study, managed patient requests and study updates, and established a private data analysis space where the study data can be stored and integrated with private data provided by the pharmaceutical company with the ability to perform queries and analysis. The agreement called for a minimum number of patients to be enrolled in the Database for the study and our Manager exceeded that minimum.

14. Subsequent Events

The Company has evaluated subsequent events through September 22, 2021, the date these financial statements were available to be issued.

As of September 21, 2021, the Company has issued an additional 39,431 shares, with a further 193,333 shares earned but not yet issued.

In May 2021, our Manager signed a new master service agreement with a pharmaceutical company to establish virtual patient communities, support data collection, and provide data analysis services for clinical studies and trials in various disease areas. The agreement will continue for an initial period of three years unless earlier terminated.

LunaDNA, LLC Financial Statements

Financial Statements as of June 30, 2021 (unaudited) and for the interim periods from January 1, 2021 through June 30, 2021 (unaudited) and from January 1, 2020 to June 30, 2020 (unaudited)

LunaDNA, LLC

Balance Sheets

June 30, 2021 (unaudited) and December 31, 2020

	June 30, 2021	December 31, 2020
Assets
Prepaid Expenses	$7,450	$1,890
Intangible Assets — Member Data	43,740	32,566
Total Assets	$51,190	$34,456
Liabilities and Members’ Capital
Liabilities
Accounts Payable and Accrued Expenses	$0	$26,565
Deferred Revenue	0	38,187
Due to Members	19,899	11,561
Due to Manager	181,435	85,458
Total Liabilities	$201,334	$161,771
Members’ Capital
Members’ Share Capital	(150,144)	(127,315)
Total Members’ Capital	(150,144)	(127,315)
Total Liabilities and Members’ Capital	$51,190	$34,456

The accompanying notes are an integral part of these financial statements.

LunaDNA, LLC

Statements of Operations

For the interim periods from January 1, 2021 through June 30, 2021 (unaudited) and from January 1, 2020 to June 30, 2020 (unaudited)

	Six months ended June 30, 2021	Six months ended June 30, 2020
Revenues
Service Revenue	$39,021	$—
Total Revenues	39,021	—
Expenses
General and Administrative	63,036	55,033
Total Expenses	63,036	55,033
Taxes	1,650	1,100
Net Loss	$(25,666)	$(56,133)

The accompanying notes are an integral part of these financial statements.

LunaDNA, LLC

Statements of Changes in Members’ Capital

For the period January 1, 2020 to December 31, 2020 and interim period January

1, 2021 to June 30, 2021 (unaudited)

Balance at December 31, 2019	$6,767
Contributions	14,238
Net Loss	(148,319)
Balance at December 31, 2020	(127,315)
Contributions	2,837
Net Loss	(25,666)
Balance at June 30, 2021	$(150,144)

The accompanying notes are an integral part of these financial statements.

LunaDNA, LLC

Statements of Cash Flows

For the interim periods from January 1, 2021 through June 30, 2021 (unaudited) and from January 1, 2020 to June 30, 2020 (unaudited)

	Six months ended June 30, 2021	Six months ended June 30, 2020
Cash Flows From Operating Activities
Net Loss	$(25,666)	$(56,133)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in Due to Manager	95,977	51,874
Change in Accounts Payable and Accrued Expenses	(26,565)	4,259
Change in Due to Members	8,337	1,952
Change in Prepaid Expenses	(5,560)	—
Deferred Revenue	(38,187)	0
Net Cash Provided by/(used in) Operating Activities	8,337	1,952
Net Cash Provided by/(used in) Investing Activities
Change in Member Data	(11,174)	(9,238)
Net Cash Provided by/(used in) Financing Activities
Members’ Share Capital	2,837	7,286
Net Increase (Decrease) in Cash and Cash Equivalents	0	—
Cash and Cash Equivalents, Beginning of Period	0	0
Cash and Cash Equivalents, End of Period	$0	$0
Supplemental disclosure of non-cash items:
Shares issued for member data	$2,837	$7,286
Shares to be issued for member data	$8,337	$1,952

The accompanying notes are an integral part of these financial statements.

LunaDNA, LLC

NOTES TO THE FINANCIAL STATEMENTS

As of June 30, 2021

1. Organization and Purpose

LunaDNA, LLC (the “Company”), a Delaware limited liability company, was formed on April 23, 2018. The Company was formed to build, operate, maintain, query and otherwise deal with databases comprised of member data that is licensed to the Company (collectively, the “Database”). The Company is building a human health database that is owned by a community comprised of its members which is referred to as the Database. The Database is comprised of self-contributed genomic, phenotypic, medical, health and related data satisfying our requirements, which is referred to as Member Data. The Company commenced principal operations on December 5, 2018.

The Company has entered into a management services agreement (the “Management Agreement”) with LunaPBC, Inc. (the “Manager”), a Delaware public benefit corporation, to provide business, operational and financial management services to the Company. The rights, duties and powers of the Manager are governed by the Management Agreement and Company operating agreement (“Operating Agreement”). The Manager, acting alone, has the power and authority to act for and bind the Company. The Management Agreement may not be terminated by the Company and can be terminated by the Manager with thirty days’ written notice.

2. Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business and began to generate revenues in the second half of 2020, however, expenses exceeded revenues and the Company had no cash or liquid assets at June 30, 2021.

The Company has no plans to raise capital to fund its operations, and it is therefore dependent on the Manager for all Organizational Expenses (defined in Note 10 – Expenses) and presently dependent on the Manager for all Operational Expenses (defined in Note 10 – Expenses). The Company is also dependent on the Manager for all costs associated with development, improvement and maintenance of the Database (“Development Expenses”). While the Manager intends to continue to fund the Company’s expenses for the next 12 months and beyond, the Manager has not committed to the Company to fund any particular amounts for any of these purposes and may not have the financial resources to do so. The Company’s dependence on the Manager for funding of these expenses, losses incurred and lack of funds raise substantial doubt about the Company’s ability to continue as a going concern.

The Manager’s ability to fund all of the Organizational Expenses and to fund Operational Expenses and Development Expenses through the time when the Company generates significant revenues from operations is dependent on the Manager’s existing cash resources and the ability of the Manager to obtain additional capital financing from investors sufficient to meet the needs of the Company and the Manager’s other operations. The Manager has funded its operations and the Company’s operations primarily by sales of equity and debt securities. The Manager plans to raise additional funds through sales of equity securities to the extent necessary to fund the Company’s operations through the time when the Company generates significant revenues, at which time revenues earned by the Company may be used to pay both Operational Expenses and the management fee to the Manager (which management fee may then fund further Development Expenses). However, there can be no assurance that the Manager will be successful in its fundraising efforts. If the Manager is not successful in its intended fundraising efforts, the Company will be required to delay various planned expenditures, which delays could adversely delay generation of revenues. Based on the uncertainties described above, the Company’s business plan does not alleviate the existence of substantial doubt about the Company’s ability to continue as a going concern.

3. Summary of Significant Accounting Policies

The following is a summary of significant accounting policies applied by the Company in preparation of its financial statements. The policies are in accordance with the accounting principles generally accepted in the United States of America (“GAAP”) and are presented in U.S. dollars.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition—The Company follows the provisions of the FASB’s ASC Topic 606, “Revenue from Contracts with Customers”. Under ASC Topic 606, there is a five-step process to revenue recognition as follows: 1) Identify the contract, 2) Identify the separate performance obligations, 3) Determine the total transaction price, 4) Allocate the transaction price to the performance obligations, and 5) Recognize revenues as the performance obligations are satisfied at a point in time or over time. For six month period ended June 30, 2021, all revenue was related to the agreement with the pharmaceutical company and is being recognized over time as the performance obligations are satisfied.

Income Taxes – The Company has elected to be taxed as a corporation and uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized. The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense. The Company may in the future become subject to federal, state, and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Impairment of Member Data – The Company is required to assess whether the value of its Member Data is impaired if events or changes in circumstances indicate that the carrying amount of the Member Data might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of Member Data, a significant change in the extent or manner in which the Member Data is used or a significant adverse change that would indicate that the carrying amount of the Member Data is not recoverable. No impairment indicators were noted as of or during six month periods ended June 30, 2021 and 2020.

Recent Accounting Pronouncements – Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying balance sheet. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4. Member Data

The Company established the value for the different types of Member Data, which was used to determine the number of shares issued in exchange for the contribution of such Member Data, based on the fair value as determined by an accepted standard. In using an accepted standard, the Company noted the absence of bona fide sales of similarly limited and revocable Member Data rights made within a reasonable time. The Company used three independent, market-based valuation methods to determine the fair value of Member Data received in exchange for the Company’s shares. The valuation of Member Data involved first estimating the fair value of Genotyping by DNA Genome-Wide Microarray or by Sequencing data, which is referred to as a GT file. Other genomic contributions were then valued in relation to the fair value of a GT file.

Each valuation method applied was based on observable, third-party market transaction data using either the market approach valuation technique or the income approach valuation technique. The market approach is a valuation technique that uses prices and other relevant information generated by market transactions involving identical or comparable (that is, similar) assets, liabilities, or a group of assets and liabilities, such as a business. The market approach bases the value measurement on what other similar unrelated enterprises or comparable transactions indicate the value to be. Specifically, investments by unrelated parties in comparable equity securities (or assets) of the subject enterprise or transactions in comparable equity securities (or assets) of comparable enterprises are evaluated. Financial and nonfinancial metrics may be used in conjunction with the market approach to estimate the fair value of the privately issued securities of the subject enterprise. The income approach uses valuation techniques that convert future amounts (for example, cash flows or income and expenses) to a single current amount (that is, discounted). The fair value measurement is estimated on the basis of the value indicated by current market expectations about those future amounts. The income approach obtains its conceptual support from its basic assumption that value emanates from expectations of future income and cash flows.

Two of the Company’s valuation methods were based off of the market approach and yielded values of $3.75 and $3.33 per GT file. The Company’s third valuation method was based off of the income approach and yielded a value of $3.35 per GT file. The Company took the arithmetic mean of the three methods to arrive at an estimated fair value of $3.48 for a GT file. The Company determined to issue 50 shares for each GT file, resulting in an estimate of the fair value of each share at $0.069, which was rounded to $0.07 per share. The Company established 50 shares per GT file to yield a baseline value per share (that is, $0.07) that enables it to value more precisely other Member Data types as a fraction or multiple of the value of the GT File.

5. Fair Value Measurements

The Company uses a three-tier fair value hierarchy to prioritize the inputs used in the Company’s fair value measurements. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

While the Company has valued the member data based on certain observable, third-party market transaction data (see Note 4), the Company has classified member data within Level 3 of the fair value hierarchy because each valuation method also utilizes significant unobservable inputs. For the two market approach methods, significant unobservable inputs include the average number of times a consumer would license his or her GT file, the percentage of information that a mid-price electronic health record (EHR) would contain when compared to the total information that the Company would be able to obtain from a highly engaged member, and the percentage of information a GT file of a member would represent compared to the total value of all contributions by that member. For the income approach method, significant unobservable inputs include the projected number of members, the number of studies/queries per member, the associated revenues for the first seven years after qualification, the estimated growth rate in earnings per member, the discount rate, and the long-term sustainable annual growth rate.

The following table provides a reconciliation of assets measured at fair value using significant unobservable inputs (Level 3) for the period ended June 30, 2021:

Level 3 Assets (Member Data) Measured at Fair Value	Level 3 Assets
Balance at January 1, 2021	$32,566
Additions to Member Data	$11,174

Balance at June 30, 2021	$43,740

6. Members’ Capital

Pursuant to the Operating Agreement, the Company is authorized to issue an unlimited amount of unit-denominated common limited liability company interests, which it refers to as shares. Pursuant to its offering circular, filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 252(g)(2) on December 4, 2018, the Company may issue up to 714,285,714 shares for an aggregate, maximum gross dollar offering of $50,000,000 in an offering (the “Offering”) qualified under Regulation A under the Securities Act of 1933, as amended (the “Securities Act”). The shares are not offered for cash but in exchange for genomic, phenotypic, medical, health and related data satisfying our requirements, which the Company refers to as Member Data. The aggregate offering price or aggregate sales for our shares is based on the fair value of Member Data as established by an accepted standard. At June 30, 2021, the Company has issued 340,590 shares at a fair value of $0.07 per share and 284,268 shares at a fair value of $0.07 per share have been earned but have not yet been issued.

The shares are non-transferable, except as may be required by law, and are not listed for trading on any exchange or automated quotation system. The members do not have any voting, consent or management rights relating to the management and operation of the Company, except to appoint a liquidator upon the dissolution of our Company if the Company does not have a Manager at that time.

A member may resign as a member for all purposes at any time by redeeming all of its shares. A member may, at any time and from time to time, elect to terminate the Company’s license to use the Member Data he or she contributed to the Company by written notice to the Company made in accordance with the then current Member Data policies, in which case the Shares issued in exchange for the Company’s original rights to such Member Data will be redeemed. A member will automatically cease to be a member for all purposes immediately upon such member ceasing to own of record any shares.

During the six months ended June 30, 2020, expenses covered by the Manager on our behalf and not reimbursable by the Company were $95,665.

Contributions

An individual may be admitted as a member and issued shares by contributing Member Data, as defined in the Operating Agreement, to the Company in accordance with the Company’s Member Data policies, subject to the Manager accepting such contribution. Members have no obligation to contribute funds to the capital of the Company or to make additional contributions. A member may, in such member’s discretion, make additional contributions of Member Data in return for additional shares from time to time in accordance with the Company’s Member Data policies, subject to the Manager accepting such contribution.

Distributions

The Manager intends for the Company to distribute (i) distributable cash from operations (but excluding proceeds from the sale of all or substantially all of the Company’s assets) for each annual period no less frequently than once per annum; provided that if the estimated distribution per share is not expected to exceed $0.02, as adjusted appropriately for any share dividend, share split, combination or other similar recapitalization with respect to the Company’s equity, the Manager may elect to not make a distribution in such annual period, and (ii) proceeds, if any, realized by or available to the Company (after deducting therefrom an amount for addition to a reserve for contingencies, working capital, and the payment of unreserved or unfunded Company obligations, such amounts to be established by the Manager in its discretion) from the sale of all or substantially all of the Company’s assets within thirty days following the receipt by the Company of such proceeds. Upon a member’s resignation or termination as a member or partial redemption of shares, the member will no longer be entitled to any further distributions with respect to the Shares redeemed, irrespective of whether distributable cash was available for distribution at or prior to such time.

7. Company Operating Agreement

The Manager was the sole initial member. The Manager automatically resigned as, and ceased to be, a member upon the admittance of another person as a member of the Company in December 2018. In the event the Company would otherwise have no member, the Manager will automatically be admitted as a member, but will again automatically resign upon the subsequent admission of another person as member of the Company as provided in the immediately preceding sentence. In its capacity as initial member, the Manager had no obligation to make any contribution to, or pay any liabilities of, the Company, and had no right or entitlement to any distributions from the Company.

8. Related Party Transactions

The Company conducts various transactions with the Manager, a related party, including but not limited to those specified in the Management Agreement (see Note 10). The Company and the Manager are under common control. The Company will follow the accounting and disclosure requirements under ASC 850-10-50 with regards to any related party transactions and relationships.

9. Shares Issuable to Members

At June 30, 2021, 284,268 shares have been earned but not yet issued. These shares have been recorded as a liability of $19,899 on the balance sheet.

10. Management Agreement

Management Fee

The Company is obligated to pay to the Manager a management fee (the “Management Fee”) calculated as the sum of (i) 50% of the Net Revenues (defined below) of the Company; plus (ii) the amount of all Non-Profit Revenue (defined below) of the Company.

“Net Revenues” means (i) all revenue (excluding Non-Profit Revenue) recognized by the Company from (a) discovery activities, including marketing research or study recruitment, that derive value from the content contained in the Database (all of which queries and activities based on the results derived therefrom must be consistent with the applicable Purchaser Consent and Privacy Policy for the affected Members), and (b) license fees, royalties and other revenue derived from intellectual property acquired through collaborations with third parties with respect to Member Data, less (ii) Operational Expenses. For this purpose, Operational Expenses do not include Organizational Expenses (as defined below), Operational Expenses borne by the Manager (See Note 10 – Expenses) or the Management Fee. See also Note 10 – Manager Operations Separate from the Company, concerning activities that the Manager may conduct that do not generate revenue for the Company and are therefore excluded from Net Revenues.

“Non-Profit Revenue” means all revenues recognized by the Company from transactions with corporations, trusts, unincorporated association, or other types of organizations (“Non-Profit Organizations”) that (i) are exempt from federal income tax under section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (ii) have applied in good faith for a determination of such exemption from the Internal Revenue Service, or (iii) would be eligible to be so exempt, in the reasonable opinion of the Manager, if operated in the United States. Examples of Non-Profit Organizations include disease foundations, research organizations, and organizations for the benefit of minority or economically disadvantaged groups. License fees, royalties and other revenues earned from Collaboration IP (as defined below) generated through collaboration with a Non-Profit Organization are not Non-Profit Revenue and will be included in Net Revenues, even if such license fees, royalties and other revenues are paid by Non-Profit Organizations.

The Manager will determine the Management Fee with respect to Net Revenues and Non-Profit Revenue for each fiscal quarter. The Management Fee is payable within ten (10) days following the closing of the Company’s books for each quarter, to the extent of available cash in the Company. To the extent sufficient cash is not available at a payment date, the unpaid portion of the Management Fee will accrue and be paid promptly following the Company’s receipt of cash sufficient to pay the amount in arrears.

Manager Operations Separate from the Company

The Company will earn revenues from data discovery activities that derive value from the content contained in the Database, such as (i) providing to third parties including but not limited to pharmaceutical and biotechnology discovery companies (collectively, “Customers”), access to the Database for population-level research, and (ii) making available to Customers, directly or through the Manager, contact information for Members who have elected to allow the sharing of such contact information. The Management Agreement indicates that certain activities are not data discovery activities and permits the Manager in its sole discretion to choose to conduct such activities for its own or for its affiliate’s account or for Customers without accounting to the Company for the revenues derived from such activities. Excluded activities are:

•	Communication and member engagement services provided to Customers following a data discovery activity that identifies or provides contact information of members;

•	assisting Customers in collecting longitudinal data of identified members that is at the time of initial collection outside the Database;

•	the offer or sale of value added goods and services to members, whether by the Manager, an affiliate of the Manager or a third party offering goods or services that may be of interest to members;

•	professional services such as scientific consultation or project management; and

•	any and all other activities of the Manager that do not derive direct value from the content of the Database.

Database Development and Intellectual Property License

Pursuant to the Management Agreement, the Manager develops and improves the Database at the Manager’s sole expense. The Manager will own all intellectual property, including U.S. and foreign patents and trade secrets, conceived or discovered by the Manager, solely or jointly, related to the Database (collectively, “Database IP”). Database IP does not include intellectual property rights the Company acquires from collaborations with third parties that obtain access to the Database (“Collaboration IP”), which Collaboration IP will be owned by the Company.

The Company enjoys a non-exclusive license for the Database IP, which license will continue in perpetuity in the event of termination of the Management Agreement, the Manager ceasing to serve as manager of the Company or the dissolution of the Manager.

Other Intellectual Property

The Manager owns certain trademarks, trade dress, logos, internet domain names, websites and associated software and social media accounts created for the Company. The Company has an exclusive license to all such properties but the Manager has reserved a non-exclusive right to use such properties in connection with its operations that are separate from those of the Company.

Expenses

The Manager is responsible for, and not entitled to reimbursement for, all fees, costs or expenses incurred by it on behalf of the Company in connection with organizing and managing the Company and in connection with the initial offer and sale of the Shares, including printing, travel, filing fees, marketing expenses, legal and accounting fees, and similar fees incurred in connection with the investigation, evaluation, registration, qualification, issuance and sale thereof, such as costs incurred in qualifying for the exemption from registration pursuant to Regulation A under the Securities Act with the SEC, including any post-qualification amendments or supplements to the initial Regulation A offering statement (collectively, the “Organizational Expenses”).

The Company is obligated to reimburse the Manager promptly for all Operational Expenses (defined below) advanced by the Manager. Notwithstanding the foregoing, the Manager is not entitled to reimbursement for Operational Expenses paid by the Manager if such Operational Expenses are or would have been, but for the provisions of the Management Agreement denying reimbursement, accrued by the Company under generally accepted accounting principles on or before March 31, 2020. “Operational Expenses” are all costs and expenses related to the Company’s operations, but excluding the Organizational Expenses, costs to develop Database IP and the Manager’s overhead and compensation related expenses, including compensation and expenses of the officers, directors, employees, auditors, attorneys and other agents of the Manager and fees and expenses for administrative, bookkeeping, clerical and related support services, office space and facilities, utilities, telephone and email of the Manager, all of which are the responsibility of the Manager.

For the six months ended June 30, 2021 and 2020, expenses funded by the Manager on our behalf were $95,977 and $51,874 with the 2020 period covering only the period following March 31, 2020 when the Manager became entitled to reimbursement. As of June 30, 2021, total reimbursable expenses covered by the Manager since April 1, 2020 are $181,435 and are recorded as a liability.

11. Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred income taxes reflect the temporary differences between assets and liabilities recognized for financial reporting purposes and amounts recognized for income tax reporting purposes, net operating loss carryforwards, and other tax credits measure by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.

The Company has evaluated the available evidence supporting the realization of its gross deferred tax assets including the amount and timing of future taxable income and has determined that it is more likely than not that the $59,382. deferred tax assets at June 30, 2021 will not be fully realized and has established a full valuation allowance against those assets as of June 30, 2021.

At June 30, 2021, the Company has federal and state (California) net operating loss carryforwards of approximately $192,908 and $192,108 , respectively, which are available to offset future taxable income. The federal carryforwards are carried forward indefinitely and the state carryforwards will begin to expire by December 31, 2039. In addition, net operating loss carryforwards may be limited in the event of changes in ownership as defined by Internal Revenue Code Section 382.

The Financial Accounting Standards Board provides guidance regarding how uncertain tax positions that have been taken or are expected to be taken on a company’s tax return should be recognized, measured, presented, and disclosed in the consolidated financial statements. The Company believes that it has not taken any significant uncertain tax positions. Generally, the tax returns and amount of taxable income of the Company are subject to examination by federal and state taxing authorities during the three and four-year period, respectively, prior to the period covered by the consolidated financial statements.

12. Master Agreement with Genetic Alliance

In January 2019, the Manager entered into a Master Agreement (the “GA Agreement”), with Genetic Alliance (“GA”), a 501(c)(3) organization, in order to provide an upgrade path for GA participants to manage their health data contained in GA’s Platform for Engaging Everyone Responsibly (“PEER”). PEER participants are invited to join the LunaDNA platform and be eligible to receive shares when contributing their Member Data to the Database, subject to local regulations or laws, such as those governing securities, data rights, or data privacy.

The initial term of the GA Agreement ends in June 2025. Thereafter, the agreement will be automatically renewed annually unless previously terminated for convenience or terminated for breach.

The communities started transitioning from PEER in the second quarter of 2020 and continued to transition their participants and recruit new participants to the LunaDNA platform. Any data previously shared by a participant in PEER remains bound to the permissions the participant defined in PEER and has not been/will not be transitioned to the member accounts in the Database.

Certain expenses of hosting the PEER data became the responsibility of the Company after March 31, 2020 under the Management Agreement. These expenses were $50,023 for the six months ended June 30, 2020. PEER subsequently has been obsolesced and the Company accrued no hosting expenses for it in 2021.

13. Agreement with pharmaceutical company

In December 2019, the Manager signed a master services agreement and statement of work with a pharmaceutical company to create a virtual patient community around a specific disease indication to establish a better understanding of the disease through longitudinal collection and analysis of self-reported, longitudinal health information, DNA and electronic health record data. The formation of this community has the broader goal of inviting community members to enroll in a clinical trial. The agreement has an initial term of five years unless earlier terminated.

The Manager, with support from Genetic Alliance (see Note 12), has managed the program, developed a marketing & experience program, provided multilingual support, managed clinical lab and data integration, developed communications to assist with community formation and patient recruitment, enrolled patients in the Database for the study, managed patient requests and study updates, and established a private data analysis space where the study data can be stored and integrated with private data provided by the pharmaceutical company with the ability to perform queries and analysis. The agreement called for a minimum number of patients to be enrolled in the Database for the study and the Manager exceeded that minimum.

14. Subsequent Events

The Company has evaluated subsequent events through October 15, 2021, the date these financial statements were first available to be issued. At that date, there were no reportable subsequent events.

PART III

Index to Exhibits

Number	Exhibit

2a	Certificate of Formation of the Company, filed April 23, 2018 (incorporated by reference to Exhibit 2(a) to the Company’s Form 1-A filed on October 5, 2018)

2b	Certificate of Amendment to the Certificate of Formation of the Company, filed September 25, 2018 (incorporated by reference to Exhibit 2(b) to the Company’s Form 1-A filed on November 5, 2018)

2c	Amended and Restated Limited Liability Company Operating Agreement of LunaDNA, LLC, last amended November 23, 2020 (incorporated by reference to Exhibit 2(c) to the Company’s Form 1-A POS filed on November 24, 2020)

4a	Form of Subscription Agreement, including form of LunaDNA Consent and form of Privacy Policy (incorporated by reference to Exhibit 4(a) to the Company’s Form 1-SA filed on September 30, 2020)

6a	Amended and Restated Management Agreement, dated as of April 23, 2018, by and between LunaPBC, Inc. and the Company (incorporated by reference to Exhibit 6(a) to the Company’s Form 1-K filed on April 30, 2019)

11a*	Consent of Mayer Hoffman McCann P.C.

12a**	Opinion of Sheppard, Mullin Richter and Hampton LLP

*	Filed herewith.
**	To be filed by amendment.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 2, 2021.

LunaDNA, LLC

By:	LunaPBC, Inc.
Its Manager

By:	/s/ Joe Beery
Joe Beery Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joe Beery Joe Beery	Chief Executive Officer and Director of LunaPBC, Inc. (Principal Executive Officer and Principal Financial and Accounting Officer)	December 2, 2021

/s/ Robert Kain Robert Kain	Chairman of the Board of LunaPBC, Inc.	December 2, 2021